Exhibit 10.62

Execution Version

FOURTH AMENDMENT TO CREDIT AGREEMENT

FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Fourth Amendment”), dated as of November 29, 2023, by and among Genco Shipping & Trading Limited, a company incorporated under the laws of the Republic of the Marshall Islands (the “Borrower”), the Subsidiary Guarantors party hereto, the Lenders party hereto and Nordea Bank Abp, New York Branch (“Nordea”), as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent and Security Trustee (in such capacities, the “Collateral Agent”), each of the Persons party hereto as a 2023 Converting  Lender (as defined below), each of the Persons party hereto as a 2023 Extending Revolving Lender (as defined below), and each 2023 New Revolving Lender. Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Amended Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent and the Lenders party thereto are party to that certain Credit Agreement, dated as of August 3, 2021 (as amended by that certain First Amendment to Credit Agreement dated as of November 8, 2022, that certain Second Amendment to Credit Agreement, dated May 30, 2023, that certain Third Amendment to Credit Agreement, dated October 16, 2023 and as further amended, restated, amended and restated, supplemented and/or otherwise modified from time to time and in effect prior to the Fourth Amendment Effective Date, the “Existing Credit Agreement”).

WHEREAS, in accordance with the provisions of Section 11.02 of the Existing Credit Agreement, the Borrower wishes to amend the Existing Credit Agreement to (i) extend the scheduled maturity date of the Revolving Commitments (as defined in the Existing Credit Agreement) and the related Revolving Credit Exposure under the Revolving Facility (in each case as defined in the Existing Credit Agreement), (ii) convert all outstanding Initial Term Loans (as defined in the Existing Credit Agreement) under the Existing Credit Agreement to new Revolving Loans and increase the Revolving Commitments under the Amended Credit Agreement in the amount of such Term Loans, (iii) incur additional Revolving Commitments in an aggregate principal amount of $156,480,000.00 and (iv) make certain other amendments to the Existing Credit Agreement, in each case, as more fully provided herein and in the Amended Credit Agreement;

WHEREAS, each 2023 Extending Revolving Lender wishes to amend the Existing Credit Agreement to extend the maturity of the Revolving Commitments thereunder (and the related Revolving Credit Exposure under the Revolving Facility, in each case as defined in the Existing Credit Agreement) held by each such Lender as set forth herein, in each case, on the terms and subject to the conditions set forth herein and in the Amended Credit Agreement (such extended Revolving Commitments, the “2023 Revolving Commitments”);

WHEREAS, each 2023 Converting Lender wishes to amend the Existing Credit Agreement to provide for the conversion of all outstanding Existing Term Loans held by it into

2023 Converted Revolving Commitments as set forth herein, in each case, on the terms and subject to the conditions set forth herein and in the Amended Credit Agreement, which 2023 Converted Revolving Commitments will form the same Class of Commitments as the 2023 Revolving Commitments;

WHEREAS, the New 2023 Revolving Lenders wish to provide additional 2023 Revolving Commitments in an aggregate principal amount of $156,480,000.00 on the terms and subject to the conditions set forth herein and in the Amended Credit Agreement; and

WHEREAS, Required Lenders (determined immediately prior to the Fourth Amendment Effective Date) wish to amend certain other provisions of the Existing Credit Agreement, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

SECTION 1.     2023        Revolving Commitments.

(a)     (i) Subject solely to the satisfaction of the conditions set forth in Section 3 hereof, each Lender with a Revolving Commitment under the Existing Credit Agreement that has executed this Fourth Amendment as a “2023 Extending Revolving Lender” (each, a “2023 Extending Revolving Lender”) agrees to provide a 2023 Revolving Commitment to the Borrower in a principal amount equal to the commitment amount opposite such 2023 Extending Revolving Lender’s name on Schedule I hereto under the caption “2023 Revolving Commitments” (as to any such 2023 Extending Revolving Lender, its “2023 Revolving Commitment”) on the Fourth Amendment Effective Date. Each 2023 Extending Revolving Lender shall make Revolving Loans (each, a “2023 Extended Revolving Loan”) to the Borrower pursuant to its 2023 Revolving Commitment and in accordance with Section 2.02(b) of the Amended Credit Agreement and the other applicable terms and conditions of the Amended Credit Agreement.

(ii)     On the Fourth Amendment Effective Date, (1) the Revolving Commitment of each 2023 Extending Revolving Lender (as in effect immediately prior to the Fourth Amendment Effective Date) shall be converted into (and thereafter constitute) a 2023 Revolving Commitment for all purposes of the Amended Credit Agreement and the other Loan Documents (in each case, as amended hereby), (2) Annex I of the Existing Credit Agreement shall be amended to reflect the 2023 Revolving Commitments as set forth in Schedule I hereto (including the amount  of the converted Existing Term Loans which were converted into 2023 Converted Revolving Commitments) and (3) (x) the 2023 Extending Revolving Lenders shall constitute “Revolving Lenders” and “Lenders,” (y) the 2023 Extended Revolving Commitment of each 2023 Extending Revolving Lender shall constitute a “Revolving Commitment” and a “Commitment” and (z) the 2023 Extended Revolving Loans shall constitute “Revolving Loans” and “Loans,” in each case for all purposes of the Amended Credit Agreement and the other Loan Documents (as modified hereby).

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(iii)     Each Borrowing of Revolving Loans outstanding on the Fourth Amendment Effective Date shall remain outstanding with no change in any Interest Period applicable thereto, which Interest Period shall continue in effect until such Interest Period expires and a new Interest Period is selected in accordance with the provisions of Section 2.06 of the Amended Credit Agreement (it being acknowledged, for avoidance of doubt, that the Applicable Margin as defined in the Amended Credit Agreement shall be effective with respect to the Revolving Loans from and after the Fourth Amendment Effective Date).

(b)     (i) Subject solely to the satisfaction of the conditions set forth in Section 3, each Lender (each, an “Existing Term Loan Lender”) holding a Term Loan outstanding under the Existing Credit Agreement (each such Loan, an “Existing Term Loan”) hereby severally agrees, from and after the Fourth Amendment Effective Date, to make 2023 Extended Revolving Loans in an aggregate principal amount equal to its then outstanding Existing Term Loans as follows: (1) upon such Existing Term Loan Lender’s execution of this Fourth Amendment as a “2023 Converting Revolving Lender” (each, a “2023 Converting Lender”), the Existing Term Loans held by such 2023 Converting Lender immediately prior to the effectiveness of this Fourth Amendment shall automatically be converted Revolving Loans (the “Converted 2023 Replacement Revolving Loans”) and each Existing Term Loan Lender shall be deemed to have incurred a 2023 Revolving Commitment in an aggregate principal amount equal to such 2023 Converting Lender’s Existing Term Loan amount immediately prior to the effectiveness of this Fourth Amendment.

(ii)     As of the Fourth Amendment Effective Date, (1) the Existing Term Loans of each 2023 Converting Lender (as in effect immediately prior to the Fourth Amendment Effective Date) shall be converted into (and thereafter constitute) 2023 Extended Revolving Loans for all purposes of the Amended Credit Agreement and the other Loan Documents (in each case, as amended hereby), (2) each 2023 Converting Lender shall be deemed to have incurred 2023 Revolving Commitments in an amount equal to its Existing Term Loans as so converted into 2023 Extended Revolving Loans , (3) Annex I of the Existing Credit Agreement shall be amended to reflect the 2023 Revolving Commitments of each 2023 Converting Lender as set forth in Schedule I hereto and (4) (x) the 2023 Converting Lenders shall constitute “Revolving Lenders” and “Lenders,” (y) the 2023 Revolving Commitment of each 2023 Converting Lender shall constitute a “Revolving Commitment” and a “Commitment” and (z) the Converted 2023 Replacement Revolving Loans shall constitute “2023 Extended Revolving Loans,” “Revolving Loans” and “Loans,” in each case for all purposes of the Amended Credit Agreement and the other Loan Documents (as modified hereby).

(iii)     Each Interest Period applicable to the Existing Term Loans outstanding on the Fourth Amendment Effective Date shall be deemed to be the Interest Period applicable to the Borrowing of Converted 2023 Replacement Revolving Loans incurred via the conversion set forth in paragraph (b) of this Fourth Amendment on the Fourth Amendment Effective Date, which Interest Period shall continue in effect until such Interest Period expires and a new Interest Period is selected in accordance with the provisions of Section 2.06 of the Amended Credit Agreement.

(iv)     For the avoidance of doubt, the Converted 2023 Replacement Revolving Loans shall be on terms identical to the 2023 Extended Revolving Loans (including,

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without limitation, as to Guarantors, Collateral (and ranking) and payment priority), other than with respect to existing Interest Periods which are outstanding with respect thereto as set forth in Section 1(b)(iii) above.

(c)     Each Person party to this Fourth Amendment as New 2023 Revolving Lender (the “New 2023 Revolving Lenders”) severally agrees on the Fourth Amendment Effective Date to make available to the Borrower on and after the Fourth Amendment Effective Date, 2023 Revolving Commitments in an aggregate principal amount set forth in Schedule I hereto opposite such New 2023 Revolving Lender’s name.

(d)     The 2023 Revolving Commitments of the New 2023 Revolving Lenders shall be allocated ratably with the 2023 Revolving Commitments of each 2023 Extended Revolving Lender and each 2023 Converting Lender, such that any 2023 Extended Revolving Loans shall be made ratably among all Lenders with a 2023 Extended Revolving Commitment and the New 2023 Revolving Lenders shall fund their ratable portion of such 2023 Extended Revolving Loans on the Fourth Amendment Effective Date to each other Lender to effect such ratable holdings. Each New 2023 Revolving Lender shall be a “Revolving Lender” and a “Lender” under the Amended Credit Agreement.

SECTION 2.    Amendments to Credit Agreement. Effective as of the Fourth Amendment Effective Date, (a) the Existing Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Exhibit A hereto, (b) Schedules 1.01(a), 1.01(b), 1.01(c), 1.01(d), 1.01(e), 1.01(f), 2.09, 3.07(a), 3.07(c), 5.14 and 5.15 to the Existing Credit Agreement shall be amended and restated in the form of such Schedules to the Amended Credit Agreement, as set forth in Exhibit B hereto, (c) Exhibit A to the Existing Credit Agreement shall be amended and restated in the form of Exhibit A to the Amended Credit Agreement as set forth in Exhibit C hereto, (d) Exhibit B to the Existing Credit Agreement shall be amended and restated in the form of Exhibit B to the Amended Credit Agreement as set forth in Exhibit D hereto, (e) Exhibit C to the Existing Credit Agreement shall be amended and restated in the form of Exhibit C to the Amended Credit Agreement as set forth in Exhibit E hereto, (f) Exhibit E to the Existing Credit Agreement shall be amended and restated in the form of Exhibit E to the Amended Credit Agreement as set forth in Exhibit F hereto, and (g) Exhibit F-1 to the Existing Credit Agreement shall be amended by deleting such Exhibit in its entirety and replacing it with the text “[Reserved]”. As used herein, “Amended Credit Agreement” means the Existing Credit Agreement as amended by this Fourth Amendment.

SECTION 3.     Conditions of Effectiveness of this Fourth Amendment.  This Fourth Amendment shall become effective on the date when the following conditions shall have been satisfied or waived (such date, the “Fourth Amendment Effective Date”):

(a)     Amendment. This Fourth Amendment shall have been executed and delivered by the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent, each 2023 Extended Lender, each 2023 Converting Lender, and each New 2023 Revolving Lender (which, for the avoidance of doubt, shall constitute Required Lenders under the Existing Credit Agreement) and acknowledged by each Security Provider.

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(b)     Notes. If applicable, the Borrower shall have delivered to the Administrative Agent for the account of each Lender that has requested the same, a Note executed in accordance with Section 2.04 of the Amended Credit Agreement.

(c)     Corporate Documents. The Administrative Agent shall have received

(i)     a certificate of the secretary or assistant secretary of each Loan Party (other than Genco Provence Limited) and Security Provider (other than Genco Shipping Pte. Ltd.) dated the Fourth Amendment Effective Date, with appropriate insertions, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party and Security Provider certified (to the extent applicable) as of a recent date by the Secretary of State (or similar authority) of the state of its incorporation or organization, as the case may be (or, in lieu thereof, a certification that the Organizational Documents attached to the certificates delivered to the Administrative Agent by such Loan Party in connection with the Closing Date pursuant to Section 4.01(b) of the Existing Credit Agreement remain in full force and effect on the Fourth Amendment Effective Date without modification or amendment since the Closing Date), (B) true and complete copies of customary powers of attorney (if any), resolutions duly adopted by the Board of Directors of such Loan Party and Security Provider authorizing the execution, delivery and performance of this Fourth Amendment or any other Loan Document or any other document delivered in connection herewith to which such Person is a party and, in the case of the Borrower, the making of the Credit Extensions hereunder and under the Amended Credit Agreement, and that such powers of attorney and/or resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing this Fourth Amendment or any other Loan Document or any other document delivered in connection herewith and the other Loan Documents on behalf of such Loan Party and Security Provider (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (c)); and

(ii)     a certificate as to the good standing of each Loan Party (other than Genco Provence Limited) and Security Provider (other than Genco Shipping Pte. Ltd.) (in so-called “long-form” if available) as of a recent date and a “bring down” good standing certificate of each Loan Party and Security Provider as of the Fourth Amendment Effective Date (or, in each case, local equivalent thereof), in each case, from such Secretary of State (or similar authority).

(d)     Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate of the Borrower, dated the Fourth Amendment Effective Date, confirming compliance with the conditions precedent set forth in this Section 3.

(e)     Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents and the Lenders favorable written opinions from:

(i)     special New York counsel to the Loan Parties (which shall be Kramer Levin Naftalis & Frankel LLP or another New York law firm reasonably acceptable to the

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Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Fourth Amendment Effective Date;

(ii)     special Republic of the Marshall Islands counsel to each of the Loan Parties (which shall be Reeder & Simpson, P.C. or another law firm qualified to render an opinion as to the Republic of the Marshall Islands law reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Fourth Amendment Effective Date,

(iii)     special Liberian counsel to each of the Loan Parties whose Collateral Vessels are flagged in Liberia (which shall be Poles, Tublin, Stratakis & Gonzalez LLP or another law firm qualified to render an opinion as to Liberian law reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Fourth Amendment Effective Date,

(iv)     special Danish counsel to Genco Shipping A/S (which shall be Gorrissen Federspiel Advokatpartnerselskab or another law firm qualified to render an opinion as to Danish law reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Fourth Amendment Effective Date, in each case, dated the Fourth Amendment Effective Date, (ii) addressed to the Administrative Agent, the Collateral Agent and the Lenders (and allowing for reliance by their permitted successors and assigns on customary terms) and (iii) covering such matters relating to this Fourth Amendment, the other Loan Documents delivered in connection herewith and the Transactions as the Administrative Agent shall reasonably request.

(f)     Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit I (appropriately completed), dated the Fourth Amendment Effective Date and signed by the Financial Officer of the Borrower, certifying that the Borrower and its Subsidiaries, on a Consolidated basis after giving effect to the transactions set out in this Fourth Amendment are Solvent.

(g)     Amendment Fees. The Agents and the Lenders shall have received all the  fees set forth in the Fourth Amendment Fee Letter.

(h)     Fees. The Administrative Agent shall have received all other amounts due and payable under this Fourth Amendment, the Amended Credit Agreement or any other Loan Document delivered in connection herewith or therewith on or prior to the Fourth Amendment Effective Date, including all Fees and all reasonable and documented costs, expenses (including legal fees and expenses of White & Case LLP and other counsel to the Agents and recording taxes and fees), in each case, to the extent reasonably invoiced at least two (2) Business Days prior to the Fourth Amendment Effective Date.

(i)     Amendments to Collateral Vessel Mortgages. The Administrative Agent shall have received (x) a duly executed and delivered amendment to each Collateral Vessel Mortgage, in form and substance reasonably satisfactory to the Administrative Agent (each a “Collateral Vessel Mortgage Amendment”), for all Collateral Vessels flagged in the Republic of

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the Marshall Islands or the Republic of Liberia, as applicable, listed on Schedule 1.01(a) of the Amended Credit Agreement (which, for the avoidance of doubt shall not include any New Collateral Vessels), (y) a memorandum of particulars in relation to each of the Collateral Vessel Mortgage Amendments (to the extent required by the Republic of the Marshall Islands or the Republic of Liberia) in form and substance satisfactory to the Administrative Agent and (z) copies of current transcripts of registry or certificates of ownership and encumbrance, as applicable, for each Collateral Vessel listed on Schedule 1.01(a) of the Amended Credit Agreement.

(j)     New Collateral Vessels. On or prior to the Fourth Amendment Effective Date, the Vessels set forth on Exhibit G hereto (each a “New Collateral Vessel”) shall be owned by Subsidiary Guarantor and the following conditions shall have been satisfied with respect to each Subsidiary of the Borrower which owns such New Collateral Vessel (each, a “New Subsidiary Guarantor”) and each New Collateral Vessel:

(i)     The Collateral Agent shall have received an amendment or supplement to the Pledge Agreement in form and substance satisfactory to the Collateral Agent duly executed and delivered by the Borrower, each Subsidiary of the Borrower which owns a New Collateral Vessel (each, a “New Subsidiary Guarantor”) and each other applicable Subsidiary Guarantor pursuant to which the Pledge Agreement Collateral with respect to each New Subsidiary Guarantor and New Collateral Vessel shall have been pledged or granted:

(ii)     all certificates, agreements or instruments necessary to perfect the Collateral Agent’s security interest in the Pledge Agreement Collateral shall have been delivered to the Collateral Agent;

(iii)     UCC financing statements in appropriate form for filing under the UCC in each U.S. jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Administrative Agent, desirable to perfect the First Priority Liens in all Collateral created, or purported to be created, by the Security Documents with respect to the New Subsidiary Guarantors and New Collateral Vessels shall have been ; and

(iv)     copies, each as of a recent date, of (x) the UCC searches required by the Administrative Agent, (y) tax and judgment lien searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Loan Party as debtor and that are filed in the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and (z) such other searches that the Administrative Agent deems reasonably necessary or appropriate.

(k)     Insurance. (i) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 of the Amended Credit Agreement and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) (or comparable language customary in the overseas insurance market) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured (or comparable language customary in the overseas insurance market), in form and substance reasonably satisfactory to the Administrative Agent, (ii) the Administrative Agent

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shall be satisfied that the Insurance Deliverables Requirement shall have been satisfied with respect to each Collateral Vessel, including each New Collateral Vessel and (iii) the Administrative Agent shall have received a report, addressed to and in form and scope reasonably acceptable to the Administrative Agent, from a firm of marine insurance brokers reasonably acceptable to the Administrative Agent (including Howden), confirming the particulars and placement of the marine insurances covering the Collateral Vessels and their compliance with the provisions hereunder, the endorsement of loss payable clauses and notices of assignment on the policies, and containing such other confirmations and undertakings as are customary in the New York market.

(l)     Bank Regulatory Documentation. To the extent reasonably requested at least 5 Business Days prior to the Fourth Amendment Effective Date, the Borrower shall use its best efforts to procure that the Administrative Agent and the Lenders shall have received at least three Business Days prior to the Fourth Amendment Effective Date, all necessary and customary documentation and other information required by bank regulatory authorities, including a Beneficial Ownership Certification in relation to the Borrower, under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Patriot Act and the Beneficial Ownership Regulation.

(m)     Maritime Registry Searches; Maritime Insurance; Etc. Subject to Schedule 5.15 of the Amended Credit Agreement, the Administrative Agent shall have received with respect to each New Collateral Vessel:

(i)     certified copies of all technical management agreements and commercial management agreements, if any, and all pooling agreements and charter contracts having a remaining term in excess of 6 months, in each case, only to the extent not prohibited from disclosing such agreements with third parties by the terms thereunder to the extent such prohibition exists as of the Fourth Amendment Effective (and is not incurred in anticipation thereof);

(ii)     a confirmation of class certificate issued by an Acceptable Classification Society showing such New Collateral Vessel to be free of overdue recommendations, issued not more than 10 days prior to the Fourth Amendment Effective Date, and copies of all ISM Code and ISPS Code documentation for such New Collateral Vessel and its owner or manager, as appropriate, which shall be valid and unexpired; and

(iii)     a certificate of ownership and encumbrance confirming registration of such New Collateral Vessel under the law and flag of the applicable Acceptable Flag Jurisdiction, the record owner of the New Collateral Vessel, the recording of a Collateral Vessel Mortgage on such New Collateral Vessel in accordance with the law and flag of the applicable Acceptable Flag Jurisdiction, and all Liens of record (which shall be only Permitted Liens or Liens to be discharged on or prior to the Fourth Amendment Effective Date), such certificate to be issued not earlier than 30 days prior to the Fourth Amendment Effective Date, and reasonably satisfactory to the Administrative Agent.

(n)     Appointment of Process Agent. The Administrative Agent shall have received a duly executed letter evidencing the acceptance by the Process Agent of its appointment

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as agent for the service of process for each Loan Party and Security Provider, which acceptance shall be in form and substance reasonably satisfactory to the Administrative Agent.

(o)     Appraisals. The Administrative Agent shall have received a recent Vessel Appraisal of each Collateral Vessel prepared by two Approved Brokers selected by the Borrower in form, scope and methodology reasonably acceptable to the Collateral Agent, addressed to the Collateral Agent and upon which the Administrative Agent, the Collateral Agent and the Lenders are expressly permitted to rely; provided that the Administrative Agent shall have received the Vessel Appraisals no more than 60 days prior to the Fourth Amendment Effective Date.

(p)     Vessel Collateral Requirements. Subject to Schedule 5.15 of the Amended Credit Agreement, on or prior to Fourth Amendment Effective Date, the Vessel Collateral Requirements with respect to each Loan Party in relation to a New Collateral Vessel and with respect to each New Collateral Vessel shall be satisfied or the Lenders shall have waived such requirements and/or conditioned such waiver on the satisfaction of such requirements within a specific period of time, it being understood that all Lenders will be required for a waiver of such requirements.

(q)     No Default. On the Fourth Amendment Effective Date, both before and after giving effect to the 2023 Revolving Commitments incurred on such date, no Default or Event of Default shall have occurred and be continuing.

(r)     Representations and Warranties.  Each of the representations and warranties made by any Loan Party and/or Security Provider set forth in Article III or in any other Loan Document shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of the Fourth Amendment Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).

(s)     Collateral Maintenance Tests. On the Fourth Amendment Effective Date and immediately after giving effect to the Loans incurred on such date, the Borrower shall be in compliance with Sections 6.10(d), based on the most recent applicable Vessel Appraisal Value.

(t)     LTV Ratio. On and as of the Fourth Amendment Effective Date, the LTV Ratio is equal to or less than 0.525:1.00.

SECTION 4.    Representations and Warranties.  In order to induce the Lenders to enter into this Fourth Amendment and to amend the Existing Credit Agreement in the manner provided herein, each Loan Party hereby represents and warrants that:

(a)     the representations and warranties made by any Loan Party and/or Security Provider set forth in Article III or in any other Loan Document shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of the Fourth Amendment Effective Date with the same effect as though made on and as of such date, except to the extent such

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representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date);

(b)     both before and immediately upon giving effect to this Fourth Amendment, no Default or Event of Default shall have occurred and be continuing; and

(c)     this Fourth Amendment has been duly authorized, executed and delivered by each Loan Party party hereto and each of this Fourth Amendment and the Amended Credit Agreement and each other Loan Document delivered hereunder, constitutes a legal, valid and binding obligation, enforceable against each Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 5.     Costs and Expenses.  The Borrower hereby reconfirms its obligations pursuant to, and subject to the limitations set forth in, Section 11.03(i) of the Amended Credit Agreement to pay or reimburse the Administrative Agent and the Collateral Agent for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, all legal fees of White & Case LLP as counsel to the Administrative Agent and Collateral Agent and any local counsel in any relevant jurisdiction) incurred in connection with the preparation, negotiation, execution and delivery of this Fourth Amendment and all other documents and instruments delivered in connection herewith.

SECTION 6.     Effect on the Credit Agreement and the Loan Documents.

(a)     The Existing Credit Agreement and each of the other Loan Documents (in each case, as amended hereby) are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure and the liens and security interests created and granted thereunder shall continue to be valid and continuing, and the Guarantors do and shall continue to guarantee, the payment of all Guaranteed Obligations (as amended hereby).

(b)     The execution, delivery and effectiveness of this Fourth Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(c)     (i) Each Loan Party acknowledges and agrees that, on and after the Fourth Amendment Effective Date, this Fourth Amendment shall constitute a Loan Document for all purposes of the Amended Credit Agreement and the other Loan Documents and (ii) each Loan Party hereby (A) agrees that all Obligations shall be guaranteed pursuant to the Guarantees in accordance with the terms and provisions thereof and shall be secured pursuant to the Security Documents in accordance with the terms and provisions thereof, and that, notwithstanding the effectiveness of this Fourth Amendment, on and after the Fourth Amendment Effective Date, the

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Guarantees and the Liens created pursuant to the Security Documents for the benefit of the Secured Parties continue to be in full force and effect on a continuous basis and (B) affirms, acknowledges and confirms all of its obligations and liabilities under the Amended Credit Agreement and each other Loan Document to which it is a party, after giving effect to this Fourth Amendment, all as provided in such Loan Documents, and acknowledges and agrees that such obligations and liabilities continue in full force and effect on a continuous basis in respect of, and to secure, the Obligations under the Amended Credit Agreement and the other Loan Documents, after giving effect to this Fourth Amendment.

(d)     (i) Each Security Provider party hereto acknowledges and agrees that, on and after the Fourth Amendment Effective Date, this Fourth Amendment shall constitute a Loan Document for all purposes of the Amended Credit Agreement and the other Loan Documents and (ii) each Security Provider party hereto hereby (A) acknowledges and agrees that all Obligations shall be secured pursuant to the Security Documents to which it is a party in accordance with the terms and provisions thereof, and that, notwithstanding the effectiveness of this Fourth Amendment, on and after the Fourth Amendment Effective Date, the Liens created pursuant to the Security Documents to which it is a party for the benefit of the Secured Parties continue to be in full force and effect on a continuous basis and (B) affirms, acknowledges and confirms all of its obligations and liabilities under each Loan Document to which it is a party, after giving effect to this Fourth Amendment, all as provided in such Loan Documents, and acknowledges and agrees that such obligations and liabilities continue in full force and effect on a continuous basis in respect of, and to secure, the Obligations under the Amended Credit Agreement and the other Loan Documents, after giving effect to this Fourth Amendment.

(e)     On and after the Fourth Amendment Effective Date, each reference in the Amended Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Credit Agreement, and this Fourth Amendment and the Amended Credit Agreement shall be read together and construed as a single instrument.

(f)     Nothing herein shall be deemed to entitle the Borrower, Holdings nor the other Guarantors to a further consent to, or a further waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances.

SECTION 7.     Non-Reliance on Administrative Agent.  Each 2023 Extending Revolving Lender, each 2023 Converting Revolving Lender and each 2023 New Revolving Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Persons and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Fourth Amendment.  Each 2023 Extending Revolving Lender, each 2023 Converting Revolving Lender and each 2023 New Revolving Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Persons and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Fourth

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Amendment, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.     New Subsidiary Guarantors. Each New Subsidiary Guarantor hereby, jointly and severally, with each other Guarantor, irrevocably and unconditionally guarantees as a primary obligor and not merely as a surety on a senior basis to each Lender and to the Administrative Agent and to each other Secured Party and their respective successors and assigns the Guaranteed Obligations, on the terms and subject to the conditions set forth in Article VII of the Amended Credit Agreement, and agrees to be bound by all other applicable provisions of the Amended Credit Agreement and to perform all of the obligations and agreements of a Guarantor under the Amended Credit Agreement and the other Loan Documents.  All notices or other communications to each New Subsidiary Guarantor shall be given as provided in Section 11.01 of the Amended Credit Agreement.

SECTION 9.     Miscellaneous Provisions.

(a)     This Fourth Amendment is limited precisely as written and shall not be deemed to (i) be a waiver of or a consent to the modification of or deviation from any other term or condition of the Existing Credit Agreement and the other Loan Documents or any of the other instruments or agreements referred to therein except as set forth herein or (ii) prejudice any right or rights which any of the Lenders or the Administrative Agent now have or may have in the future under or in connection with the Existing Credit Agreement, as amended hereby, the other Loan Documents or any of the other instruments or agreements referred to therein. The Administrative Agent, the Collateral Agent and the Lenders expressly reserve all their rights and remedies except as expressly set forth in this Fourth Amendment.

(b)     This Fourth Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, all of which shall together constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Fourth Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar applicable state laws based on the Uniform Electronic Transactions Act. A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.

(c)     THIS FOURTH AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The provisions of Sections 11.09(b), 11.09(c), 11.09(d) and 11.10 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

[The remainder of this page is intentionally left blank.]

12

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Fourth Amendment as of the date first above written.

GENCO SHIPPING & TRADING LIMITED,
as the Borrower

By:	/s/ Peter Allen
Name: Peter Allen
Title: Chief Financial Officer

GENCO INVESTMENTS LLC,
as a Guarantor

By:	/s/ Peter Allen
Name: Peter Allen
Title: Vice President

BALTIC TRADING LIMITED GENCO HOLDINGS LIMITED,
each as a Guarantor

By:	/s/ Peter Allen
Name: Peter Allen
Title: Chief Financial Officer, Vice President, and Secretary

[Signature page to Genco 2021 – Fourth Amendment]

BALTIC BEAR LIMITED
BALTIC HORNET LIMITED
BALTIC LION LIMITED
BALTIC MANTIS LIMITED
BALTIC SCORPION LIMITED
BALTIC TIGER LIMITED
BALTIC WASP LIMITED
BALTIC WOLF LIMITED
GENCO AQUITAINE LIMITED
GENCO ARDENNES LIMITED
GENCO AUGUSTUS LIMITED
GENCO AUVERGNE LIMITED
GENCO BOURGOGNE LIMITED
GENCO BRITTANY LIMITED
GENCO CLAUDIUS LIMITED
GENCO COLUMBIA LIMITED
GENCO COMMODUS LIMITED
GENCO CONSTANTINE LIMITED
GENCO DEFENDER LIMITED
GENCO ENDEAVOUR LIMITED
GENCO ENTERPRISE LIMITED
GENCO FREEDOM LIMITED
GENCO HADRIAN LIMITED
GENCO HUNTER LIMITED
GENCO LANGUEDOC LIMITED
GENCO LIBERTY LIMITED
GENCO LONDON LIMITED
GENCO MAGIC LIMITED
GENCO MAXIMUS LIMITED
GENCO PICARDY LIMITED
GENCO PREDATOR LIMITED
GENCO PROVENCE LIMITED
GENCO PYRENEES LIMITED
GENCO RESOLUTE LIMITED
GENCO RHONE LIMITED
GENCO TIBERIUS LIMITED
GENCO TITUS LIMITED
GENCO VIGILANT LIMITED
GENCO WARRIOR LIMITED
GENCO WEATHERLY LIMITED,
as Guarantors

By:	/s/ Peter Allen
Name:	Peter Allen
Title:	Chief Financial Officer, Vice President, and Secretary

[Signature page to Genco 2021 – Fourth Amendment]

GENCO CONSTELLATION LIMITED
GENCO MAYFLOWER LIMITED
GENCO MADELEINE LIMITED
GENCO MARY LIMITED
GENCO LADDEY LIMITED
GENCO RANGER LIMITED,
as Guarantors and as New Subsidiary Guarantors

By:	/s/ Peter Allen
Name:	Peter Allen
Title:	Chief Financial Officer, Vice President, and Secretary

[Signature page to Genco 2021 – Fourth Amendment]

Acknowledged and Agreed by:
GENCO SHIPPING A/S
as Security Provider

By:	/s/ Peter Allen
Name:	Peter Allen
Title:	Director

GENCO SHIP MANAGEMENT LLC
as Security Provider

By:	/s/ Peter Allen
Name:	Peter Allen
Title:	Manager

[Signature page to Genco 2021 – Fourth Amendment]

NORDEA BANK ABP, NEW YORK BRANCH, as Administrative Agent and Collateral Agent

By:	/s/ Erik Havnvik
Name: Erik Havnvik
Title: Managing Director

By:	/s/ Anna Cecilie Ribe
Name: Anna Cecilie Ribe
Title: Associate

[Signature page to Genco 2021 – Fourth Amendment]

NORDEA BANK ABP, NEW YORK BRANCH, as a 2023 Converting Lender, as a 2023 Extending Lender and as a New 2023 Revolving Lender

By:	/s/ Erik Havnvik
Name: Erik Havnvik
Title: MD

By:	/s/ Anna Cecilie Ribe
Name: Anna Cecilie Ribe
Title: Associate

[Signature page to Genco 2021 – Fourth Amendment]

DNB CAPITAL LLC, as a 2023 Converting Lender, as a 2023 Extending Lender and as a New 2023 Revolving Lender

By:	/s/ Andrew J. Shohet
Name: Andrew J. Shohet
Title: Senior Vice President

By:	/s/ Cathleen Buckley
Name: Cathleen Buckley
Title: Senior Vice President

[Signature page to Genco 2021 – Fourth Amendment]

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), as a 2023 Converting Lender, as a 2023 Extending Lender and as a New 2023 Revolving Lender

By:	/s/ Hans Christian Kjelsrud
Name: Hans Christian Kjelsrud
Title:

By:	/s/ Per Olav Bucher-Johannessen
Name: Per Olav Bucher-Johannessen
Title:

[Signature page to Genco 2021 – Fourth Amendment]

ING BANK N.V., LONDON BRANCH, as a 2023 Converting Lender, as a 2023 Extending Lender and as a New 2023 Revolving Lender

By:	/s/ Weilong Liang
Name: Weilong Liang
Title: Authorised Signatory

By:	/s/ Robartus Krol
Name: Robartus Krol
Title: Director

[Signature page to Genco 2021 – Fourth Amendment]

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a New 2023 Revolving Lender

By:	/s/ Manon Didier
Name: Manon Didier
Title: Director

By:	/s/ Alex Foley
Name: Alex Foley
Title: Vice President

[Signature page to Genco 2021 – Fourth Amendment]

FIRST-CITIZENS BANK & TRUST COMPANY, as a 2023 Converting Lender, as a 2023 Extending Lender and as a New 2023 Revolving Lender

By:	/s/ Christiane Lombardi
Name: Christiane Lombardi
Title: Director

[Signature page to Genco 2021 – Fourth Amendment]

CTBC BANK CO. LTD., as a 2023 Converting Lender, as a 2023 Extending Lender and as a New 2023 Revolving Lender

By:	/s/ Kevin Lee
Name: Kevin Lee
Title: Vice President

[Signature page to Genco 2021 – Fourth Amendment]

SCHEDULE I

Lender	2023 Revolving Commitment
Nordea Bank Abp, New York Branch	$110,000,000
DNB Capital LLC	$110,000,000
Skandinaviska Enskilda Banken AB (PUBL)	$100,000,000
ING Bank N.V., London Branch	$60,000,000
Crédit Agricole Corporate & Investment Bank	$50,000,000
First-Citizens Bank & Trust Company	$40,000,000
CTBC Bank Co. Ltd.	$30,000,000
TOTAL	$500,000,000

Exhibit A

Amended Credit Agreement

~~EXECUTION VERSION~~Execution Version

US$~~450~~500 MILLION CREDIT AGREEMENT,

dated as of August 3, 2021,

as amended by the First Amendment to Credit Agreement dated as of November 8, 2022,

the Second Amendment to Credit Agreement dated as of May 30, 2023,

the Third Amendment to Credit Agreement dated as of October 16, 2023,

and the Fourth Amendment to Credit Agreement dated as of November 29, 2023 among

GENCO SHIPPING & TRADING LIMITED,

as Borrower,

THE OTHER GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

NORDEA BANK ABP, NEW YORK BRANCH,

as Administrative Agent, Collateral Agent, Security Trustee, Coordinator and Sustainability Coordinator,

NORDEA BANK ABP, NEW YORK BRANCH, DNB MARKETS INC.,

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)~~,~~ and ING BANK N.V., LONDON BRANCH,

as Bookrunners

NORDEA BANK ABP, NEW YORK BRANCH, DNB MARKETS INC.,

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), ING BANK N.V., LONDON BRANCH,

and CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK,

as Mandated Lead Arrangers

FIRST-CITIZENS BANK & TRUST COMPANY and CTBC BANK CO., LTD.,

as Co-Arrangers

~~DNB MARKETS, INC.~~

~~as Mandated Lead Arrangers and Bookrunners~~

~~ING BANK N.V., LONDON BRANCH and CIT BANK, N.A.~~

~~as Co-Arrangers~~

TABLE OF CONTENT

Page

~~ARTICLE~~ARTICLE I DEFINITIONS		1
Section 1.01	Defined Terms	1
Section 1.02	Classification of Loans and Borrowings	~~42~~40
Section 1.03	Terms Generally	~~42~~40
Section 1.04	Accounting Terms; GAAP	~~43~~40
Section 1.05	Resolution of Drafting Ambiguities	~~43~~41
Section 1.06	Rounding	~~43~~41
Section 1.07	Currency Equivalents Generally~~.~~	~~43~~41
Section 1.08	Divisions	~~43~~41
Section 1.09	Rates	41

~~ARTICLE~~ARTICLE II THE CREDITS		~~44~~42
Section 2.01	Commitments	~~44~~42
Section 2.02	Loans	~~44~~42
Section 2.03	Borrowing Procedure	~~45~~43
Section 2.04	Repayment of Loans	~~46~~43
Section 2.05	Fees~~.~~	~~46~~44
Section 2.06	Interest on Loans	~~47~~45
Section 2.07	Termination and Reduction of Commitments	~~47~~45
Section 2.08	Interest Elections	~~48~~46
Section 2.09	Scheduled ~~Repayment of Term Loans and Scheduled~~ Reduction of Revolving Commitments	~~49~~46
Section 2.10	Optional and Mandatory Prepayments of Loans; Commitment Reductions	~~49~~47
Section 2.11	Benchmark Replacement Setting	~~51~~49
Section 2.12	Increased Costs; Change in Legality	~~52~~51
Section 2.13	Breakage Payments	~~54~~52
Section 2.14	Payments Generally; Pro Rata Treatment; Sharing of Setoffs	~~54~~52
Section 2.15	Taxes	~~55~~54
Section 2.16	Mitigation Obligations; Replacement of Lenders~~.~~	~~59~~57
Section 2.17	Defaulting Lenders	~~60~~58
Section 2.18	Nature of Obligations	~~61~~59
Section 2.19	Increases of the ~~Term~~Revolving Commitments~~.~~	~~62~~60
Section 2.20	Inability to Determine Rates~~:~~	~~64~~63

~~ARTICLE~~ARTICLE III REPRESENTATIONS AND WARRANTIES		~~65~~63
Section 3.01	Organization; Powers	~~65~~63
Section 3.02	Authorization; Enforceability	~~65~~64
Section 3.03	No Conflicts; No Default	~~65~~64
Section 3.04	Financial Statements; Projections	~~65~~64
Section 3.05	Properties.	~~66~~65
Section 3.06	[Reserved]	~~66~~65
Section 3.07	Equity Interests and Subsidiaries	~~66~~65
Section 3.08	Litigation; Compliance with Legal Requirements	~~67~~66
Section 3.09	Agreements	~~67~~66

Section 3.10	Federal Reserve Regulations	~~68~~66
Section 3.11	Investment Company Act; etc.	~~68~~66
Section 3.12	Use of Proceeds	~~68~~66
Section 3.13	[Reserved]~~.~~	~~68~~67
Section 3.14	Taxes	~~68~~67
Section 3.15	No Material Misstatements	~~68~~67
Section 3.16	Labor Matters	~~69~~67
Section 3.17	Solvency	~~69~~67
Section 3.18	Employee Benefit Plans	~~69~~67
Section 3.19	Environmental Matters	~~69~~68
Section 3.20	Insurance	~~70~~69
Section 3.21	Security Documents	~~70~~69
Section 3.22	Anti-Terrorism Law; Foreign Corrupt Practices Act~~.~~	~~71~~70
Section 3.23	Concerning Collateral Vessels~~.~~	~~73~~71
Section 3.24	Form of Documentation; Citizenship~~.~~	~~73~~72
Section 3.25	Compliance with ISM Code and ISPS Code	~~73~~72
Section 3.26	Threatened Withdrawal of DOC, SMC or ISSC	~~73~~72
Section 3.27	No Immunity	~~73~~72
Section 3.28	Pari Passu or Priority Status	~~74~~72
Section 3.29	No Undisclosed Commission	~~74~~72
Section 3.30	Patents, Licenses, Franchises and Formulas	~~74~~72

~~ARTICLE~~ARTICLE IV CONDITIONS TO CREDIT EXTENSIONS		~~74~~73
Section 4.01	~~Conditions to Initial Credit Extension~~	~~74~~[Reserved]73
Section 4.02	Conditions to All Credit Extensions	~~78~~73

~~ARTICLE~~ARTICLE V AFFIRMATIVE COVENANTS		~~79~~73
Section 5.01	Financial Statements, Reports, etc.	~~79~~74
Section 5.02	Litigation and Other Notices	~~82~~76
Section 5.03	Existence; Businesses and Properties	~~82~~77
Section 5.04	Insurance	~~83~~77
Section 5.05	Obligations and Taxes	~~84~~78
Section 5.06	Employee Benefits	~~84~~78
Section 5.07	Maintaining Records; Access to Properties and Inspections	~~84~~79
Section 5.08	Use of Proceeds	~~85~~79
Section 5.09	Compliance with Environmental Laws and other Legal Requirements~~.~~	~~85~~79
Section 5.10	Additional Vessel Collateral: Additional Vessel Subsidiary Guarantors	~~85~~79
Section 5.11	Security Interests; Further Assurances	~~86~~80
Section 5.12	Certain Information Regarding the Loan Parties	~~86~~80
Section 5.13	Appraisals	~~86~~81
Section 5.14	Earnings Accounts	~~87~~81
Section 5.15	Post Closing Matters	~~87~~81
Section 5.16	Flag of Collateral Vessel; Collateral Vessel Classifications; Operation of Collateral Vessels~~.~~	~~87~~81
Section 5.17	Material Agreements	~~88~~83

Section 5.18	Collateral Vessel Management	~~88~~83
Section 5.19	Agent for Service of Process~~.~~	~~88~~83
Section 5.20	Poseidon Principles	~~89~~83
Section 5.21	Sanctions Laws	~~89~~83

~~ARTICLE~~ARTICLE VI NEGATIVE COVENANTS		~~89~~84
Section 6.01	Indebtedness	~~90~~84
Section 6.02	Liens	~~91~~85
Section 6.03	Sale and Leaseback Transactions	~~92~~86
Section 6.04	Investments, Loans and Advances	~~92~~86
Section 6.05	Mergers and Consolidations	~~94~~88
Section 6.06	Asset Sales	~~95~~88
Section 6.07	Bank Accounts	~~96~~90
Section 6.08	Dividends	~~96~~90
Section 6.09	Transactions with Affiliates	~~96~~90
Section 6.10	Financial Covenants.	~~97~~90
Section 6.11	Prepayments of Other Indebtedness; Modifications of Organizational Documents and Certain Other Documents, etc~~.~~	~~97~~91
Section 6.12	Limitation on Certain Restrictions on Subsidiaries.	~~98~~92
Section 6.13	Limitation on Issuance of Capital Stock.	~~98~~92
Section 6.14	Business	~~99~~92
Section 6.15	Operation of Collateral Vessels	~~99~~93
Section 6.16	Fiscal Periods	~~99~~93
Section 6.17	No Further Negative Pledge	~~99~~93
Section 6.18	Anti-Terrorism Law; Anti-Money Laundering	~~99~~93
Section 6.19	Embargoed Person	~~100~~93
Section 6.20	Restrictions on Chartering.	~~100~~94
Section 6.21	Additional Covenants	~~100~~94
Section 6.22	Employee Benefits	~~100~~94

~~ARTICLE~~ARTICLE VII GUARANTEE		~~100~~94
Section 7.01	The Guarantee	~~100~~94
Section 7.02	Obligations Unconditional	~~101~~94
Section 7.03	Reinstatement	~~102~~95
Section 7.04	Subrogation; Subordination	~~102~~95
Section 7.05	Remedies	~~102~~96
Section 7.06	Instrument for the Payment of Money	~~102~~96
Section 7.07	Continuing Guarantee	~~102~~96
Section 7.08	General Limitation on Guarantee Obligations	~~102~~96
Section 7.09	Release of Guarantors	~~103~~96
Section 7.10	Right of Contribution	~~103~~97
Section 7.11	Keepwell	~~103~~97

~~ARTICLE~~ARTICLE VIII EVENTS OF DEFAULT		~~104~~97
Section 8.01	Events of Default	~~104~~97
Section 8.02	Rescission	~~106~~100

~~ARTICLE~~ARTICLE IX APPLICATION OF COLLATERAL PROCEEDS		~~107~~100

Section 9.01	Application of Proceeds	~~107~~100

~~ARTICLE~~ARTICLE X THE ADMINISTRATIVE AGENT AND THE ~~SECURITY~~COLLATERAL AGENT		~~108~~102
Section 10.01	Appointment	~~108~~102
Section 10.02	Agent in Its Individual Capacity	~~109~~102
Section 10.03	Exculpatory Provisions	~~109~~103
Section 10.04	Reliance by Agent	~~110~~104
Section 10.05	Delegation of Duties	~~111~~104
Section 10.06	Successor Agent	~~111~~105
Section 10.07	Non-Reliance on Agent and Other Lenders	~~112~~105
Section 10.08	Name Agents	~~112~~106
Section 10.09	Indemnification	~~112~~106
Section 10.10	Withholding Taxes	~~112~~106
Section 10.11	Lender’s Representations, Warranties and Acknowledgements	~~113~~106
Section 10.12	Security Documents and Guarantees~~.~~	~~113~~107
Section 10.13	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	~~115~~108
Section 10.14	Ship Mortgage Trust~~.~~	~~116~~109
Section 10.15	Erroneous Payments~~.~~	~~116~~110

~~ARTICLE~~ARTICLE XI MISCELLANEOUS		~~117~~111
Section 11.01	Notices~~.~~	~~117~~111
Section 11.02	Waivers; Amendment	~~120~~113
Section 11.03	Expenses; Indemnity	~~122~~116
Section 11.04	Successors and Assigns	~~125~~118
Section 11.05	Survival of Agreement	~~128~~121
Section 11.06	Counterparts; Integration; Effectiveness	~~128~~121
Section 11.07	Severability	~~128~~122
Section 11.08	Right of Setoff; Marshalling; Payments Set Aside	~~128~~122
Section 11.09	Governing Law; Jurisdiction; Consent to Service of Process	~~129~~123
Section 11.10	Waiver of Jury Trial	~~130~~124
Section 11.11	Headings	~~131~~124
Section 11.12	Confidentiality	~~131~~124
Section 11.13	Interest Rate Limitation	~~132~~125
Section 11.14	Assignment and Acceptance	~~132~~125
Section 11.15	Obligations Absolute	~~132~~125
Section 11.16	Waiver of Defenses; Absence of Fiduciary Duties	~~132~~126
Section 11.17	Patriot Act; Beneficial Ownership Regulation Notice	~~133~~126
Section 11.18	Bank Product Providers	~~133~~127
Section 11.19	EXCLUDED SWAP OBLIGATIONS	~~134~~127
Section 11.20	Flag Jurisdiction Transfer	~~134~~128
Section 11.21	Judgment Currency	~~135~~128
Section 11.22	Waiver of Sovereign Immunity	~~135~~128
Section 11.23	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	~~135~~129
Section 11.24	Certain ERISA Matters	~~136~~129
Section 11.25	Acknowledgement Regarding Any Supported QFCs	~~137~~130

v

ANNEXES

Annex I	—	Initial Lenders and Commitments

SCHEDULES

Schedule 1.01(a)	—	Collateral Vessels
Schedule 1.01(b)	—	Acceptable Third Party Technical Managers
Schedule 1.01(c)	—	Approved Brokers
Schedule 1.01(d)	—	Commercial Managers
Schedule 1.01(e)	—	Subsidiary Guarantors
Schedule 1.01(f)	—	Sustainability Pricing Adjustment Schedule
Schedule 1.01(h)	—	Disqualified Institutions
Schedule 2.09	—	Scheduled Revolving Commitment Reductions
Schedule 3.07(a)	—	Equity Interests
Schedule 3.07(c)	—	Corporate Organizational Chart
Schedule 3.20	—	Required Insurance
Schedule 5.14	—	Earnings Account
Schedule 5.15	—	Post-Closing Matters
Schedule 6.01(b)	—	Existing Indebtedness
Schedule 6.04(a)	—	Existing Investments
Schedule 6.09(d)	—	Certain Affiliate Transactions

EXHIBITS

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Subordination Provisions
Exhibit E	—	Form of Interest Election Request
Exhibit F-1	—	~~Form of Term Note~~[Reserved]
Exhibit F-2	—	Form of Revolving Note
Exhibit G	—	Form of Pledge Agreement
Exhibit H	—	Form of Portfolio Interest Certificate
Exhibit I	—	Form of Solvency Certificate
Exhibit J	—	Form of Bank Product Provider Letter Agreement
Exhibit K-1	—	Form of Marshall Islands Collateral Vessel Mortgage
Exhibit K-2	—	Form of Liberian Collateral Vessel Mortgage
Exhibit K-3	—	Form of Hong Kong Collateral Vessel Mortgage
Exhibit L	—	Form of General Assignment Agreement
Exhibit M	—	Form of Assignment of Insurances

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 3, 2021, is among Genco Shipping & Trading Limited, a Marshall Islands corporation (the “Borrower”), the Subsidiary Guarantors from time to time party hereto, the Lenders from time to time party hereto, Nordea Bank Abp, New York Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), Nordea Bank Abp, New York Branch, as collateral agent and security trustee for the Secured Parties (in such capacity, the “Collateral Agent” or the “Security Trustee” as the context requires) and Nordea Bank Abp, New York Branch, as sustainability coordinator (in such capacity, the “Sustainability Coordinator”).

W I T N E S S E T H:

WHEREAS, the Lenders made available to the Borrower ~~has requested, and the Lenders have agreed, to make available~~ a senior secured term loan facility ~~to be available for borrowing~~ on the ~~date hereof~~Closing Date, in an aggregate principal amount of $150,000,000 and a senior secured revolving credit facility ~~to be~~ available for borrowings from time to time on and after the ~~date hereof until the Revolving Maturity~~Closing Date~~,~~  in an aggregate principal amount not in excess of $300,000,000~~, in each case all as more particularly set forth herein~~;

WHEREAS, pursuant to the Fourth Amendment, the Borrower has, with the consent of the Lenders, among other things, incurred additional Revolving Commitments from the Lenders and, with the consent of the Term Lenders (as defined in this Agreement immediately prior to the Fourth Amendment), converted all outstanding Term Loans (as defined in this Agreement immediately prior to the Fourth Amendment Effective Date) to Revolving Loans such that on and after the Fourth Amendment Effective Date, the Lenders as of such date have agreed to make available to the Borrower a senior secured revolving loan facility in an aggregate principal amount not in excess of  $500,000,000, as more particularly set forth and subject to the terms and conditions herein and in the Fourth Amendment;

WHEREAS, the Borrower has agreed to secure its Obligations by granting to the Collateral Agent or the Security Trustee (as applicable), for the benefit of the Secured Parties, a perfected lien on its Equity Interests in the Subsidiary Guarantors, each Collateral Vessel and certain other assets of the Borrower and Subsidiary Guarantors, subject to certain agreed exceptions contained herein and in the other Loan Documents;

WHEREAS, the Subsidiary Guarantors have agreed to guarantee the Obligations of the Borrower and the other Loan Parties hereunder and to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority mortgage of their respective Collateral Vessels and certain other Collateral, subject to certain agreed exceptions contained herein and in the other Loan Documents; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I~~ARTICLE I~~

DEFINITIONS

Section 1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%; provided that if ABR determined as provided above shall ever be less than the Floor, then ABR shall be deemed to be the Floor.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate.

“ABR Loan” shall mean a Loan that bears interest based on ABR.

“Acceptable Classification Society” shall mean DNV, Lloyd’s Register, American Bureau of Shipping (ABS), Bureau Veritas, Nippon Kaiji Kyokai or such other vessel classification society that the Administrative Agent (acting on instructions from the Required Lenders) may approve from time to time.

“Acceptable Flag Jurisdiction” shall mean the Republic of the Marshall Islands, Liberia, Hong Kong, Panama, the Bahamas or such other flag jurisdiction as may be otherwise approved by the Administrative Agent (acting on the instructions from the Required Lenders).

“Acceptable Third Party Technical Managers” shall mean those third party technical managers as are listed on Schedule 1.01(b) and their Affiliates.

“Accordion Vessel” shall mean a vessel acquired by any Loan Party using the proceeds of Incremental ~~Term Loans,~~Revolving Loans or a vessel whose acquisition costs were refinanced or reimbursed with the proceeds of Incremental Revolving Loans, in each case, which becomes a Collateral Vessel after the date ~~hereof~~of such acquisition, refinancing or reimbursement, as the case may be, and is (i) a dry bulk vessel of similar quality and type as the Collateral Vessels, (ii) not older than ~~seven~~ten (~~7~~10) years on the date of ~~such~~ acquisition, (iii) classed with an Acceptable Classification Society free of overdue recommendations and conditions affecting class, (iv) registered in an Acceptable Flag Jurisdiction, and (v) on the date it becomes a Collateral Vessel, owned by a Subsidiary Guarantor and subject to a Collateral Vessel Mortgage.

“Account Control Agreement” shall have the meaning provided in the definition of “Vessel Collateral Requirements”.

“Additional Collateral” shall mean additional property of the Borrower or any Subsidiary Guarantor reasonably satisfactory to the Required Lenders, posted in favor of the Collateral Agent as Collateral to cure non-compliance with Sections 6.10(d) (it being understood that cash collateral comprised of Dollars (which shall be valued at par) shall be satisfactory), pursuant to security documentation reasonably satisfactory in form and substance to the Collateral Agent, in an aggregate amount or with value sufficient to cure such non-compliance.

~~“Adjusted LIBOR Rate” shall mean, with respect to any Borrowing for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1.00%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Borrowing in effect for such Interest Period divided by the remainder of (i) 1 minus (ii) the Statutory Reserves (if any) for such Borrowing for such Interest Period.~~

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Article X.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied from time to time by the Administrative Agent.

“Advisors” shall mean legal counsel (including local, foreign, specialty and regulatory counsel), auditors, accountants, consultants (including insurance consultants), appraisers, engineers, monitors or other advisors.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 5% of any class of Equity Interests of the person specified and (ii) any person that is an officer or director of the person specified.

“Agency Fee Letter” shall mean the confidential Agency Fee Letter, dated June 23, 2021, between the Borrower and Nordea.

“Agents” shall mean the Mandated Lead Arrangers, the Bookrunners, the Co-Arrangers, the Administrative Agent, the Collateral Agent and the Security Trustee; and “Agent” shall mean any of them, as the context may require.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Annex VI” shall mean Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (MARPOL), as modified by the Protocol of 1978 relating thereto.

“Anti-Corruption Laws” shall mean all applicable laws relating to the prevention of corruption and bribery, including, without limitation, the FCPA, the UKBA, and any other similar law of any jurisdiction.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22(a).

“Applicable Margin” shall mean~~, with respect to any Term Loan or Revolving Loan,~~  (a) until the delivery of financial statements pursuant to Section 5.01(a~~) and (b~~) and the related Compliance Certificate pursuant to Section 5.01(c) for the period ending on ~~September 30, 2021~~December 31, 2023, a percentage per annum equal to ~~2.45~~1.85% per annum and (b) at any time thereafter, a percentage per annum set forth in the table below under the appropriate caption based on the Total Net Leverage Ratio set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(c):

PRICING LEVEL	APPLICABLE MARGIN	TOTAL NET LEVERAGE RATIO
I	~~2.15~~1.85%	< 3.00:1.00
II	~~2.45~~2.00%	> 3.00:1.00 and < 5.00:1.00.
III	~~2.75~~2.15%	> 5.00:1.00

Any increase or decrease in the Applicable Margin pursuant to clause (b) above resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date the applicable financial statements are delivered pursuant to Section 5.01(a) and (b) and the related Compliance Certificate pursuant to Section 5.01(c); provided that if notification is provided to the Borrower by the Administrative Agent that the Required Lenders have so elected, “Pricing Level III” (such level, the “Highest Applicable Margin”) shall apply (x) in the event that the financial statements required to be delivered pursuant to Sections 5.01(a) and (b) and the related Compliance Certificate pursuant to Section 5.01(c) were not delivered, as of the first Business Day after the date on which the financial statements were required to be delivered pursuant to Section 5.01(a) and (b) and the related Compliance Certificate were so required to be delivered, and shall continue to so apply to and including the date on which such financial statements and related Compliance Certificate are so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply), (y) in the event of an Event of Default under Sections 8.01(a), (b), (g) or (h), as of the first Business Day after such Event of Default shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (z) upon direction of the Required Lenders, as of the first Business Day after any other Event of Default under Section 8.01 shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply); provided that the Required Lenders shall not be required to take any acceleration action in connection with an election to apply the Highest Applicable Margin following any such other Event of Default.

In addition, upon the delivery of a Sustainability Certificate pursuant to Section 5.01(d), the Applicable Margin shall be adjusted in accordance with the Sustainability Pricing Adjustment Schedule.

“Approved Broker” shall mean any of the entities listed in Schedule 1.01(c), or any other independent shipbroker to be mutually agreed upon between the Administrative Agent (acting on behalf of the Lenders) and the Borrower.

“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material that any Loan Party or Security Provider provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agents or the Lenders by means of electronic communications pursuant to Section 11.01(b).

“Approved Fund” shall mean, with respect to any Lender (including an Eligible Assignee that becomes a Lender), any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered, advised (in an investment advisory capacity) or managed by (a) such Lender (or such Eligible Assignee), (b) an Affiliate of such Lender (or such Eligible Assignee) or (c) an entity or an Affiliate of an entity that administers, advises (in an investment advisory capacity) or manages such Lender (or such Eligible Assignee).

“Asset Sale” shall mean any disposition of a Collateral Vessel by any Subsidiary Guarantor to any person other than the Borrower or any other Subsidiary Guarantor (including, without limitation, any disposition of capital stock or other securities of, or Equity Interests in, a Person which directly or indirectly owns such Collateral Vessel).  Notwithstanding the foregoing, an “Asset Sale” shall not include any disposition of property by a Subsidiary Guarantor permitted by, or expressly referred to in, Sections 6.06(a), 6.06(c), 6.06(d), 6.06(e), 6.06(f), 6.06(g), 6.06(h), 6.06(i), 6.06(j) or 6.06(k).

“Assignment and Acceptance” shall mean an assignment and acceptance agreement entered into by a Lender, as assignor, and an assignee (with the consent of any party whose consent is required pursuant to Section 11.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Provider” shall mean any Agent, any Lender or any of their respective Affiliates (or any person who at the time the respective Secured Hedging Agreement was entered into by such person was an Agent, a Lender or an Affiliate thereof); provided, however, that no such person shall constitute a Bank Product Provider with respect to a Secured Hedging Agreement unless and until the Administrative Agent shall have received a Bank Product Provider Letter Agreement from such person with respect to the applicable Secured Hedging Agreement (and acknowledged by the Borrower) within 30 days after the provision of such Secured Hedging Agreement to the Borrower or Subsidiary Guarantor.

“Bank Product Provider Letter Agreement” shall mean a letter agreement substantially in the form of Exhibit J, or in such other form reasonably satisfactory to the Administrative Agent, duly executed by the applicable Bank Product Provider, the applicable Borrower or Subsidiary Guarantor, the Administrative Agent and, in any event, acknowledged by the Borrower.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Benchmark” ~~means~~shall mean, initially, the ~~LIBOR~~Term SOFR Reference Rate; provided that if a ~~replacement of the~~ Benchmark Transition Event has occurred ~~pursuant to Section 2.11~~with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate~~. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation  thereof~~ pursuant to Section 2.11.

~~“Benchmark Replacement” means, for any Available  Tenor:~~

~~(1)For purposes of Section 2.11(a),~~“Benchmark Replacement” shall mean the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)Daily Simple SOFR; or

~~(a)the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an  Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or~~

~~(b)the sum of: (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points) for an interest payment period of one-month’s duration, 0.26161% (26.161 basis points) for an interest payment period of three-months’ duration, and 0.42826% (42.826 basis points) for an interest payment period of six-months’ duration; or~~

~~(c)the sum of: (i) Daily Compounded SOFR and (ii) 0.11448% (11.448 basis points) for an interest payment period of one-month’s duration, 0.26161% (26.161 basis points) for an interest payment period of three-months’ duration, and 0.42826% (42.826 basis points) for an interest payment period of six-months’ duration, and~~

(b)~~(2)    For purposes of Section 2.11(b),~~ the sum of:  (~~a~~i) the alternate benchmark rate ~~and (b) an adjustment (which may be a positive or negative value or zero), in each case,~~ that has been selected by the Administrative Agent and the Borrower ~~as the replacement for such Available Tenor of such Benchmark~~ giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention~~, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated~~ for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities ~~at such time; provided that, if~~ and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (~~1~~a) or (~~2~~b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

~~“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative  Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration  of this Agreement  and the other Loan Documents).~~

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)~~“Benchmark Transition Event” means, with respect to any then-current Benchmark other than the LIBOR Rate, the occurrence of~~ a public statement or publication of information by ~~or on behalf of the administrator of the then-current Benchmark, the~~the regulatory supervisor for the administrator of such Benchmark~~, the Board of Governors of the~~ (or the published component used in the calculation thereof), the Federal Reserve ~~System~~Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark~~, announcing or stating that (a) such~~ (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease ~~on a specified date~~ to provide all Available Tenors of such Benchmark~~,~~ (or such component thereof) permanently or indefinitely~~,~~; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark ~~or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such~~

~~Benchmark is intended to measure and that representativeness will not be restored.~~(or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.21.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation in form and substance satisfactory to the Lender or the Administrative Agent requesting the same.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person, or if such general partner does not have a board of managers or board of directors, the functional equivalent of the foregoing, and (d) in any other case, the functional equivalent of the foregoing.

“Bookrunner Fee Letter” shall mean the Bookrunner Fee Letter, dated June 23, 2021, between the Borrower and Nordea.

“Bookrunners” shall mean ~~the Mandated Lead Arrangers~~Nordea Bank Abp, New York Branch, DNB Markets Inc., Skandinaviska Enskilda Banken AB (publ) and ING Bank N.V. London Branch and such other financial institution(s) as may be agreed between the Borrower and the Mandated Lead Arrangers for the ~~Credit Facilities~~Revolving Facility hereunder.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean Loans of the same Class made or continued on the same date and as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as mutually agreed to by the Administrative Agent and the Borrower from time to time.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City, London, Paris, Oslo, Stockholm or ~~Tapei~~Taipei are authorized or required by law or other governmental action to close.

“Capital Expenditures” shall mean, without duplication, (a) any expenditure for any purchase or other acquisition of any asset, including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, and (b) Capital Lease Obligations and Synthetic Lease Obligations, but excluding (i) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent of the gross amount of such purchase price that is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time and (ii) Permitted Acquisitions.

“Capital Lease” shall mean, with respect to any person, any lease of, or other arrangement conveying the right to use, any property by such person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction or any Synthetic Lease, or a combination thereof, which obligations are (or would be, if such Synthetic Lease or other lease were accounted for as a Capital Lease) required to be classified and accounted for as Capital Leases on a balance sheet of such person in accordance with GAAP as in effect on the Closing Date, and the amount of such obligations shall be the capitalized amount thereof (or the amount that would be capitalized if such Synthetic Lease or other lease were accounted for as a Capital Lease) determined in accordance with GAAP as in effect on the Closing Date.

“Capital Requirements” shall mean, as to any person, any matter, directly or indirectly, (i) regarding capital adequacy, capital ratios, capital requirements, liquidity requirements, the calculation of such person’s capital, liquidity or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by such person or any person controlling such person (including any direct or indirect holding company), or the manner in which such person or any person controlling such person (including any direct or indirect holding company), allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

~~“Cash Collateral Account” shall have the meaning set forth in Section 2.10(e).~~

“Cash Equivalents” shall mean, as of any date of determination and as to any person, any of the following:  (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition by such person and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, (d) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (c) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities, (e) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such person and (f) investments in money market funds at least 90% of whose assets are comprised of securities of the types described in clauses (a) through (e) above.

“Casualty Event” shall mean any loss of title (other than through a consensual disposition of such property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Person. “Casualty Event” shall include any actual, constructive, compromised or arranged Total Loss.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Change in Control” shall mean the occurrence of any of the following:

(a)the Borrower ceases to own, directly or indirectly, 100% of the shares in the Guarantors other than subsequent to the sale of the Collateral Vessel owned by such Guarantor and the prepayment of the Loan required hereby; or

(b)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group of its respective subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (i) becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Securities Exchange Act of 1934), of more than 35% of the total voting power or Voting Equity Interests of the Borrower or (ii) obtains the power (whether or not exercised) to elect, appoint or remove a majority of the Borrower’s managers or board of directors or similar body or executive committee thereof, or

(c)the majority of the directors on the board of directors of the Borrower replaced over a two-year period from the directors who constituted the board of directors of the Borrower at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the Borrower still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors were previously so approved.

“Change in Law” shall mean the occurrence, after the ~~date of this Agreement~~Closing Date, of any of the following:  (a) the adoption or taking effect of any law, order, rule, regulation, policy, or treaty, (b) any change in any law, order, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Claims” shall have the meaning assigned to such term in Section 11.03(b).

“Class” shall mean the respective facility and commitments utilized in making Loans hereunder, including (i) as of the ~~Closing~~Fourth Amendment Effective Date, the Revolving Loans ~~and the Initial Term Loans~~ made pursuant to Section 2.01 ~~on such date~~and (ii) additional Classes of ~~Term~~Revolving Loans that may be added after the ~~Closing~~Fourth Amendment Effective Date pursuant to Section 2.19.

“Closing Date” shall mean ~~the date on which the Borrower, the Administrative Agent and each of the Lenders who are initially parties hereto shall have signed a counterpart of this Agreement (whether the same or different counterparts) and delivered (including by e-mail or facsimile transmission) such counterpart to the Administrative Agent.~~August 3, 2021.

“Closing Fee Letter” shall mean the Fee Letter, dated June 23, 2021, among the Borrower, and the Mandated Lead Arrangers.

“Co-Arrangers” shall mean ~~ING BANK N.V., LONDON BRANCH and CIT BANK, N.A.~~First-Citizens Bank & Trust Company and CTBC Bank Co., Ltd., as co-arrangers for the ~~Credit Facilities~~Revolving Facility hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, all of the Collateral Vessels, all Pledge Agreement Collateral, all Earnings and Insurance Collateral and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor Collateral Agent pursuant to Article X (it being understood that, unless the context expressly requires otherwise, the term “Collateral Agent” shall include the Collateral Agent acting in its capacity as the Security Trustee).

“Collateral Maintenance Test” shall have the meaning assigned to such term in Section 6.10(d).

“Collateral Vessel” shall mean (a) ~~initially~~as of the Fourth Amendment Effective Date, the vessels identified on Schedule 1.01(a) and (b) thereafter, (i) any Accordion Vessel acquired by a Subsidiary Guarantor after the ~~Closing~~Fourth Amendment Effective Date pursuant to Section 2.19 ~~and~~, (ii) any other vessel otherwise subject to a security interest or purported to be subject to a security interest under any Security Document from time to time after the ~~Closing~~Fourth Amendment Effective Date pursuant to a Permitted Collateral Vessel Acquisition or otherwise and (iii) any Substitution Vessel.

“Collateral Vessel Mortgage” shall mean a first preferred ship mortgage or a statutory mortgage and deed of covenants, as applicable, substantially in the form of Exhibit K-1, K-2, or K-3 attached hereto, or such other form as may be reasonably satisfactory to the Administrative Agent (including any such forms delivered pursuant to a Flag Jurisdiction Transfer), as such preferred mortgage or statutory mortgage and deed of covenants, as applicable, may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof granted by the applicable Subsidiary Guarantor in favor of the Security Trustee, as security trustee and mortgagee.

“Commercial Manager” shall mean the entities listed on Schedule 1.01(d), and one or more other Pool Operators and commercial managers (including Genco Ship Management LLC, Genco Shipping Pte., Ltd., Genco Shipping A/S and any other Subsidiary of the Borrower) selected by the Borrower and reasonably acceptable to the Administrative Agent (acting on instructions from the Required Lenders).

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment ~~or Term Commitment~~.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment ~~Letter~~Letters” shall mean (i) the Commitment Letter, dated June 23, 2021 (as amended, modified or supplemented prior to the Closing Date), among the Borrower, and the Mandated Lead Arrangers and (ii) the Commitment Letter, dated October 19, 2023 (as amended, modified or supplemented prior to the Fourth Amendment Effective Date), between the Borrower and Nordea.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 11.01(b).

“Companies” shall mean the Borrower and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit C or such other form as the Administrative Agent and the Borrower may agree to from time to time.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S.  Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” shall mean the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by:

(a)~~(a)~~ adding thereto the following to the extent deducted in calculating such Consolidated Net Income:

(i)~~(i)~~ the sum of all interest, premium payments, debt discount, fees, charges and related expenses of such Person and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with a deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP,

(ii)~~(ii)~~ the provision for Federal, state, local and foreign income Taxes (and similar Taxes to the extent based on income or profits) payable by such Person and its Subsidiaries for such period,

(iii)~~(iii)~~ depreciation and amortization expense and extraordinary or non-recurring charges or losses (including without limitation the cumulative effect of changes in GAAP and impairment charges related to long lived assets and goodwill) of such Person and its Subsidiaries which do not represent a cash item in such period or any future period,

(iv)~~(iv)~~ amortization of expense relating to non-vested awards of Equity Interests,

(v)~~(v)~~ fees, expenses and losses (if any) in connection with the Transaction,

(vi)~~(vi)~~ any losses relating to sales, transfers or other dispositions of any Vessel for such period,

(b)~~(b)~~ subtracting therefrom the following to the extent added in calculating such Consolidated Net Income:

(i)~~(vii)~~ all extraordinary or non-recurring noncash items increasing Consolidated Net Income for such period,

(ii)~~(viii)~~ any extraordinary gains for such period; and

(iii)~~(ix)~~ any gains relating to sales, transfers or other dispositions of any Vessel for such period (which, for the avoidance of doubt, shall not include any charter of any such Vessel).

Unless otherwise agreed to by the Administrative Agent, for purposes of this definition of “Consolidated EBITDA,” “non-recurring” means any expense, loss or gain as of any date that (x) did not occur in the ordinary course of the Borrower or its Subsidiaries’ business; (y) is of a nature and type that has not occurred in the prior two years and is not reasonably expected to recur in the future; and (z) any fees, expenses or charges related to any equity offering, investment or Financial Indebtedness or amendments thereto permitted by this Agreement, whether or not consummated.

“Consolidated Net Income” shall mean, for any period, the Consolidated net income (or loss) with respect to any Person, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)the net income of any Subsidiary of the Borrower during such period to the extent that the declaration and/or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than any Loan Document), instrument, Order or other Legal Requirement applicable to that Subsidiary or its equityholders during such period, except that the Borrower’s equity in the net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income; and

(b)except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any person accrued prior to the date it becomes a Subsidiary of the Borrower or all or substantially all of the property of such person is acquired by the Borrower or any of its Subsidiaries.

“Consolidated Net Indebtedness” shall mean, with respect to any Person, at any relevant date, (x) Total Indebtedness less (y) an amount equal to the Unrestricted Cash and Cash Equivalents~~, and (b)~~ described in clause (A) of the definition of “Unrestricted Cash and Cash Equivalent”, provided that all Contingent Liabilities of such Person shall be excluded from the calculation of Consolidated Net Indebtedness to the extent not reflected as indebtedness on the Consolidated balance sheet of such Person.

“Consolidated Tangible Net Worth” shall mean, at any time of determination for any Person, the Net Worth (i.e., Equity) of such Person and its Subsidiaries at any relevant date determined on a Consolidated basis in accordance with GAAP minus goodwill.

“Contingent Liability” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Financial Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation, agreement, understanding or arrangement of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation) or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss or the payment of such primary obligation (in whole or in part) in respect thereof; provided, however, that the term Contingent Liability shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any products warranties extended in the ordinary course of business.  The amount of any Contingent Liability shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Liability is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents evidencing such Contingent Liability) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Extension” shall mean the making of a Loan by a Lender.

~~“Credit Facilities” shall mean the Term Facility and the Revolving Facility.~~

~~“Daily Compounded SOFR” means, for any day, SOFR, with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Administrative Agent in accordance with a methodology and the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Compounded SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.~~

“Daily Simple SOFR” ~~means~~shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided~~,~~  that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; provided that if Daily

Simple SOFR as so determined shall ever be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Excess” shall have the meaning assigned to such term in Section 2.17.

“Default Period” shall have the meaning assigned to such term in Section 2.17.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(b).

“Defaulted Loans” shall have the meaning assigned to such term in Section 2.17.

“Defaulting Lender” shall mean any Lender that has (a) failed to fund its portion of any Borrowing, within one Business Day of the date on which it shall have been required to fund the same (unless the subject of a good faith dispute between the Borrower and such Lender related hereto), (b) notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between the Borrower and such Lender); provided, that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent or the Borrower, (d) otherwise failed to pay over to the Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due (unless the subject of a good faith dispute), or (e) at any time after the Closing Date (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its properties or assets to be, insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment unless, in the case of any Lender referred to in this clause (e), the Borrower and the Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder, or (iii) become the subject of a Bail-In Action.  For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent to the Borrower and each other.  In no event shall the reallocation of funding obligations provided for in Section 2.17 as a result of a Lender being a Defaulting Lender nor the performance by non-Defaulting Lenders of such reallocated funding obligations by themselves cause the relevant Defaulting Lender to become a non-Defaulting Lender.

“Designated Person” shall have the meaning assigned to such term in Section 3.22(b).

“Disposition” or “disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, assignment, transfer or other disposition of such property (including (i) by way of merger or consolidation, (ii) any Sale and Leaseback Transaction and (iii) any Synthetic Lease).

“Disqualified Capital Stock” shall mean, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for common shares of the Borrower) pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Secured Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for common shares of the Borrower), in whole or in part, (c) provides for the scheduled payments of dividends in cash (except that an Equity Interest shall not be deemed to be within this clause (c) if its terms provide that (i) cash dividends shall not be paid if prohibited by law or any agreement to which the Person is a party or (ii) such Person may substitute dividends of Equity Interests other than Disqualified Capital Stock of such Person for cash) or (d) is or becomes convertible into or exchangeable for Financial Indebtedness or any other Equity Interests that would constitute Disqualified Capital Stock, in each case, prior to the first anniversary of the Revolving Maturity Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital Stock; provided, further, however, that if such Equity Interest is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such ~~employee's~~employee’s termination, death or disability.

“Disqualified Institution” shall mean any Person listed on Schedule 1.01(h) hereto and any affiliates thereof which are clearly identifiable solely on the basis of similarity of name.

“Dividend” shall mean, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Equity Interests of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration (other than Qualified Equity Interests) any of the outstanding Equity Interests of such person (or any options or warrants issued by such person with respect to its Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of or otherwise reserving any funds for the foregoing purposes and shall include any stock buy-backs.

“Dollars” or “$” shall mean lawful money of the United States.

~~“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent  has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business  Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election  from Lenders comprising the Required Lenders.~~

~~“Early Opt-in Election” means the occurrence of:~~

~~(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly  available for review), and~~

~~(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBOR Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.~~

“Earnings Account Pledge Agreement” shall mean the earnings account pledge agreement to be entered into by each Security Provider and the Collateral Agent for the benefit of the Secured Parties and pursuant to which the Earnings Accounts (subject to Section 5.14) of each Security Provider with respect to a Collateral Vessel shall have been pledged to secure the Secured Obligations.

“Earnings Accounts” shall mean each account listed on Schedule 5.14 and each other deposit account held with Nordea Bank Abp, New York Branch, as deposit account bank and into which Earnings and Insurance Collateral are deposited (or are required to be deposited) pursuant to Section 5.14.

“Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the General Assignment Agreement.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean and include a commercial bank, insurance company, financial institution, fund, trust or other Person which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person which would constitute a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act as in effect on the Closing Date or other “accredited investor” (as defined in Regulation D of the Securities Act); provided that neither (i) any Loan Party or any Affiliate of any Loan Party nor (ii) any natural Person nor (iii) any Disqualified Institution nor any (iv) Defaulting Lender shall be an Eligible Assignee at any time.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA, which is, or at any time during which the applicable statute of limitations remains open, was maintained or contributed to by any Company or any of its ERISA Affiliates (other than a Multiemployer Plan).  For the avoidance of doubt, the definition of “Employee Benefit Plan” does not include Non-U.S. Plans.

“Environment” shall mean air, land, soil, seas, surface waters, ground waters, and inland waters, including rivers, streams and river sediments.

“Environmental Claim” shall mean any written claim, notice, demand, Order, action, suit, proceeding or other written communication alleging or asserting liability or obligations relating to Environmental Law, Hazardous Materials or the Environment, including liability or obligation for reporting, investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or from any Vessel or (ii) any actual or alleged violation of or non-compliance with Environmental Law.

“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to the Environment, pollution, any Hazardous Materials, including the Release or threatened Release of any Hazardous Material and exposure to any Hazardous Material, natural resource damages, or occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent, registration, notification, exemption or other authorization required by or from a Governmental Authority under any Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), or if such person is a limited liability company, membership interests, and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the ~~date hereof~~Closing Date or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code (and, for purposes of Section 302 of ERISA and each “applicable section” under Section 414(t)(2) of the Code, under Section 414(b), (c), (m) or (o) of the Code), or under Section 4001 of ERISA.

“ERISA Event” shall mean:  (a) the failure to make any required contribution to any Pension Plan or Multiemployer Plan; or (b) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Company or any of its ERISA Affiliates.

“Erroneous Payment” has the meaning assigned to it in Section 10.16(a).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.16(e).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any Swap Obligation incurred after the Closing Date if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Subsidiary Guarantor’s failure to constitute an “eligible contract participant” at such time.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the applicable Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Excluded Taxes” shall mean, with respect to a Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office, or in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, including (for the avoidance of doubt) U.S. federal income tax imposed on the net income of a Foreign Lender as a result of such Foreign Lender engaging in a trade or business in the United States, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.16(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(f), and (d) any withholding Taxes imposed under FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.22(a).

~~“Existing Debt Agreements” shall mean, collectively, that certain (i) amended and restated credit agreement, dated as of February 28, 2019, among the Borrower, as borrower, the banks, financial institutions and other institutional lenders from time to time party thereto as lenders, and Nordea, as administrative agent and security agent and (ii) the amended and restated credit agreement, dated as of August 14, 2018, among the Borrower, as borrower, the banks, financial institutions and other institutional lenders from time to time party thereto as lenders and Credit Agricole Corporate & Investment Bank, as administrative agent and security agent, each as amended, modified or supplemented.~~

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined (x) in good faith by the Board of Directors or, pursuant to a specific delegation of authority by such Board of Directors or a designated senior executive officer, of the Borrower, or the Subsidiary of the Borrower selling such asset or (y) in the case of Collateral Vessels or Accordion Vessels for purposes of calculating the Collateral Maintenance Test or the Vessel Appraisal Value.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the ~~date of this Agreement~~Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1.00%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean, collectively, the Agency Fee Letter, the Bookrunner Fee Letter ~~and~~, the Closing Fee Letter and the Fourth Amendment Fee Letter, in each case as the same may be amended, amended and restated, modified or otherwise supplemented.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees and the other fees referred to in Section 2.05.

“Financial Covenants” shall mean the covenants set forth in Section 6.10.

“Financial Indebtedness” of any person shall mean, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (including, for the avoidance of doubt, any Disqualified Capital Stock); (b) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit (it being understood that undrawn amounts in respect of letters of credit shall not constitute Financial Indebtedness); (c) all indebtedness of the types described in paragraphs (a) to (g) of this definition secured by any Collateral on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (to the extent of the value of the respective property); (d) the aggregate amount required to be capitalized under leases under which such Person is the lessee; (e) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted (i.e. take-or-pay and similar obligations); (f) all Contingent Liabilities of such Person and (g) all obligations under any Permitted Hedging Agreements.  Notwithstanding the foregoing, Financial Indebtedness shall not include trade payables and expenses, or indebtedness (other than indebtedness for borrowed money) incurred in connection with Permitted Hedging Agreements or in the ordinary course of business to pay for alterations or modifications of a Collateral Vessel to comply with regulatory requirements, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Financial Officer” of any person shall mean any of the chief financial officer, principal accounting officer, controller, comptroller, treasurer or assistant treasurer of such person.

“First Priority” shall mean, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is (a) the most senior Lien to which such Collateral is subject (subject only to non-consensual Permitted Liens that arise under any Legal Requirement), or (b) a Collateral Vessel Mortgage duly recorded or registered in accordance with the laws of the applicable Acceptable Flag Jurisdiction in which such Collateral Vessel is registered covering a Collateral Vessel

(subject only to Permitted Liens which may, under applicable law, be entitled to priority over such Collateral Vessel Mortgage).

“Flag Jurisdiction” shall mean, with respect to any Collateral Vessel, the flag jurisdiction of such Collateral Vessel on the ~~Initial Borrowing Date~~Fourth Amendment Effective Date (or such later date on which a vessel becomes a Collateral Vessel), which, for the avoidance of doubt, must be an Acceptable Flag Jurisdiction.

“Flag Jurisdiction Transfer” shall mean the transfer of the registration and flag of a Collateral Vessel from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction in accordance with Section 11.20; provided that the following conditions are satisfied:

(a)On each Flag Jurisdiction Transfer Date, the Loan Party which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a Collateral Vessel Mortgage (which Collateral Vessel Mortgage shall, to the extent possible, be registered as a “continuation mortgage” to the original Collateral Vessel Mortgage recorded in the initial Acceptable Flag Jurisdiction) with respect to the Collateral Vessel being transferred (the “Transferred Collateral Vessel”) and such Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable First Priority security interest, in and lien upon such Transferred Collateral Vessel, subject only to Permitted Liens.  All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent (acting on instructions from the Required Lenders).

(b)On each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received from counsel to the Loan Parties consummating the relevant Flag Jurisdiction Transfer reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which the Transferred Collateral Vessel is registered and/or the Loan Party owning such Transferred Collateral Vessel is organized, opinions which shall be addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent (acting on instructions from the Required Lenders) and (y) cover the perfection of the security interests granted pursuant to the Collateral Vessel Mortgage(s) and such other matters incident thereto as the Administrative Agent may reasonably request.

(c)On each Flag Jurisdiction Transfer Date:

(i)the Administrative Agent shall have received (x) a certificate of ownership issued by the registry of the applicable Acceptable Flag Jurisdiction showing the registered ownership of the Transferred Collateral Vessel transferred on such date in the name of the relevant Subsidiary Guarantor and (y) a certificate of ownership and encumbrance or, as applicable, a transcript of registry with respect to the Transferred Collateral Vessel transferred on such date, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens; and

(ii)the Administrative Agent shall have received a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Loan Party in respect of the Transferred Collateral Vessel transferred on such date, together with a certificate from such broker certifying that such insurances (x) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Collateral Agent as mortgagee and (y) conform with the insurance requirements of the respective Collateral Vessel Mortgages.

(d)On or prior to each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received a certificate, dated the Flag Jurisdiction Transfer Date, signed by a Responsible Officer, member, or general partner of the Loan Party consummating such Flag Jurisdiction Transfer, certifying that (i) all necessary governmental (domestic and foreign) and third party approvals and/or consents, including evidence of deletion from the existing Flag Jurisdiction, in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect or that no such approvals and/or consents are required, (ii) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer or the other transactions contemplated by this Agreement and (iii) copies of any authorizing resolutions approving the Flag Jurisdiction Transfer of such Loan Party and any other matter the Administrative Agent may request.

(e)On each Flag Jurisdiction Transfer Date, the Vessel Collateral Requirements for the Transferred Collateral Vessel shall have been satisfied.

(f)On each Flag Jurisdiction Transfer Date, (i) no Event of Default has occurred and is continuing and (ii) all representations and warranties contained herein or in any other Loan Document shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

~~“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBOR Rate.~~

“Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.

“Floor” shall mean a rate of interest equal to 0.00% per annum.

“Foreign Lender” shall mean any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Fourth Amendment” shall mean that Fourth Amendment to Credit Agreement, dated as of November 29, 2023, by and among the Borrower, Nordea, as Administrative Agent, Collateral Agent, Security Trustee, Sustainability Coordinator, the Guarantors party thereto and the Lenders party thereto.

“Fourth Amendment Effective Date” shall have the meaning assigned to “Effective Date” in the Fourth Amendment.

“Fourth Amendment Fee Letter” shall mean that certain Fee Letter, dated as of October 19, 2023 between Nordea (on behalf of itself and the Lenders) and the Borrower.

“Funding Default” shall have the meaning assigned to such term in Section 2.17.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“General Assignment Agreement” shall have the meaning set forth in the definition of “Vessel Collateral Requirements”.

“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality, regulatory or self-regulatory, body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any international or supra-national bodies such as the International Maritime Organization, the European Union or the European Central Bank).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by each of the Guarantors.

“Guarantors” shall mean (i) each Subsidiary Guarantor and (ii) the Borrower but only in its capacity, and to the extent, if any, as a guarantor of the Secured Hedging Obligations of another Loan Party.

“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws, including substances required or recommended to be listed on a Collateral Vessel’s IHM prepared in compliance with Resolution MEPC.269(68) (adopted on 15 May 2015) by the Marine Environment Protection Committee of the International Maritime Organization and petroleum, petroleum products, petroleum by-products, petroleum breakdown products, petroleum-derived substances, crude oil or any fraction thereof.

“IHM” shall mean, in relation to a Collateral Vessel, an “Inventory of Hazardous Materials” prepared in accordance with IMO Resolution MEPC.269(68), “2015 Guidelines for the Development of the Inventory of Hazardous Materials”, issued by that Collateral Vessel’s classification society, which includes a list of required materials known to be potentially hazardous and listed in the construction of or on board that Collateral Vessel, their location and approximate quantities.

“Increasing Lenders” shall have the meaning assigned to such term in Section 2.19(b).

“Incremental Joinder Agreement” shall have the meaning assigned to such term in Section 2.19(d).

“Incremental ~~Term~~Revolving Loan Amendment” shall have the meaning assigned to such term in Section 2.19(d).

~~“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.19(a).~~

“Indemnified Taxes” shall mean (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not covered in preceding clause (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Information” shall have the meaning assigned to such term in Section 11.12.

“Initial Borrowing Date” shall mean ~~the date on which the conditions set forth in Section 4.01 shall have been satisfied or waived by the Administrative Agent and the first drawing of the Initial Term Loans occurs; provided that the Initial Borrowing Date shall not occur later than the Term Loan Commitment Termination Date.~~August 31, 2021.

~~“Initial Term Loans” shall mean the Term Loans made on the Initial Borrowing Date pursuant to Section 2.01(a).~~

“Insolvency Laws” shall mean the Bankruptcy Code, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code.

“Insurance Deliverables Requirement” shall mean, in relation to each Collateral Vessel, with respect to (i) marine, hull and machinery insurance and increased value insurance, (ii) marine protection and indemnity insurance (including (x) insurance for liability arising out of pollution and spillage or leakage of cargo and (y) cargo liability insurance), (iii) war risks insurance and increased value insurance, (iv) such other marine insurance that has been reasonably requested by the Administrative Agent with the written consent of the Borrower (not to be unreasonably withheld or delayed), in each case that is required to be maintained in accordance with the terms of this Agreement, the Borrower shall have delivered to, or cause to be delivered, a letter of undertaking from a marine insurance broker attaching cover notes and certificates of entry evidencing such insurance, together with notices of assignment and loss payee clauses, and letters of undertaking issued by the protection and indemnity association, each of which shall be reasonably satisfactory to the Administrative Agent.

“Intercompany Note” shall mean a promissory note (which may be a global intercompany note) in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Revolving Borrowing ~~or a Term Borrowing~~ in accordance with Section 2.08(b), substantially in the form of Exhibit E or such other form as the Administrative Agent and the Borrower may agree to from time to time.

“Interest Payment Date” shall mean the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, ~~(a) with respect to any Term Loan, the Term Loan Maturity Date and (b) with respect to any Revolving Loan,~~ the Revolving Maturity Date (or such earlier date on which the Revolving Commitments are terminated).

“Interest Period” shall mean, with respect to any Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is ~~(i) with respect to Revolving Loans,~~ one~~,~~ or three ~~or six~~ months thereafter ~~and (ii) with respect to Term Loans, one,~~

~~three or six months thereafter, in each case, as the Borrower may elect (or such other periods, elected by the Borrower, as~~or other interest period that may be agreed to by all Lenders~~)~~ in writing; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day~~,~~ and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period~~, and (c) with respect to Borrowings of Term Loans, the initial Interest Period with respect to such Term Loans shall commence on the date of such Borrowing and end on the Term Loan Maturity Date occurring thereafter~~.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent continuation of such Borrowing.

~~“Interpolated Screen Rate” shall mean, with respect to the applicable Loan, the rate which results from interpolating on a linear basis between:~~

~~(a) the applicable LIBOR Screen Rate for the longest period for which a LIBOR Screen Rate is available for such Loan, which period is less than the Interest Period of such Loan; and~~

~~(b) the applicable LIBOR Screen Rate for the shortest period for which a LIBOR Screen Rate is available for such Loan, which period exceeds the Interest Period of such Loan.~~

“Investments” shall have the meaning assigned to such term in Section 6.04.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment or any write-offs or write-downs thereof.

“IRS” shall mean the United States Internal Revenue Services.

“ISM Code” shall mean the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, adopted by the International Maritime Organization.

“ISPS Code” shall mean the International Code for the Security of Ships and Port Facilities adopted by the International Maritime Organization.

“Judgment Currency” shall have the meaning assigned to such term in Section 11.21(a).

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 11.21(a).

“Legal Requirements” shall mean, as to any person, any treaty, convention, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction, policies and procedures, Order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

“Lenders” shall mean (a) the financial institutions and other persons party hereto as “Lenders” on the ~~date hereof~~Fourth Amendment Effective Date, and (b) each financial institution or other person that becomes a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to an Assignment and Acceptance.

~~“LIBOR Rate” shall mean, with respect to any Borrowing for any Interest Period therefor, (x) the rate per annum equal to the rate determined by the Administrative Agent at approximately 11:00 a.m., London, England time, on the date that is two Business Days prior to the commencement of such Interest Period to be the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other person that takes over the administration of such rate) that appears on the Reuters Screen LIBOR01 Page (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in each case, the “LIBOR Screen Rate”) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (or, if such LIBOR Screen Rate is not available for the Interest Period of that Loan, the LIBOR Rate shall be the rate per annum determined by the Administrative Agent to be the Interpolated Screen Rate for such Loan) or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits in Dollars for delivery on the first day of such Interest Period, provided that if such rate is below zero, the LIBOR Rate will be deemed to be zero, or (y) if the rates referenced in preceding clause (x) are not available, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars by the Reference Banks at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Borrowing to be outstanding during such Interest Period.  “Reuters Screen LIBOR01 Page” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).~~

~~“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the “LIBOR Rate.”~~

~~“LIBOR Screen Rate” shall have the meaning provided in the definition of “LIBOR Rate” contained herein.~~

“Lien” shall mean, with respect to any property, (a) any preferred ship mortgage, maritime lien, mortgage, deed of trust, lien (statutory or other), judgment lien, pledge, encumbrance, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference, in each of the foregoing cases whether voluntary or imposed or arising by operation of law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effects as any of the foregoing) relating to such property and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” or “Loans” shall mean, ~~as the context may require, a~~one or more Revolving ~~Loan or a Term Loan~~Loans.

“Loan Documents” shall mean this Agreement, the Notes, if any, the Security Documents, each Intercompany Note, each Incremental Joinder Agreement and all other documents, certificates, instruments or agreements executed by or on behalf of a Loan Party or a Security Provider for the benefit of any Agent or any Lender in connection herewith on or after the ~~date hereof~~Closing Date, each other document, instrument or agreement that the Administrative Agent and the Borrower agree shall be a Loan Document and, except for purposes of Section 11.02(b), the Fee Letters.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” shall mean the Borrower and the Guarantors and “Loan Party” shall mean any of them.

“LTV Ratio” shall mean the ratio of (a~~) the remainder of (i~~) the aggregate outstanding principal amount of Loans (which shall not include undrawn Revolving Commitments) ~~minus (ii) any amounts held in any Cash Collateral Account pursuant to Section 2.10(e),~~ to (b) the Vessel Appraisal Value of all Collateral Vessels.

“Manager’s Undertaking” shall have the meaning provided in Section 5.16(~~i~~h).

“Mandated Lead Arrangers” shall mean Nordea Bank Abp, New York Branch, DNB Markets Inc., Skandinaviska Enskilda Banken AB (~~PUBL) and DNB Markets, Inc.~~publ), ING Bank N.V., London Branch and Crédit Agricole Corporate & Investment Bank, as mandated lead arrangers for the ~~Credit Facilities~~Revolving Facility hereunder.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Disruption Event” shall have the meaning assigned to such term in Section 2.11(a)(ii).

“Material Adverse Effect” shall mean (a) a material adverse effect on, or a material adverse change in, the condition (financial or otherwise), results of operations, business, properties, assets or liabilities (contingent or otherwise) of the Companies, taken as a whole, (b) an impairment of the ability of the Loan Parties to fully and timely perform any of their payment obligations or of the Loan Parties and any other Security Provider to fully and timely perform any of their material obligations under any Loan Document (taken as a whole), (c) a material impairment of the rights of or benefits or remedies available to the Lenders or any Agent under any Loan Document, or (d) a material adverse effect on the Collateral (taken as a whole) or any material portion thereof or on the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the validity, enforceability, perfection or priority of such Liens.

“Material Non-Public Information” shall mean information and documentation that is (i) not publicly available and (ii) material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.

~~“Maturity Date” shall mean, as the context may require, the Term Loan Maturity Date or the Revolving Maturity Date.~~

“Maximum Leverage Ratio” shall mean, at any time of determination for any Person, the ratio of (x) Consolidated Net Indebtedness to (y) Total Capitalization.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Minimum Liquidity Threshold” shall have the meaning assigned to such term in Section 6.10(a).

“Minimum ~~Repayment~~Reduction Profile” shall mean the amount of scheduled ~~repayments of Term Loans (including Incremental Term Loans) and scheduled~~ reductions of Revolving Commitments on the last day of each fiscal quarter, in equal installments in an amount reflecting a straight-line amortization sufficient to result in a reduction of the aggregate principal amount of ~~Credit Facilities~~the Revolving Commitments to $0 upon the Collateral Vessels having achieved an average age of 20 years~~.~~; provided however that the first quarterly scheduled reduction following the Fourth Amendment Effective Date shall reflect the number of days remaining in the fiscal quarter from the Fourth Amendment Effective Date to December 31, 2023.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Mortgagee’s Insurances” means all policies and contracts of mortgagees interest insurance, mortgagees interest insurance additional perils (pollution) insurance and any other insurance from time to time taken out by the ~~Security~~Collateral Agent in relation to a Collateral Vessel.

“Multiemployer Plan” shall mean an employee benefit plan of the type described in Section 4001(a)(3) or Section 3(37) of ERISA and subject to Title IV of ERISA to which any Company or any of its ERISA Affiliates is making or obligated to make contributions or during the preceding five plan years, has made or been obligated to make contributions.

“NASDAQ” shall mean the NASDAQ Stock Market.

“Net Worth” shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders’ equity, but excluding treasury stock and the effect of any impairment of intangible assets on and after the ~~date of this Agreement~~Closing Date.

“New Collateral Vessel” shall have the meaning assigned to such term in the Fourth Amendment.

“New Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-U.S. Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees, officers or directors employed, or otherwise engaged, outside the United States.

“Nordea” shall mean Nordea Bank Abp, New York Branch and its legal successors and permitted assigns.

“Notes” shall mean any notes evidencing the ~~Term Loans or~~ Revolving Loans issued pursuant to Section 2.04(e), if any, substantially in the form of Exhibit F~~-1 or F~~-2~~, respectively~~.

“NYSE” shall mean the New York Stock Exchange.

“Obligation Currency” shall have the meaning assigned to such term in Section 11.21.

“Obligations” shall mean (a) all obligations of the Borrower, the other Loan Parties and, if any, the Security Providers from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise (including any obligation to pay, discharge and satisfy the Erroneous Payment Subrogation Rights), and (ii) all other monetary obligations, including fees (including the fees provided for in the Fee Letters), costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding), of the Borrower, the other Loan Parties and, if any, the Security Providers under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower, the other Loan Parties and the other Security Providers under or pursuant to this Agreement and the other Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising; provided, that in no circumstances shall Excluded Swap Obligations constitute Obligations.

“OFAC” shall have the meaning assigned to such term in Section 3.22(b).

“Officer’s Certificate” shall mean, as to any person, a certificate executed by any of the chairman of the Board of Directors (if an officer), the chief executive officer, the president or one of the Financial Officers of such person, each in his or her official (and not individual) capacity.

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation, articles of incorporation or deed of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constituent documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constituent documents) of such person (and, where applicable, the equityholders or shareholders registry of such person), (iv) in the case of any general partnership, the partnership agreement (or similar constituent document) of such person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such person.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction (including any subdivision or taxing authority thereof) imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b)).

“Participant” shall have the meaning assigned to such term in Section 11.04(e).

“Participant Register” shall have the meaning assigned to such term in Section 11.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 3.22(a).

“Pension Plan” shall mean any Employee Benefit Plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA.

“Pensions Regulator” shall mean the body corporate called the Pensions Regulator established under Part 1 of the U.K. Pensions Act 2004.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person, (b) acquisition of all of the Equity Interests of any person, and otherwise causing such person to become a Wholly Owned Subsidiary of such person, (c) merger or consolidation or any other combination with any person or (d) acquisition by the Borrower or any Subsidiary of the Borrower (other than any Subsidiary Guarantor) of one or more Vessels (other than Collateral Vessels), if each of the following conditions is met:

(i)~~(i)~~no Event of Default then exists or would result therefrom;

(ii)~~(ii)~~after giving effect to such transaction on a Pro Forma Basis, the Borrower shall be in compliance with the Financial Covenants; and

(iii)~~(iii)~~with respect to an acquisition of a Vessel, the Vessel shall be a dry bulk vessel, and, with respect to persons or businesses, the person or business to be acquired shall be, or shall be engaged in, a business of the type that the Borrower and its Subsidiaries are permitted to be engaged in under Section 6.14.

“Permitted Charter” shall mean a charter of a Collateral Vessel to a third party:

(a)which is a time charter, voyage charter, consecutive voyage charter, pooling agreement or contract of affreightment entered into on bona fide arm’s length terms; and

(b)bareboat or demise charters approved by the Required Lenders.

“Permitted Collateral Vessel Acquisition” shall mean any transaction or series of related transactions for the acquisition of the whole of a vessel (either from a third party or via intercompany transfer) or substitution of a vessel owned by a Subsidiary of the Borrower for any Collateral Vessel, if each of the following conditions is met:

(i)~~(i)~~no Event of Default then exists or would result therefrom at the time of such acquisition;

(ii)~~(ii)~~after giving effect to such acquisition or substitution on a Pro Forma Basis, the Borrower shall be in compliance with the Financial Covenants;

(iii)~~(iii)~~the vessel so acquired or substituted becomes a Collateral Vessel on the date of such acquisition or substitution, the person which owns such vessel becomes a Subsidiary Guarantor with respect to the Secured Obligations and the Vessel Collateral Requirements with respect to such Vessel and such Subsidiary Guarantor have been satisfied;

~~(iv)       the amount of proceeds used for such acquisition (or used to refinance any cash on hand of the Borrower used to finance such acquisition) from the amount on deposit in any Cash Collateral Account immediately prior to such acquisition (or refinancing), shall be amount such that the LTV Ratio (after giving effect to the acquisition or refinancing on a pro forma basis) shall be equal to or less than 0.55 on a Pro Forma Basis; and~~

(iv)the LTV Ratio (after giving effect to the acquisition, substitution or refinancing on a pro forma basis) shall be equal to or less than 0.55 on a Pro Forma Basis;  and

(v)~~(iii)~~each Vessel acquired or substituted in connection with such Permitted Collateral Vessel Acquisition shall meet the requirements set forth in the definition of Accordion Vessel and, if such Permitted Collateral Vessel Acquisition is acquired or substituted during the Reinvestment Period, shall be a Substitution Vessel.

“Permitted Hedging Agreement” shall mean any agreement documenting hedging, swap or derivative transactions to the extent constituting a swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates, bunkers, fuel, other commodities, forward commitments for bunkers or fuel and forward freight futures, either generally or under specific contingencies, in each case entered into in the ordinary course of business and not for speculative purposes.

“Permitted Hedging Obligations” shall mean all obligations of the Borrower and, if applicable the other Loan Parties from time to time arising under or in respect of the due and punctual payment of all amounts due, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding), pursuant to Permitted Hedging Agreements.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Person” and “person” shall mean any natural person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Platform” shall mean IntraLinks, Debtdomain or a substantially similar electronic transmission system.

“Pledge Agreement” shall mean a Pledge Agreement substantially in the form of Exhibit G between the Loan Parties and the Collateral Agent for the benefit of the Secured Parties and pursuant to which the Earnings Accounts (subject to Section 5.14) and all of the Equity Interests of each Subsidiary Guarantor that owns a Collateral Vessel (and the Equity Interests of the Person that owns, directly or indirectly, the Equity Interests in such Subsidiary Guarantor, if any) shall have been pledged to secure the Obligations and shall have (A) delivered to the Collateral Agent all the Securities Collateral referred to therein, together with executed and undated stock powers in the case of capital stock constituting Securities Collateral, and (B) otherwise complied with all of the requirements set forth in the Pledge Agreement.

“Pledge Agreement Collateral” shall mean all property from time to time pledged or granted as collateral pursuant to the Pledge Agreement.

“Pool Operator” shall mean a third-party operator or manager of any Shipping Pool.

“Poseidon Principles” shall mean the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on 18 June 2019, available at http://www.poseidonprinciples.org, as the same may be amended or replaced, including but not limited to, to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organization from time to time.

“Prime Rate” shall mean the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).  Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Pro Forma Basis” shall mean:

(a)~~(a)~~ in connection with any calculation of compliance with any financial covenant, financial test or financial term hereunder, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Financial Indebtedness (other than revolving Financial Indebtedness, except to the extent the same is incurred to refinance other outstanding Financial Indebtedness, to finance a Permitted Acquisition or other Investment or to finance a Dividend or Restricted Debt Payment) after the first day of the relevant Test Period, as if such Financial Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period, (y) the permanent repayment of any Financial Indebtedness (other than revolving Financial Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period, as if such Financial Indebtedness had been retired or repaid on the first day of such Test Period, and (z) any Permitted Acquisition or other Investment then being consummated as well as any other Permitted Acquisition or other Investment if consummated after the first day of the relevant Test Period and on or prior to the date of the respective Permitted Acquisition or other Investment then being effected, with the following rules to apply in connection therewith:

(i)~~(i)~~all Financial Indebtedness (x) (other than revolving Financial Indebtedness, except to the extent that the same is incurred to refinance other outstanding Financial Indebtedness, to finance Permitted Acquisitions or other Investments or to finance a Dividend or Restricted Debt Payment) incurred or issued after the first day of the relevant Test Period (whether incurred to finance a Permitted Acquisition or other Investment, to pay a Dividend to refinance Financial Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period and remain outstanding through the date of determination and (y) (other than revolving Financial Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period shall be deemed to have been retired or redeemed on the first day of such Test Period and remain retired through the date of determination;

(ii)~~(ii)~~all Financial Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Financial Indebtedness (although interest expense with respect to any Financial Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii)~~(iii)~~in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or other Investment if effected during the respective Test Period as if same had occurred on the first day of the respective Test Period, and taking into account, in the case of any Permitted Acquisition or other Investment, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period; and

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the Total Revolving Commitments of all Lenders represented by such Lender’s Revolving Commitment.

“Process Agent” shall have the meaning assigned to such term in Section 11.09(d).

“Projections” shall have the meaning assigned to such term in Section 3.04(c).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, Vessels, cash, securities, accounts, revenues and contract rights.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” shall mean Lenders that do not wish to receive Material Non-Public Information with respect to the Borrower or its Subsidiaries.

“Qualified Equity Interests” of any person shall mean any Equity Interests of such person that do not constitute Disqualified Capital Stock.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Subsidiary Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” shall mean the Administrative Agent, Collateral Agent or any Lender, as applicable.

~~“Reference Banks” shall mean, at any time, each Lender that agrees to be a Reference Bank hereunder.~~

~~“Refinancing” shall mean the repayment in full of (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees and security in respect thereof being released) all of the outstanding indebtedness of the Borrower and its Subsidiaries under the Existing Debt Agreements.~~

“Register” shall have the meaning assigned to such term in Section 11.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Person” shall mean, with respect to any person, (a) each Affiliate of such person and each of the officers, directors, employees, Advisors, attorneys, agents, representatives, controlling persons and shareholders, partners, members and trustees of each of the foregoing, and (b) if such person is an Agent, each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 10.05 or any comparable provision of any Loan Document.

“Release” shall mean any releasing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto, from or through the Environment.

“Relevant Amount” shall have the meaning assigned to such term in Section 2.10(b)(iv).

“Relevant Governmental Body” ~~means~~shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Required Insurance” shall mean insurance of the type, deductibles and amounts as set forth on Schedule 3.20.

“Required Lenders” shall mean, at any date of determination, Lenders having ~~Term Loans,~~ Revolving Loans~~,~~ and unused Revolving ~~Commitments, and Term~~ Commitments representing more than 66 2/3% of the sum of all outstanding ~~Term Loans,~~ Revolving Loans~~,~~ and unused Revolving ~~Commitments and Term~~ Commitments at such time.  The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requisition” means: (a) any expropriation, confiscation, requisition or acquisition of a Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension) unless it is within 30 days redelivered to the full control of the Subsidiary Guarantor being the owner thereof; and (b) any arrest, capture or seizure of a Vessel (including any hijacking or theft) unless it is within 60 days redelivered to the full control of the Subsidiary Guarantor being the owner thereof.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Cash and Cash Equivalents” shall mean all cash and Cash Equivalents of the Borrower and its Subsidiaries other than Unrestricted Cash and Cash Equivalents.

“Restricted Debt Payment” shall mean any payment, prepayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of any Restricted Indebtedness.

“Restricted Indebtedness” shall mean Financial Indebtedness of any Company, the payment, prepayment, repurchase, defeasance or acquisition for value of which is restricted under Section 6.13.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder up to the amount set forth on Annex I hereto or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment~~, as applicable,~~  as the same may be (a) reduced from time to time pursuant to Section 2.07 and/or Section 2.09, (b) increased from time to time pursuant to Section 2.19 and/or (~~b~~c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The aggregate principal amount of the Lenders’ Revolving Commitments on the ~~Closing~~Fourth Amendment Effective Date is $~~300,000,000~~500,000,000.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender.

“Revolving Facility” shall mean, at any time and with respect to any Revolving Lender, such Revolving Lender’s respective Revolving Commitments and the extensions of credit thereunder at such time.

“Revolving Lender” shall mean a Lender with a Revolving Commitment or with outstanding Revolving Exposure.

“Revolving Loan” shall mean a revolving loan made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Revolving Loan Commitment Reduction Date” shall mean the last Business Day of each March, June, September and December, commencing with ~~September 30, 2021~~December 31, 2023 or, if any such date is not a Business Day, on the immediately following Business Day, unless such next following Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day.

“Revolving Maturity Date” shall mean ~~August 3~~November 29, ~~2026~~2028.

“Revolving Obligations” shall mean (i) all Revolving Loans, and Revolving Commitments and (ii) all Obligations relating to the Financial Indebtedness and Revolving Commitments described in preceding clause (i).  For the avoidance of doubt, Revolving Obligations includes all interest, fees and expenses accruing or incurred during the pendency of any Insolvency Proceeding with respect to Revolving Obligations, whether or not such interest, fees or expenses are allowed claims under any such Insolvency Proceeding.

“S&P” shall mean S&P Global Ratings and any successor thereto.

“Sale and Leaseback Transaction” shall mean any arrangement of any person, directly or indirectly, with any other person whereby such initial person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions Authority” shall mean the respective governmental institutions and agencies of the United States, the European Union (and its member states), the United Kingdom, the Kingdom of Norway, the European Economic Area (and its member states), and the United Nations, including the U.S. Treasury Department, the U.S. Commerce Department, the U.S. State Department, the United Nations Security Council, or other relevant sanctions authority of the United States, the European Union (and its member states), the United Kingdom, the Kingdom of Norway, the European Economic Area (and its member states), or the United Nations.

“Sanctions Laws” shall mean the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

“Scheduled Revolving Commitment Reduction Amount” shall mean for any Revolving Loan Commitment Reduction Date the corresponding amount for such date set forth on Schedule 2.09, as such amount may be reduced from time to time pursuant to Section 2.07; provided that such amounts shall reflect a straight-line amortization not less than amounts reflecting the Minimum ~~Repayment~~Reduction Profile.

“SEC” shall mean the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions thereof.

“Secured Hedging Agreements” shall mean those agreements entered into from time to time by the Borrower or Subsidiary Guarantor with a Bank Product Provider in connection with the obtaining of any Permitted Hedging Agreements.

“Secured Hedging Obligations” shall mean (a) all Permitted Hedging Obligations of the Borrower and, if applicable, the other Loan Parties from time to time pursuant to Secured Hedging Agreements entered into with one or more of the Bank Product Providers, and (b) all amounts that the Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of the Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Secured Hedging Agreements provided by such Bank Product Provider to the Borrower or any Subsidiary Guarantor; provided that, in order for any item described in clause (a) or (b) above, as applicable, to constitute “Secured Hedging Obligations,” the applicable Secured Hedging Agreement must have been provided on or after the Closing Date and the Administrative Agent shall have received a Bank Product Provider Letter Agreement from the applicable Bank Product Provider (and acknowledged by the Borrower) within 30 days after the date of the entry into a master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement with the Borrower or any Subsidiary Guarantor.

“Secured Obligations” shall mean (a) the Obligations and (b) the due and punctual payment and performance of all Secured Hedging Obligations of the Borrower and the Subsidiary Guarantors; provided, that in no circumstances shall Excluded Swap Obligations constitute Secured Obligations.

“Secured Parties” shall mean, collectively, (a) the Administrative Agent, (b) the Collateral Agent, (c) the Lenders and (d) each Bank Product Provider.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Collateral” shall mean “Collateral” (as defined in the Pledge Agreement).

“Security Documents” shall mean the Pledge Agreement, the Earnings Account Pledge Agreement, each Collateral Vessel Mortgage, each Account Control Agreement, each General Assignment Agreement, each Assignment of Insurances, each Manager’s Undertaking and each other security document or pledge agreement delivered in accordance with applicable local Legal Requirements to grant a valid, enforceable, perfected security interest (with First Priority) in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Pledge Agreement, any Collateral Vessel Mortgage, any Account Control Agreement, any General Assignment Agreement, any Assignment of Insurances, any Manager’s Undertaking or any other such security document or pledge agreement to be filed or registered with respect to the security interests in property created pursuant to the Pledge Agreement, any Collateral Vessel Mortgage, any Account Control Agreement, any General Assignment Agreement, any Manager’s Undertaking and any other document or instrument utilized to pledge any property as collateral for the Secured Obligations.

“Security Provider” shall mean each direct or indirect Subsidiary of the Borrower (other than a Loan Party) which grants a First Priority perfected security interest in any of its property as collateral for the Secured Obligations.  On the ~~Initial Borrowing~~Fourth Amendment Effective Date, the only Security Providers will be Genco Shipping A/S, a company formed in Denmark, ~~and~~ Genco Shipping Pte. Ltd., a company formed in Singapore, and Genco Ship Management LLC, each of which is a direct or indirect Wholly Owned Subsidiary of the Borrower.

“Security Trustee” shall have the meaning assigned to such term in the preamble hereto.

“Shipping Pool” shall mean a shipping pool arrangement in which a Vessel has been entered, or in which a Vessel is a member, together with other vessels owned or operated by third parties that are part of such shipping pool arrangement.

~~“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).~~

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” shall mean, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” shall mean a Loan that bears interest at a rate based on Term SOFR.

“Solvent” shall mean, with respect to any person, that, as of the date of determination, (a) the fair value of the properties of such person will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such person generally will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (d) such person will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date, and (e) such person is not “insolvent” as such term is defined under any bankruptcy, insolvency or similar laws of any jurisdiction in which any person is organized.  For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time represents the amount that can be reasonably expected to become an actual or matured liability.

“Statement of Compliance” shall mean a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

~~“Statutory Reserves” shall mean for any day during any Interest Period for any Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or~~

~~emergency reserves) are required to be maintained during such Interest Period under regulations issued from time to time (including Regulation D, issued by the Board (the “Reserve Requirements”)) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Borrowings shall be deemed to constitute “Eurocurrency liabilities” and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Requirements.~~

“Subordinated Indebtedness” shall mean unsecured Financial Indebtedness of the Borrower or any of its Subsidiaries that is by its terms subordinated (on terms reasonably satisfactory to the Administrative Agent) in right of payment to all or any portion of the Obligations.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be Consolidated with those of the parent in the parent’s Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent; provided that notwithstanding anything herein to the contrary GS Shipmanagement Pte Ltd., a Singapore private limited company, nor any of its subsidiaries, shall not be deemed a Subsidiary for so long as the Borrower or any Subsidiary thereof owns 50% or less of GS Shipmanagement Pte Ltd. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary of the Borrower that is the owner of a Collateral Vessel and each Subsidiary of the Borrower that directly or indirectly owns Equity Interests in any owner of a Collateral Vessel, as well as any additional Subsidiary of the Borrower that becomes a Subsidiary Guarantor pursuant to Section 5.10.  As of the ~~Closing~~Fourth Amendment Effective Date, the Subsidiary Guarantors are listed on Schedule 1.01(e).

“Substitution Vessel” shall mean a dry bulk vessel which shall be of similar quality and type as the vessel(s) it replaces as a Collateral Vessel (each, a “Substitution Vessel” and collectively, the “Substitution Vessels”) and shall (i) not have been built prior to 2014, (ii) is not older than the vessel(s) it is replacing as a Collateral Vessel, and (iii) has an equal to or higher Vessel Appraisal Value than the vessel(s) it is replacing as a Collateral Vessel (or otherwise results in an equal to or lower LTV Ratio (after giving effect to the substitution on a pro forma basis) than the LTV Ratio including the vessel(s) it is replacing as a Collateral Vessel in accordance with Section 2.10(e)).

“Sustainability Certificate” shall mean a certificate signed by a financial officer, in a form and substance reasonably satisfactory to the Administrative Agent and the Sustainability Coordinator delivered pursuant to Section 5.01(d).

“Sustainability Coordinator” shall have the meaning assigned to such term in the preamble hereto.

“Sustainability Pricing Adjustment Schedule” shall mean Schedule 1.01(f), as amended from time to time in accordance with Section 11.02 of this Agreement.

“Swap Obligation” shall mean, with respect to the Borrower and any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” shall mean, as to any person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor or (b)(i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a Sale and Leaseback Transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such person but which, upon the application of any Insolvency Laws to such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which any Loan Party is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than a Loan Party of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness.

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean (i) any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges, imposed by a Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities, including any interest, penalties or additions to tax applicable thereto.

“Technical Manager” shall mean (i) an Acceptable Third Party Technical Manager or (ii) one or more other technical managers (including a Subsidiary of the Borrower) selected by the Borrower and reasonably acceptable to the Administrative Agent (acting on instructions from the Required Lenders).

“Term SOFR” shall mean the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

~~“Term Borrowing” shall mean a Borrowing comprised of Term Loans.~~

~~“Term Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder on or after the Initial Borrowing Date and until the Term Loan Commitment Termination Date in the amount set forth on Annex I hereto or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Term Commitment, as applicable, as the same may be (a) increased from time to time pursuant to Section 2.19 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  The aggregate principal amount of the Lenders’ Term Commitments on the Closing Date is $150,000,000.~~

~~“Term Facility” shall mean, at any time and with respect to any Term Lender, such Term Lender’s respective Term Commitments or, after the Initial Borrowing Date, Term Loans.~~

~~“Term Lender” shall mean a Lender with a Term Commitment or outstanding Term Loans.~~

~~“Term Loan Commitment Termination Date” shall mean September 30, 2021.~~

~~“Term Loan Maturity Date” shall mean August 3, 2026.~~

“Term ~~Loans~~SOFR Administrator” shall mean ~~the Initial Term Loans made by the Term Lenders to the Borrower on the Initial Borrowing Date pursuant to Section 2.01(a).  Unless the context shall otherwise require, the term “Term Loans” also shall include any Incremental Term Loans made after the Initial Borrowing Date.~~CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR~~” means, for the applicable corresponding tenor,~~ Reference Rate” shall mean the forward-looking term rate based on SOFR ~~that has been selected or recommended by the Relevant Governmental Body~~.

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period) for which financial statements of the Borrower have been delivered pursuant to Section 5.01(a) or (b), as the case may be.

“Total Capitalization” shall mean, at any time of determination for any Person, the sum of Total Indebtedness of such Person at any relevant date and Consolidated Tangible Net Worth of such Person at any relevant date.

~~“Total Commitments” shall mean, the aggregate principal amount of Term Commitments and Total Revolving Commitments.~~

“Total Indebtedness” shall mean, as at any date of determination for any Person, the aggregate stated balance sheet amount of all Financial Indebtedness (but including in any event the then outstanding principal amount of the Loans) of such Person and its Subsidiaries on a Consolidated basis as determined in accordance with GAAP.

“Total Loss” means:  (a) actual, constructive, compromised, agreed or arranged total loss of a Vessel; or (b) any Requisition of a Vessel.

“Total Loss Date” means, in relation to the Total Loss of a Vessel:  (a) in the case of an actual loss of a Vessel, the date on which it occurred or, if that is unknown, the date when that Vessel was last heard of; (b) in the case of a constructive, compromised, agreed or arranged total loss of a Vessel, the earlier of:

(i) the date on which a notice of abandonment is given to the insurers; and (ii) the date of any compromise, arrangement or agreement made by or on behalf of the Borrower and/or the Subsidiary Guarantor who owns such Vessel with the Vessel’s insurers in which the insurers agree to treat that Vessel as a total loss; and (c) in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Administrative Agent that the event constituting the Total Loss occurred.

“Total Net Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated Net Indebtedness of the Borrower and its Subsidiaries on such date ~~(minus all cash and Cash Equivalents of the Borrower and its Subsidiaries)~~ to (ii) Consolidated EBITDA of the Borrower and its Subsidiaries for the Test Period then most recently ended.

“Total Revolving Commitments” shall mean the aggregate principal amount of all Revolving Commitments, which as of the ~~Closing~~Fourth Amendment Effective Date is in the aggregate amount of $~~300,000,000~~500,000,000, as the same may be reduced from time to time pursuant to Section 2.07 and/or Section 2.09 or increased from time to time pursuant to Section 2.19.

“Total Revolving Exposure” shall mean, with respect to all Revolving Lenders at any time, the aggregate principal amount at such time of all outstanding Revolving Loans.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Fourth Amendment, the performance by the Loan Parties of this Agreement and the execution, delivery and performance by the Loan Parties and the other Security Providers of the other Loan Documents to which they are a party ~~and~~, (b) the ~~initial~~ Credit ~~Extension hereunder on the Initial Borrowing~~Extensions made on the Fourth Amendment Effective Date and the use of the proceeds thereof~~, (b) the Refinancing~~  and (c) the payment of the fees and expenses related to the foregoing.

“Transferred Collateral Vessel” shall have the meaning provided in the definition of “Flag Jurisdiction Transfer” in this Section 1.01.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury under the Code, as amended from time to time.

“Trust Property” shall mean (a) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Trustee under or pursuant to the Collateral Vessel Mortgages (including the benefits of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to the Security Trustee in the Collateral Vessel Mortgages), (b) all moneys, property and other assets paid or transferred to or vested in the Security Trustee, or any agent of the Security Trustee whether from any Loan Party, any Security Provider or any other person, and (c) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Trustee or any agent of the Security Trustee in respect of the same (or any part thereof).

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UKBA” shall mean the U.K. Bribery Act 2010.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” shall mean the United States of America.

“Unrestricted Cash and Cash Equivalents” shall mean (A) cash or Cash Equivalents that (i) do not appear (or would not be required to appear) as “restricted” on a Consolidated balance sheet of the Borrower or any of its Subsidiaries, (ii) are not subject to any ~~lien~~Lien in favor of any Person other than (a) the Collateral Agent or Security Trustee for the benefit of the Lenders or (b) if required by law, the deposit account bank holding such accounts, (iii) are otherwise generally available for use by the Borrower or such Subsidiary and (B) undrawn amounts under the Revolving Facility.

“U.S. Borrower” shall mean any Borrower that is a U.S. Person.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 2.15(f).

“Vessel Appraisal” shall mean a written desktop appraisal of the fair market value of each Collateral Vessel or Accordion Vessel delivered to the Administrative Agent and the Collateral Agent, in form, scope and methodology reasonably acceptable to the Collateral Agent and prepared by an Approved Broker selected by the Borrower on the basis of a charter-free arm’s-length transaction between a willing and able buyer and seller not under duress, addressed to the Collateral Agent and upon which the Administrative Agent, the Collateral Agent and the Lenders are expressly permitted to rely.

“Vessel Appraisal Value” of any Collateral Vessel or Accordion Vessel at any time of determination shall mean the average of Vessel Appraisals from two Approved Brokers most recently delivered to, or obtained by, and addressed to the Administrative Agent prior to such time in accordance with Sections 2.19(a)(ii), 5.01(c) or 6.10(d), as applicable, or at such other time or times set forth in this Agreement.

“Vessel Collateral Requirements” shall mean, with respect to a Collateral Vessel, the requirement that:

(a)the Subsidiary Guarantor that owns such Collateral Vessel shall have duly authorized, executed and delivered, and caused to be recorded or registered in accordance with the laws of the applicable Acceptable Flag Jurisdiction in which such Collateral Vessel is registered, a Collateral Vessel Mortgage with respect to such Collateral Vessel and such Collateral Vessel Mortgage shall be effective to create in favor of the Security Trustee for the benefit of the Secured Parties a legal, valid and enforceable first preferred ship mortgage lien upon such Collateral Vessel, subject only to Permitted Liens related thereto;

(b)all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve the security interests described in clause (a) above under the laws of the Acceptable Flag Jurisdiction in which such Collateral Vessel is registered and (if required) in the jurisdiction of organization of the entity that is the owner of such Collateral Vessel shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to it and such customary legal opinions reasonably satisfactory to it; and

(c)the Administrative Agent shall have received each of the following:

(i)certified copies of all technical management agreements and commercial management agreements, if any, and all pooling agreements and charter contracts having a remaining term in excess of six months related to such Collateral Vessel and any charter contract guarantees in connection therewith;

(ii)a confirmation of class certificate issued by an Acceptable Classification Society showing the Collateral Vessel to be free of overdue recommendations issued not more than 10 days prior to (x) the Closing Date ~~and~~or (y) otherwise, the date a vessel becomes Collateral Vessel and certified copies of all ISM Code and ISPS Code documentation for such Collateral Vessel and its owner or manager, as appropriate, which shall be valid and unexpired;

(iii)a certificate of ownership and encumbrance or transcript of register confirming registration of such Collateral Vessel under the law and flag of the applicable Acceptable Flag Jurisdiction, the record owner of the Collateral Vessel and all Liens of record (which shall be only Permitted Liens) for such Collateral Vessel, such certificate to be issued within 30 days prior to (x) the Closing Date or (y) otherwise, the date a vessel becomes Collateral Vessel, and reasonably satisfactory to the Administrative Agent;

(iv)a report, addressed to and in form and scope reasonably acceptable to the Administrative Agent, from a firm of marine insurance brokers reasonably acceptable to the Administrative Agent (including Marsh and Willis), confirming the particulars and placement of the marine insurances covering such Collateral Vessel and its compliance with the provisions hereunder, the endorsement of loss payable clauses and notices of assignment on the policies, the adequacy of such marine insurances and containing such other confirmations and undertakings as are customary in the New York market (including the Insurance Deliverables Requirement);

(v)a customary letter of undertaking addressed to the Administrative Agent, issued by each relevant marine insurance broker, the protection and indemnity club or war risks association through or with whom any obligatory insurances are placed or effected for such Collateral Vessel; and

(vi)a report from an independent marine insurance consultant appointed by the Administrative Agent confirming the adequacy of the marine insurances covering such Collateral Vessel.

(d)(A) the Borrower and each Subsidiary Guarantor that owns such Collateral Vessel (and each other relevant Loan Party) shall have duly authorized, executed and delivered a General Assignment Agreement substantially in the form of Exhibit L (as modified, supplemented or amended from time to time, each a “General Assignment Agreement”) assigning all of such Loan Party’s present and future Earnings and Insurance Collateral, and any Permitted Charter with a term in excess of thirty-six (36) months (any such charter, a “Pledged Charter”) to the extent obtainable by the Borrower using reasonable commercial efforts, (B) each Commercial Manager and Technical Manager which, in either case, is a Subsidiary of the Borrower, as applicable (to the extent such Commercial Manager or Technical Manager is a named assured in the insurances of such Collateral Vessel) shall have duly authorized, executed and delivered an Assignment of Insurances substantially in the form of Exhibit M (as modified, supplemented or amended from time to time, each an “Assignment of Insurances”) assigning all of such Commercial Manager and Acceptable Third Party Technical Manager’s present and future Insurance Collateral and (C) each such Loan Party or Commercial Manager or Technical Managers, as applicable, shall use commercially reasonable efforts to provide appropriate notices and consents related thereto, together granting a security interest and lien on (i) all of such Loan Party’s present and future Earnings and Insurance Collateral and present and future rights and receivables under Pledged Charters and (ii) all of such Commercial Manager’s and Technical Manager’s Insurance Collateral, in each case together with proper Financing Statements (Form UCC-1) in form for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by General Assignment Agreement and the Assignment of Insurances, as applicable;

(e)Subject to Section 5.14, the Borrower, the Collateral Agent and Nordea, as depositary bank, shall have duly authorized, executed and delivered a control agreement substantially in the form attached to the Pledge Agreement and/or the Earnings Account Pledge Agreement, as applicable, with respect to the Earnings Accounts (as modified, supplemented or amended from time to time, the “Account Control Agreement”).

“Vessels” shall mean all Collateral Vessels and other vessels owned by the Borrower or any of its Subsidiaries, and “Vessel” shall mean any one of them.

“Voting Equity Interests” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the power under ordinary circumstances to vote for persons to serve on the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares and other nominal shares required to be held by local nationals, in each case to the extent required under applicable Legal Requirements) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% Equity Interest (other than directors’ qualifying share and other nominal shares required to be held by local nationals, in each case to the extent required under applicable Legal Requirements) at such time.  Unless the context requires otherwise, “Wholly Owned Subsidiary” refers to a Wholly Owned Subsidiary of the Borrower.

“Withholding Agent” shall mean the Borrower and the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” shall mean,

(a)with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule; and

(b)with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”).

Section 1.03Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate.” The words “asset” and “property” shall be construed to have the same meaning and effect.  The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such Loan Document, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits, exhibits, Schedules and schedules shall be construed to refer to Articles and Sections of, and Exhibits, exhibits, Schedules and schedules to, this Agreement, unless otherwise indicated and (e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.  This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.04Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with, and all terms of an accounting or financial nature shall be construed and interpreted in accordance with, GAAP as in effect from time to time.  If at any time any change in GAAP would affect the computation of any financial ratio or the Financial Covenants set forth in any Loan Document, and the Borrower, the Required Lenders or the Administrative Agent shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and the Borrower); provided, that, until so amended, such ratio, Financial Covenants or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and the Borrower shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of the Borrower setting forth in reasonable detail the differences that would have resulted if such financial statements had been prepared as if such change had been implemented.

Section 1.05Resolution of Drafting Ambiguities.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.06Rounding.  Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.07Currency Equivalents Generally~~.~~.

Any amount specified in this Agreement (other than as set forth in clause (b) of this Section 1.07) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the applicable exchange rate; provided that if any basket amount expressed in Dollars is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

Section 1.08Divisions.  For all purposes under the Loan Documents, in connection with any division or plan or division under Delaware law (or any comparable event under a different jurisdiction’s law):  (a) if any asset, right, obligation or liability on any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.09Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II~~ARTICLE II~~

THE CREDITS

Section 2.01Commitments.  ~~(a)~~ (a)  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, ~~(i) each Term Lender agrees, severally and not jointly, to make Initial Term Loans to the Borrower, which Initial Term Loans may be incurred pursuant to a single drawing on or after the Initial Borrowing Date and prior to the Term Loan Commitment Termination Date, in the principal amount equal to its Term Commitment on the Closing Date and (ii)~~ each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, on the Fourth Amendment Effective Date and at any time and from time to time after the ~~Initial Borrowing~~Fourth

Amendment Effective Date until the earlier of the date which is one (1) month prior to the Revolving Maturity Date and the termination of the Revolving Commitment of such Revolving Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment. ~~Amounts paid or prepaid in respect of Term Loans may not be reborrowed.  Within the limits set forth in clause (iii) of the second preceding sentence and subject~~ Subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

(b)~~(b)~~    Notwithstanding the foregoing, in no event will the principal amount of the ~~Term Commitments and~~ Revolving Commitments on the ~~Closing~~Fourth Amendment Effective Date exceed the lesser of (i) ~~55~~52.50% of the Vessel Appraisal Value of the Collateral Vessels subject to a Collateral Vessel Mortgage on the Fourth Amendment Effective Date determined in accordance with two Vessel Appraisals dated no earlier than 60 days prior to the ~~Closing~~Fourth Amendment Effective Date and (ii) $~~450,000,000; provided that the Revolving Commitments shall not exceed $300,000,000 and the Term Commitments shall not exceed $150,000,000. For the avoidance of doubt, any reduction to the Total Commitments in accordance with the preceding clause (i) shall be applied pro rata between the Term Commitments and the Revolving Commitments on the Closing Date.~~500,000,000.

Section 2.02Loans~~.  (a)~~.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b)Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Lender to make such Loan or the Borrower to repay such Loan in accordance with the terms of this Agreement; provided, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 10 Borrowings in the aggregate outstanding hereunder at any one time (or such greater number of Borrowings as may be acceptable to the Administrative Agent in its sole discretion).  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate from time to time not later than 10:00 a.m., New York City time, and the Administrative Agent shall promptly credit or remit the amounts so received to an account in the United States as directed by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived, promptly return the amounts so received to the respective Lenders.

(d)Unless the Administrative Agent shall have received written notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (c) above, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent (i) in the case of such Lender, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation and (ii) in the case of the Borrower, the interest rate applicable to such Borrowing.  If such Lender shall subsequently repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the ~~Borrower’~~Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease and any amounts previously so repaid by the Borrower shall be returned to the Borrower.

(e)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

Section 2.03Borrowing Procedure~~. (a)~~.  (a)  To request a Revolving Borrowing ~~or a Term Borrowing~~, the Borrower shall deliver a written request (by email through a “pdf” copy, or facsimile transmission (or transmit by other electronic transmission) if arrangements for doing so have been approved in writing by the Administrative Agent)~~)~~, a duly completed and executed Borrowing Request to the Administrative Agent not later than 1:00 p.m., New York City time, on the third U.S. Government Securities Business Day before the date of the proposed Borrowing.  Each Borrowing Request for a Revolving Loan ~~or a Term Loan~~ shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)the aggregate principal amount of such Borrowing, which shall comply with the requirements of Section 2.02(a) ~~and, in the case of the initial Term Borrowing, Section 2.01(b)~~;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” contained herein;

(iv)the location and number of the respective Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(v)that the conditions set forth in Sections 4.02(b) and (c) are satisfied as of the date of the notice~~; and~~.

~~(vi)        whether the requested Borrowing is to be a Revolving Borrowing or a Term Borrowing.~~

If no Interest Period is specified with respect to any requested Borrowing, then the Borrower shall be deemed to have selected an Interest Period of three months’ duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04Repayment of Loans.  Subject to the provisions of Section 2.09, (a) the Borrower hereby unconditionally promises to pay to ~~(i) the Administrative Agent for the account of each Term Lender, the principal amount of each Term Loan of such Term Lender on the Term Loan Maturity~~

~~Date, and (ii)~~ the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to clauses (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower, the other Loan Parties and the Security Providers, as applicable, to pay, and perform, the Obligations in accordance with the Loan Documents.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e)Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall promptly execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit F~~-1 or F~~-2~~, as the case may be~~.

Section 2.05Fees~~.~~.

(a)Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) equal to 40% of the Applicable Margin multiplied by the average daily unused amount of the Commitment then in effect (including any Suspended Commitment) of such Lender during the period from and including the ~~date hereof~~Fourth Amendment Effective Date to but excluding the date on which such Commitment terminates; provided that, it is understood and agreed that the accrued but unpaid Commitment Fee accrued under this Agreement prior to the Fourth Amendment Effective Date shall be based on the Applicable Margin (and Commitment) in effect prior to such date.  Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on September 30, 2021~~,~~  and (B) on the date on which such Commitment terminates.  Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing Commitment Fees, the Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans of such Lender.

(b)Administrative Agent and Collateral Agent Fees.  The Borrower agrees to pay to the Administrative Agent and the Collateral Agent (as applicable), for their own account, the fees set forth in the Agency Fee Letter and such other fees payable in the amounts and at the times separately agreed upon between and/or among the Borrower, the Administrative Agent and the Collateral Agent (the “Administrative Agent Fees”).

(c)Other Fees.  The Borrower agrees to pay to the Agent, for the account of the Lenders and/or the Mandated Lead Arrangers, the fees set forth in the Closing Fee Letter and Bookrunner Fee Letter.

(d)Payment of Fees.  All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Borrower shall pay the Fees provided under Section 2.05(b) and (c) directly to the applicable Agents.  Once paid, none of the Fees shall be refundable under any circumstances.

(e)Any fees otherwise payable by the Borrower to any Defaulting Lender pursuant to this Section 2.05 shall be subject to Section 2.17.

Section 2.06    Interest on Loans.  (a)  Subject to the provisions of Section 2.06(b), ~~the Term Loans and~~ the Revolving Loans shall bear interest at a rate per annum equal to the ~~Adjusted LIBOR~~Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, each as in effect from time to time.

(b)Notwithstanding the foregoing, upon the occurrence and during the continuance of (i) any Default under Section 8.01(a) or (b) or (ii) on the instructions of the Required Lenders, any Event of Default, each Loan shall bear interest, after as well as before judgment, at a rate per annum equal to the rate which is two percentage points higher than the rate then borne by such Loans (the “Default Rate”).

(c)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided, that (i) interest accrued pursuant to Section 2.06(b) (and all interest on past due interest) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual numbers of days elapsed (including the first day but excluding the last day); provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13, bear interest for one day.  The applicable ~~Adjusted LIBOR~~Term SOFR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after any judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.07Termination and Reduction of Commitments.

~~(a) Subject to the provisions of Section 2.19, the initial Term Commitments made effective on the Initial Borrowing Date shall automatically terminate on the earlier of (i) the Initial Borrowing Date immediately upon the making of the Initial Term Loans on such date and (ii) the Term Loan Commitment Termination Date. The Revolving Commitments shall automatically terminate on the Revolving Maturity Date.~~

(a)The Revolving Commitments shall automatically terminate on the Revolving Maturity Date.

(b)At its option, the Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided, that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 in the aggregate (or such lesser amount as is acceptable to Administrative Agent) and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the

Revolving Loans in accordance with Section 2.10, the Total Revolving Exposure would exceed the Total Revolving Commitments.

(c)The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce Commitments of any Class under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction (which effective date shall be a Business Day), specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.07 shall be irrevocable; provided, that a notice of termination of all then remaining Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities in order to refinance in full the Obligation hereunder, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments for such Class.

Section 2.08Interest Elections.  (a)  Each Revolving Borrowing ~~and Term Borrowing~~ initially shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to continue such Borrowing and may elect Interest Periods therefor, all as provided in this Section 2.08.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding anything herein to the contrary, the Borrower shall not be entitled to request any continuation that, if made, would result in more than eight Interest Periods with respect to any Borrowings outstanding hereunder at any one time (or such greater number of Borrowings as may be acceptable to the Administrative Agent in its sole discretion).

(b)To make an election pursuant to this Section 2.08, the Borrower shall deliver, by hand delivery, email through “pdf” copy, or facsimile transmission (or transmit by other electronic transmission if arrangements for doing so have been approved in writing by the Administrative Agent), a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03.  Each Interest Election Request shall be irrevocable.

(c)Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii)the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” contained herein.

If any such Interest Election Request does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of three months~~’~~  duration.

(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.09Scheduled ~~Repayment of Term Loans and Scheduled~~ Reduction of Revolving Commitments~~. (a)  The Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, the aggregate principal amount of the Term Loans (as adjusted from time to time pursuant to Section 2.10 and/or Section 2.19), together with accrued and unpaid interest on the principal amount on the Term Loan Maturity Date.~~

.

(a)[Reserved].

(b)On each Revolving Loan Commitment Reduction Date, the Total Revolving Commitments shall be permanently reduced by an amount equal to the Scheduled Revolving Commitment Reduction Amount (as adjusted from time to time pursuant to Section 2.10) for such Revolving Loan Commitment Reduction Date and the Borrower shall pay to the Administrative Agent, for the account of the Revolving Lenders, any amounts required to be prepaid after giving effect to such reduction of the Total Revolving Commitments pursuant to Section 2.10(b), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

Section 2.10    Optional and Mandatory Prepayments of Loans; Commitment Reductions.

(a)~~.    (a)~~  Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty subject to the requirements of this Section 2.10; provided, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or such lesser amount as is acceptable to the Administrative Agent).

(b)Mandatory Prepayments and Commitment Reductions.

(i)In the event of the termination of all the Revolving Commitments, the Borrower shall, on the date of such termination, repay or prepay all outstanding Revolving Loans.

(ii)In the event of any partial reduction of the Revolving Commitments pursuant to Section 2.07 or Section 2.09(b), then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Revolving Lenders of the Total Revolving Exposure after giving effect thereto and (y) if the Total Revolving Exposure would exceed the Total Revolving Commitments after giving effect to such reduction, then the Borrower shall, on the date of such reduction, repay or prepay Revolving Loans in an aggregate amount sufficient to eliminate such excess for such date.

(iii)If at any time the Total Revolving Exposure exceeds the Revolving Commitments at such time, the Borrower shall, without notice or demand, immediately repay or prepay Revolving Loans in an aggregate amount sufficient to eliminate such excess; provided, that any such repayment or prepayment shall not be required to permanently reduce the Revolving Commitments below the Total Revolving Commitment then in effect.

(iv)On (i) the date of any Asset Sale in respect of a Collateral Vessel, Sale and Leaseback Transaction or other disposition (a “Collateral Disposition”) in respect of a Collateral Vessel (or Asset Sale in respect of the Equity Interests in the owner of a Collateral Vessel) (such date, the “Collateral Disposition Date”) and (ii) the earlier of (A) the date which is one hundred and eighty (180) days following the Total Loss Date in respect of a Collateral Vessel (or, if such date is not a Business Day, on the following Business Day) and (B) the date of receipt by the Borrower, any Subsidiary Guarantor or the Administrative Agent of the insurance proceeds relating to such Total Loss (or, if such date is not a Business Day, on the following Business Day); provided that if any Collateral Vessel which is the subject of a Requisition is redelivered to the full control of the Subsidiary Guarantor prior to such date, no prepayment or reduction shall be required, in each case, the Borrower shall, subject to Section 2.10(e), ~~repay an aggregate principal amount of outstanding Term Loans and~~ permanently reduce Revolving Commitments (and, if the Total Revolving Exposure exceeds the Revolving Commitments at such time, prepay a corresponding amount of Revolving Loans in an amount sufficient to eliminate such excess) in an amount equal to the then aggregate outstanding principal amount of the ~~Term Loans,~~ Revolving Loans and undrawn Revolving Commitments, multiplied by a fraction, the numerator of which is the Vessel Appraisal Value of the affected Collateral Vessel subject to such sale, total loss or other disposition and the denominator of which is the aggregate of the Vessel Appraisal Values of all Collateral Vessels (including such affected Collateral Vessel) (such amount, the “Relevant Amount”); provided further that the Borrower shall be entitled to reinvest the proceeds of such sale, total loss or other disposition and subsequently reinstate such reduced Revolving Commitments, pursuant to paragraph (e) of this Section 2.10 below.

(v)In the event the Borrower fails to satisfy the Collateral Maintenance Test, the Borrower shall, within 30 days thereafter, either (i) post additional collateral satisfactory to the Required Lenders or (ii) prepay the ~~Credit Facilities~~Revolving Facility and/or reduce the applicable Commitments in an amount sufficient to allow the Borrower to comply with the Collateral Maintenance Test; provided, that, any such prepayment shall not be required to permanently reduce the Revolving Commitments.

(c)[Reserved].

(d)Application of Prepayments under the ~~Credit Facilities~~Revolving Facility.  Prior to any optional prepayment with respect to the ~~Credit Facilities~~Revolving Facility hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(f), subject to the provisions of this Section 2.10(d).  Any prepayments and/or reductions required pursuant to Section 2.10(b)(iv) or Section 2.12(e) shall be applied ~~pro rata between the Term Facility and~~to the Revolving Facility to ~~(i) prepay principal of outstanding Term Loans and to reduce the balance of the Term Loans due on the Term Loan Maturity Date on a pro rata basis among the Lenders, and (ii)~~ reduce on a pro rata basis the scheduled reductions of the Revolving Facility, including the reduction on the Revolving Maturity Date (with a corresponding reduction in Revolving Commitments).  No permanent reduction of Revolving Commitments pursuant to the immediately preceding sentence shall be required to be accompanied by a prepayment of Revolving Loans unless, after giving effect to such reduction, the Total Revolving Exposure would exceed the Total Revolving Commitments, in which case, the Borrower shall, on the date of such reduction, repay or prepay Revolving Loans in an aggregate amount sufficient to eliminate such excess for such date.  ~~The Borrower may retain the portion of the amount of any reduction which has been applied to permanently reduce undrawn Revolving Commitments.~~ Any prepayments required pursuant to Section 2.10(b)(ii), Section 2.10(b)(iii) or Section 2.10(b)(v) shall be applied to reduce the outstanding Revolving Loans (but without any corresponding reduction in Revolving Commitments). ~~Optional prepayments of Term Loans pursuant to Section 2.10(a) shall be applied to reduce the balance of the Term Loan under Section 2.09.  If at any time after the Initial Borrowing Date the Term Facility hereunder, including any Accordion Facility, is subject to any scheduled repayments prior to the Term Loan Maturity Date, then (i) any prepayments pursuant to Section 2.10(b)(iv) or Section 2.12(e) shall be applied to reduce on a pro rata basis such scheduled repayments and (ii) any optional prepayments of Term Loans pursuant to Section 2.10(a) shall be applied to reduce the scheduled repayments of such Term~~

~~Loans in direct order of maturity, in each case, including any scheduled repayment due on the Term Loan Maturity Date.~~

(e)Reinvestment Rights.  On any Collateral Disposition Date, if the Borrower determines that it may, at a future date, use the proceeds of any Collateral Disposition in connection with a Permitted Collateral Vessel Acquisition, the Borrower shall ~~be entitled to deposit any amounts which it would have been required to prepay~~notify the Administrative Agent in writing of such determination (such notice, a “Reinvestment Notice”).  Following receipt of the Reinvestment Notice on the Collateral Disposition Date, (i) the Relevant Amount of Revolving Commitments that would otherwise be required to be permanently reduced in connection with such Collateral Disposition pursuant to Section 2.10(b)(iv) ~~on such Collateral Disposition Date in a cash collateral account (each, a “Cash Collateral Account”) with the Collateral Agent, which account shall be subject to an account pledge agreement on terms substantially similar to those set forth in the Pledge Agreement and subject to a control agreement which shall be a “blocked” control agreement~~shall remain outstanding, but not available for Revolving Borrowings (such Relevant Amount of Revolving Commitments, the “Suspended Commitments”) and (ii) if the Total Revolving Exposure would exceed the Revolving Commitments after giving effect to such Suspended Commitments, then the Borrower shall immediately repay or prepay Revolving Loans in an aggregate amount sufficient to eliminate such excess.  Within ~~360~~365 days after a Collateral Disposition Date (the “Reinvestment Period”), the Borrower will be entitled to ~~use the funds on deposit in the Cash Collateral Account in connection with any~~make a Permitted Collateral Vessel Acquisition, following which an amount of Revolving Commitments shall be reinstated (the “Reinstated Commitments”) equal to the aggregate outstanding principal amount of the Revolving Loans and undrawn Revolving Commitments (including any Suspended Commitments), multiplied by a fraction, the numerator of which is the Vessel Appraisal Value of the vessel acquired or substituted pursuant to the Permitted Collateral Vessel Acquisition, and the denominator of which is the aggregate of the Vessel Appraisal Values of all Collateral Vessels (including such acquired or substituted vessel, as the case may be), provided that the Borrower is in compliance with paragraphs (i) and (iv) of the definition of “Permitted Collateral Vessel Acquisition” as of the date ~~of any use of the funds in the Cash Collateral Account.  Any funds in the account after the Reinvestment Period for any Collateral Disposition will be applied as a prepayment of the Credit Facilities pursuant to Section 2.10(d).~~ the Reinstated Commitments are so reinstated.  For the avoidance of doubt, the amount of Reinstated Commitments may be less than, but not more than the amount of aggregate Suspended Commitments at such time and in no event shall the reinstatement of any Reinstated Commitments result in the Revolving Commitments as of such date of reinstatement exceeding the Total Revolving Commitments as of such date (as such Total Revolving Commitments may be otherwise reduced and/or increased in accordance with this Agreement but not giving effect to the Suspended Commitments then in effect). If no Permitted Collateral Vessel Acquisition occurs during the Reinvestment Period related to a Collateral Disposition Date, the Suspended Commitments so suspended on such Collateral Disposition Date shall be permanently reduced on the last day of the Reinvestment Period.  Notwithstanding anything to the contrary set forth in this paragraph (e), nothing shall restrict the Borrower or any Loan Party from (i) making a Permitted Collateral Vessel Acquisition and requesting Reinstated Commitments in connection therewith which were previously Suspended Commitments so suspended on more than one Collateral Disposition Date, (ii) from making one or more Permitted Collateral Vessel Acquisitions and requesting Reinstated Commitments which were previously Suspended Commitments on a single Collateral Disposition Date or (iii) using the proceeds from any Collateral Disposition(s) toward a Permitted Collateral Vessel Acquisition (by reimbursement or otherwise) which has been acquired after the Fourth Amendment Effective Date, but within six (6) months prior to the Collateral Disposition Date(s) relating to such Collateral Disposition(s).

(f)Notice of Prepayment and/or Reduction.  The Borrower shall notify the Administrative Agent by written notice of any prepayment and/or reduction of Revolving Commitments hereunder, not later than 1:00 p.m., New York City time, not less than three U.S. Government Securities Business Days before the date of prepayment and/or reduction.  Each such notice shall be irrevocable;

provided, that a notice of prepayment of all outstanding Loans and/or reduction of all Revolving Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, the sale of debt securities, or, in the case of an Asset Sale, closing of such sale, in order to refinance in full all Obligations hereunder, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Each such notice shall specify the Class of Loans being prepaid and/or Revolving Commitments reduced, the prepayment and/or reduction date, the principal amount of each Borrowing or portion thereof to be prepaid and/or reduced and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment and/or reduction.  Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Such notice to the Lenders may be by electronic communication.  Each partial prepayment of any Borrowing and/or reduction of Revolving Commitments shall be in an amount that would be permitted in the case of a Borrowing as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing and/or reduction of Revolving Commitments shall be applied ratably to the Loans and/or Revolving Commitments included in the prepaid Borrowing and/or reduced Revolving Commitments and otherwise in accordance with this Section 2.10.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06 and breakage costs to the extent required by Section 2.13.

(g)Scheduled Revolving Commitment Reduction Amounts.  The Scheduled Revolving Commitment Reduction Amounts ~~(and, if any scheduled repayments of the Term Facility, including any Accordion Facility, shall be required after the Initial Borrowing Date, such scheduled repayments)~~ shall be adjusted, at Borrower’s option, in connection with any mandatory repayment or reduction of the Revolving Commitments (or substitution of ~~a~~one or more Collateral Vessel ~~with another vessel which becomes a Collateral~~(s) with a Substitution Vessel) and to give effect to any ~~voluntary repayments of the Term Facility or~~ permanent reduction of the Revolving Commitments; provided that any adjustments to the Scheduled Revolving Commitment Reduction Amounts ~~or any scheduled repayments of the Term Facility (if any)~~ shall not result in scheduled repayments and/or reductions less than those required to reflect the Minimum ~~Repayment~~Reduction Profile.

Section 2.11Benchmark Replacement Setting~~.  Notwithstanding anything to the contrary herein or in any other Loan Document (and any Secured Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section):~~

(a)Benchmark Replacement.

(i)~~(a) Replacing the LIBOR Rate. On March 5, 2021, the Financial Conduct Authority (“FCA”), the regulatory supervisor of the administrator of the LIBOR Rate (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month tenor settings of the LIBOR Rate. On the earlier of (i) the date that all Available Tenors of the LIBOR Rate have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is the LIBOR Rate, the Benchmark~~Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of ~~any~~such Benchmark setting ~~of such benchmark on such day and all~~and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document~~. If the~~ and (y) if a Benchmark Replacement is ~~Daily Simple SOFR or Daily Compounded SOFR, all interest payments will be payable on a quarterly basis.~~

~~(b)~~ determined in accordance with clause (b) of ~~Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the~~ the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace ~~the then-current~~such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders ~~of each Class. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a~~.  If the Benchmark Replacement ~~has replaced such Benchmark~~is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)Notwithstanding anything herein to the contrary, if (x) SOFR is not available or (y) the Administrative Agent receives notifications at any time from two or more Lenders whose commitments and Loans exceed 50% of the then outstanding commitments and Loans at such time that reasonable means do not exist for ascertaining SOFR or that SOFR will not adequately and fairly reflect the cost to such Lender(s) of maintaining or funding their respective commitments (a “Market Disruption Event”), a Market Disruption Event occurs in relation to the, then the rate of interest on each such Lender’s share of the then outstanding commitments and the Loans for any Interest Period shall bear the rate per annum which is the sum of (x) the Applicable Margin and (y) the rate notified to the Administrative Agent by such Lender(s), which expresses the actual cost to such Lender(s) of funding its participation in such outstanding Commitments and Loans from whatever source it may reasonably select.

(b)~~(c)~~ Benchmark Replacement Conforming Changes.  In connection with the ~~implementation and~~use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right ~~to make Benchmark Replacement~~, acting reasonably and upon prior consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)~~(d)~~ Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any ~~Benchmark Replacement~~ Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.21(d) and (y) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.21, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party ~~hereto~~to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.21.

(d)~~(e)~~ Unavailability of Tenor of Benchmark. ~~At~~ Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR ~~or the LIBOR Rate)~~Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may ~~remove any tenor of such Benchmark that is~~modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative ~~for Benchmark (including Benchmark Replacement) settings and (ii)~~tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate ~~any~~ such previously removed tenor ~~for Benchmark (including Benchmark Replacement) settings~~.

(e)Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of or continuation of SOFR Loans to be made or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or a conversion to ABR Loan.

Section 2.12Increased Costs; Change in Legality.  (a)  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, liquidity or similar requirement against property of, deposits with or for the account of, or credit extended by or participated in by, any Lender ~~(except any such reserve requirement reflected in the Adjusted LIBOR Rate)~~;

(ii)impose on any Lender or the London interbank market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or the Loans made by such Lender; or

(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, then the Borrower will pay to such Lender or other Recipient such additional amount or amounts as will compensate such Lender or other Recipient for such additional costs incurred or reduction suffered.

(b)If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding Capital Requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company, for any such reduction suffered.

(c)A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.12 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error; provided that in no event shall any Lender be required to disclose (i) confidential or price sensitive information or (ii) any other information to the extent prohibited by law.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that (i) the Borrower shall not be required to compensate a Lender for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, (ii) if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to indicate the period of retroactive effect thereof and (iii) such increased costs or reductions shall only be payable by the Borrower to the applicable Lender under this Section 2.12 to the extent that such Lender is generally imposing such charges on similarly situated borrowers.

(e)Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Loan or to give effect to its obligations as contemplated hereby with respect to any Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may declare that Loans will not thereafter (for the duration of such unlawfulness (as determined in good faith by such Lender)) be made by such Lender hereunder (or be continued for additional Interest Periods) and the Borrower shall either (x) if the affected Loan is then being made initially, cancel the respective Credit Extension by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date or the next Business Day that the Borrower was notified by the affected Lender or the Administrative Agent or (y) if the affected Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, repay such affected Loan of such Lender (within the time period required by the applicable law or governmental rule, governmental regulation or governmental order) in full in accordance with the applicable requirements of Section 2.14; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.12(e).

(f)For purposes of clause (e) of this Section 2.12, a notice to the Borrower by any Lender shall be effective as to each Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 2.13Breakage Payments.  In the event of (a) ~~the~~a payment or prepayment, whether optional or mandatory, of any principal of any Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default) (including, for the avoidance of doubt, a prepayment made pursuant to Section 2.12(e)), (b) the failure to borrow, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice is permitted to be withdrawn by the Borrower), or (c) the assignment of any Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding loss of anticipated profits).  Each Lender shall calculate any amount or amounts in good faith and in a commercially reasonable manner.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.  Notwithstanding the foregoing, this Section 2.13 shall not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.15 shall govern.

Section 2.14Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 1211 Avenue of the Americas, New York, New York, 10036; Attn:  Credit Administration Department, except that payments pursuant to Sections 2.12, 2.13, 2.15 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in Dollars.

(b)Subject to Section 9.01, if at any time insufficient funds are received by and available to the Administrative Agent to pay in full all amounts of principal, premium, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest, premium and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, premium and fees then due to such parties and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 11.08) or otherwise (including by exercise of its rights under the Security Documents), obtain payment in respect of any principal of or premium or interest on any of its Revolving Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender entitled thereto, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest and premium on their respective Revolving Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.14(c) shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any Eligible Assignee or participant, other than to any Company or any Affiliate thereof (as to which the provisions of this Section 2.14(c) shall apply).  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(c) to share in the benefits of the recovery of such secured claim.

(d)Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(d) or 11.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.15Taxes.  (a)  Any and all payments by or on account of any obligation of the Loan Parties hereunder or of the Loan Parties or Security Providers under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirements.  If any applicable Legal Requirements (as determined in the good faith discretion of the Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party or Security Provider shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of the Administrative Agent reimburse it for payment of any Other Taxes.

(c)~~(f)~~ The Borrower agrees to indemnify each Recipient within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (in each case with a copy delivered concurrently to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)~~(d)~~ Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e)~~(e)~~As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the Tax Return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. ~~.~~

(f) ~~(i)~~ (i)  Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such documentation prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B), and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution, or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing,

(A)any Lender that is a U.S.  Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally able to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner.

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Legal Requirements as a basis for claiming exemption from or a reduction in U.S. federal or non-U.S withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirements to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such times reasonably requested by the Borrower and the Administrative Agent,

(A) such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code), and (B) such other documentation reasonably requested by the Borrower and the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this Section 2.15(g), “FATCA” shall include any amendments made to FATCA after the ~~date of this Agreement~~Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)If any party determines in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph (g) shall not be construed to require any indemnified party to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)For purposes of this Section, the term “applicable Legal Requirements” includes FATCA.

(i)Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.16     Mitigation Obligations; Replacement of Lenders~~.~~.

(a)Mitigation of Obligations.  If any Lender requests compensation under Section 2.12(a) or (b), or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall, if requested by the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12(a), 2.12(b) or 2.15, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions and (iv) would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth such costs and expenses submitted by each Lender to the Administrative Agent shall be conclusive absent manifest error.

(b)~~(a)~~ Replacement of Lenders.  In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.12(a) or (b), (ii) any Lender delivers a notice described in Section 2.12(e), (iii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.15, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of 100% of the Lenders or 100% of all affected Lenders and which, in each case, has been consented to by the Required Lenders or (v) any Lender becomes a Defaulting Lender, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 11.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to restrictions contained in Section 11.04; provided that the failure of such assigning Lender to execute an Assignment and Acceptance shall not affect the validity and effect of such assignment), all of its interests, rights and obligations under this Agreement to an Eligible Assignee which shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided, that (w) except in the case of clause (iv) above if the effect of such amendment, waiver or other modification of the applicable Loan Document would cure any Default then ongoing, no Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Loans of such Lender affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender hereunder (including any amounts under Sections 2.12 and 2.13); provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.13(a) or (b) or notice under Section 2.12(e) or the amounts paid pursuant to Section 2.15, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.12(e), or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender pursuant to clause (a) of this Section 2.16), or if such Lender shall waive its right to claim further compensation under Section 2.12(a) or (b) in respect of such circumstances or event or shall withdraw its notice under Section 2.12(e) or shall waive its right to further payments under Section 2.15 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.16(b).

Section 2.17Defaulting Lenders.

(a)Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then (i) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender,” and the amount of such Defaulting Lender’s Revolving Commitment, Revolving Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, except that the amount of such Defaulting Lender’s Revolving Commitment,

Revolving Loans shall be included for purposes of voting, and the calculation of voting, on the matters set forth in Sections 11.02(b)(i)-(ix) and 11.02(b)(xi) (including the granting of any consents or waivers) only to the extent that any such matter disproportionately affects such Defaulting Lender; (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (A) any optional prepayment of the Revolving Loans pursuant to Section 2.10(a) shall, if the Borrower so directs at the time of making such optional prepayment, be applied to the Revolving Loans of other Revolving Lenders in accordance with Section 2.10 as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (B) any mandatory prepayment of the Revolving Loans pursuant to Section 2.10 shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans and Revolving Exposure of other Revolving Lenders (but not to the Revolving Loans and Revolving Exposure of such Defaulting Lender) in accordance with Section 2.10 as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (B); (iii) the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans shall be excluded for purposes of calculating the Commitment Fee payable to Revolving Lenders pursuant to Section 2.05(a) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 2.05(a) with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (iv) the Revolving Exposure of all Lenders as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender.  In the event that each of the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Revolving Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Revolving Commitment.

For purposes of this Agreement, (i) “Funding Default” shall mean, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of “Defaulting Lender,” (ii) “Default Period” shall mean, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:  (a) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable; (b) with respect any Funding Default (other than any such Funding Default arising pursuant to clause (e) of the definition of “Defaulting Lender”), the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Revolving Loan of such Defaulting Lender (such Revolving Loans being “Defaulted Loans”) or by the non-pro rata application of any optional or mandatory prepayments of the Revolving Loans in accordance with the terms hereof or any combination thereof) and (2) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Revolving Commitment; and (c) the date on which the Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iii) “Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Percentage of the aggregate outstanding principal amount of Revolving Loans of all Revolving Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of Revolving Loans of such Defaulting Lender.

No amount of the Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in Section 2.17, performance by the Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of Section 2.17.  The rights and remedies against a Defaulting Lender under Section 2.17 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.18Nature of Obligations.

(a)Notwithstanding anything to the contrary contained elsewhere in this Agreement or any other Loan Document, it is understood and agreed by the various parties to this Agreement that all Obligations to repay principal of, interest on, and all other amounts with respect to, all Loans and all other Obligations pursuant to this Agreement and each other Loan Document (including all fees, indemnities, taxes and other Obligations in connection therewith or in connection with the related Revolving Commitments) shall constitute the obligations of the Borrower.  In addition to the direct obligations of the Borrower with respect to Obligations as described above, all such Obligations shall be guaranteed pursuant to, and in accordance with the terms of, the Guarantees.

(b)The obligations of the Borrower with respect to the Obligations are independent of the obligations of the Guarantors under the Guarantees of such Obligations, and a separate action or actions may be brought and prosecuted against the Borrower and each Guarantor (in its capacity as a Guarantor), whether or not any Guarantor is joined in any such action or actions.  The Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.

(c)The Borrower authorizes the Administrative Agent, the Collateral Agent and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to, to the maximum extent permitted by applicable law and the Loan Documents:

(i)~~(i)~~exercise or refrain from exercising rights against any Guarantor or others or otherwise act or refrain from acting;

(ii)~~(ii)~~release or substitute endorsers, Guarantors or other obligors;

(iii)~~(iii)~~settle or compromise any of the Obligations of any other Loan Party, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Lenders;

(iv)~~(iv)~~apply any sums paid by any other person, howsoever realized to any liability or liabilities of the Borrower or other person regardless of what liability or liabilities of such other Borrower or other person remain unpaid; and/or

(v)~~(v)~~consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any person.

(d)It is not necessary for the Administrative Agent, the Collateral Agent or any Lender to inquire into the capacity or powers of the Borrower or any of its Subsidiaries or the officers, directors,

members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall constitute the obligations of the Borrower.

(e)The Borrower waives any right to require the Administrative Agent, the Collateral Agent or the Lenders to (a) proceed against any Guarantor or any other party, (b) proceed against or exhaust any security held from the Borrower, any Guarantor or any other party or (c) pursue any other remedy in the Administrative Agent’s, the Collateral Agent’s or the Lenders’ power whatsoever.  The Borrower waives any defense based on or arising out of suretyship or any impairment of security held from the Borrower, any Guarantor or any other party or on or arising out of any defense of any Guarantor or any other party other than payment in full in cash of the Obligations, including any defense based on or arising out of the disability of any Guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, in each case other than as a result of the payment in full in cash of the Obligations.

Section 2.19    Increases of the ~~Term~~Revolving Commitments~~.~~.

(a)The Borrower may, from time to time after the ~~Initial Borrowing~~Fourth Amendment Effective Date, but no later than 48 months after the ~~Closing~~Fourth Amendment Effective Date, request to increase the then effective aggregate principal amount of the ~~Term~~Revolving Commitments and make additional ~~Term~~Revolving Loans pursuant thereto (such ~~Term~~Revolving Loans, “Incremental ~~Term Loans~~Revolving Loans” and such Revolving Commitments, “Incremental Revolving Commitments”); provided that:

(i)the Incremental ~~Term~~Revolving Loans shall be used by the Borrower or any other Loan Party solely to (i) finance the acquisition of one or more Accordion Vessels~~;~~, which Accordion Vessels shall not have been built prior to 10 years from the date they are so acquired or (ii) to refinance or reimburse the cost of the acquisition of an Accordion Vessel acquired after the Fourth Amendment Effective Date, but within six (6) months prior to the date such Incremental Revolving Commitments are made available to the Borrower (each such date, an “Incremental Commitment Date”);

(ii)the aggregate principal amount of all Incremental ~~Term~~Revolving Loans shall not exceed an amount equal to (x) in the case of Accordion Vessels less than five years of age on the ~~date of their acquisition, 60% of the Vessel Appraisal Value of such Accordion Vessels, determined by the average of two appraisals by Approved Brokers dated no earlier than 30 days prior to the acquisition of such Accordion Vessel and (y) in the case of Accordion Vessels between five years of age and seven years of age on the date of their acquisition~~applicable Incremental Commitment Date, 55% of the Vessel Appraisal Value of such Accordion Vessels, determined by the average of two appraisals by Approved Brokers dated no earlier than 30 days prior to the ~~acquisition~~applicable Incremental Commitment Date, (y) in the case of Accordion Vessels between five years of age and eight years of age on the applicable Incremental Commitment Date, 50% of the Vessel Appraisal Value of such Accordion Vessels, determined by the average of two appraisals by Approved Brokers dated no earlier than 30 days prior to the applicable Incremental Commitment Date or (z) in the case of Accordion Vessels older than eight years of age but not older than 10 years of age on the applicable Incremental Commitment Date, 45% of the fair market value of such Accordion Vessels, determined by the average of two appraisals by Approved Brokers dated no earlier than 30 days prior to the applicable Incremental Commitment Date; provided that in no event shall the aggregate principal amount of all Incremental ~~Term Loans incurred exceed $150,000,000;~~Revolving Commitments incurred after the Fourth Amendment Effective Date exceed $250,000,000 with (i) up to $250,000,000 of such Incremental Revolving Commitments available to be incurred not later than 24 months after the Fourth Amendment Effective Date, (ii) up to $200,000,000 (minus any Incremental Revolving Commitments incurred during the first 24 months after the Fourth Amendment Effective Date) of such Incremental Revolving Commitments available to be incurred after 24 months but not later than 36 months after the Fourth Amendment Effective Date, and (iii) up to $150,000,000 (minus any Incremental Revolving Commitments incurred during the first 36 months after the Fourth Amendment Effective Date) of such Incremental Revolving Commitments available to be incurred after 36 months but not later than 48 months after the Fourth Amendment Effective Date; provided, further that, for the avoidance of doubt, (x) the step-downs for each period set forth in clauses (ii) and (iii) of the prior proviso shall not operate to reduce any Incremental Revolving Commitments incurred during a prior period (whether or not any Incremental Revolving Loans have been drawn under such Incremental Revolving Commitments) and (y) reduction of any Incremental Revolving Commitments pursuant to Sections 2.07, 2.09 and 2.10 during any period shall not increase the amount of Incremental Revolving Commitments available under this Section 2.19.

(iii)the Borrower and the Guarantors shall execute and deliver such agreements, instruments and documents and take such other actions as may be reasonably requested by the Administrative Agent in connection with such increases and at the time of any such proposed increase;

(iv)immediately after giving effect to any such increase of Revolving Commitments and/or the incurrence of any such Incremental ~~Term~~Revolving Loans and the application of proceeds therefrom, the Borrower shall be in compliance with the Financial Covenants;

(v)(x) no Default shall have occurred and be continuing or would occur after giving effect to such increase and the application of proceeds therefrom and (y) both immediately before and after giving effect to any such increase and the application of proceeds therefrom, each of the representations and warranties made by any Loan Party and Security Provider set forth in Article III or in any other Loan Document shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of the date of such increase with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date);

(vi)subject to the requirements under Section 5.10, all Accordion Vessels, their owners and related assets and property shall be ~~collateral~~ pledged as Collateral to the Collateral Agent for the benefit of the Lenders under the ~~Credit Facilities~~Revolving Facility not later than the ~~date on which any~~applicable Incremental ~~Term Loans are funded~~Commitment Date; and

(vii)the terms of any Incremental ~~Term Loans~~Revolving Commitments and the Revolving Loans incurred thereunder shall be substantially identical to the terms of the ~~Initial Term Loans~~Revolving Loans under this Agreement prior to the incurrence of such Incremental Revolving Commitments; provided that any scheduled ~~repayments~~reductions of Incremental ~~Term Loans~~Revolving Commitments (taken together with scheduled ~~repayments and/or~~ reductions of ~~all other Credit Facilities~~the Revolving Facility) shall be no less than the Minimum ~~Repayment~~Reduction Profile.

(b)Any request under this Section 2.19 shall be submitted by the Borrower in writing to the Administrative Agent (which shall promptly forward copies to the Lenders) or to any individual Lender.  The Borrower may also specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to ~~increase the principal amount of their Term~~incur Incremental Revolving Commitments and make Incremental ~~Term~~Revolving Loans pursuant thereto, which fees may be variable based upon the amount by which any such Lender is willing to ~~increase the amount of its Term~~incur Incremental Revolving Commitment and make Incremental ~~Term~~Revolving Loans pursuant thereto.  No Lender shall have any obligation, express or implied, to offer to ~~increase the aggregate amount of its Term Commitment or~~incur Incremental Revolving Commitment or be deemed to have incurred any commitment to provide any such Incremental Revolving Commitment by virtue of providing Revolving Loans and Revolving Commitments hereunder as of the Fourth Amendment Effective Date.  Only the consent of each Increasing Lender shall be required for an increase in the aggregate amount of the ~~Term~~Revolving Commitments pursuant to this Section 2.19.  No Lender which declines to increase the amount of its ~~Term~~Revolving Commitment may be replaced with respect to its existing ~~Term~~Revolving Commitment as a result thereof without such Lender’s consent.

(c)Each Increasing Lender shall as soon as reasonably practicable specify in writing the amount of the proposed increase of the ~~Term~~Revolving Commitments, that it is willing to assume (provided that any Lender not so responding within twenty Business Days (or such shorter period as may be specified by the Administrative Agent) shall be deemed to have declined such a request).  The Borrower may accept some or all of the offered amounts or designate new lenders or institutions that are reasonably acceptable to the Administrative Agent (consent of the Administrative Agent to be not unreasonably withheld, conditioned or delayed) as additional Lenders hereunder in accordance with this Section 2.19 (each such new lender being a “New Lender”), which New Lenders may assume all or a portion of the increase in the aggregate amount of the applicable ~~Term~~Revolving Commitments.  The Administrative Agent, in consultation with the Borrower, shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the ~~Term~~Revolving Commitments among Increasing Lenders and New Lenders.

(d)Subject to the foregoing, any increase requested by the Borrower shall be effective upon (A) delivery to the Administrative Agent of each of the following documents:  (i) an originally executed copy of a joinder ~~agreements~~agreement in form and substance reasonably satisfactory to the Administrative Agent (each, an “Incremental Joinder Agreement”) signed by a duly authorized officer of each New Lender (if any); (ii) a notice to the Increasing Lenders and/or New Lenders, as applicable, in form and substance reasonably acceptable to the Administrative Agent, signed by a Financial Officer of the Borrower; (iii) an Officer’s Certificate of the Borrower, in form and substance reasonably acceptable to the Administrative Agent; (iv) to the extent requested by any New Lender or Increasing Lender, executed Notes issued by the Borrower in accordance with Section 2.04(e); (v) an amendment (an “Incremental ~~Term~~Revolving Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Guarantor, each Increasing Lender (if any), each New Lender (if any) and the Administrative Agent; and (vi) any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent, and (B) satisfaction on the effective date of the Incremental ~~Term~~Revolving Loan Amendment of (x) each of the conditions specified in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in Section 4.02 shall be deemed to refer to the effective date of the Incremental ~~Term~~Revolving Loan Amendment), and (y) such other conditions as the parties thereto shall agree.  Any such increase shall be in an aggregate amount equal to (A) the amount that Increasing Lenders are willing to assume as increases to the amount of their ~~Term~~Revolving Commitments, plus (B) the amount offered by New Lenders with respect to the ~~Term~~Revolving Commitments, as adjusted by the Borrower and the Administrative Agent pursuant to this Section 2.19.  Notwithstanding anything to the contrary in Section 11.02, the Administrative Agent is expressly permitted, without the consent of the other Lenders, to amend the Loan Documents to the extent necessary or appropriate in the reasonable opinion of the Administrative Agent to give effect to any increases pursuant to this Section 2.19.

Section 2.20Inability to Determine Rates~~. If~~.

~~Section 2.20~~ Subject to Section 2.11, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i)~~(a)~~ the Administrative Agent reasonably determines (which determination shall be conclusive and binding ~~on the Borrower) that, by reason of circumstances affecting the London interbank eurodollar market, the “LIBOR Rate”~~absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof, or

(ii)~~(b) Lenders having Loans and unused Commitments representing more than 50% of the sum of all outstanding Loans and unused Commitments~~the Required Lenders determine that for any reason in connection with any request for a ~~LIBOR Rate~~SOFR Loan or a conversion thereto or a continuation thereof that ~~(A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan, or (B) the LIBOR Rate~~the Term SOFR for any requested Interest Period with respect to a proposed ~~LIBOR Rate~~SOFR Loan does not adequately and fairly reflect the cost to such Lenders of ~~funding~~making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.  ~~Thereafter,~~

~~the~~Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make ~~or maintain LIBOR Rate Loans~~SOFR Loans, and any right of the Borrower to continue SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (~~upon~~with respect to clause (b), at the instruction of ~~Lenders having Loans and unused Commitments representing more than 50% of the sum of all outstanding Loans and unused Commitments~~the Required Lenders) revokes such notice.  ~~Upon~~Subject to Section 2.11, upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of~~, conversion to or continuation of LIBOR Rate~~ SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein~~, and bearing interest at the rate determined by each Lender and notified to the Administrative Agent, which expresses the actual cost to each such Lender of funding its participation in such Loan for a period equivalent to such Interest Period from whatever source it may reasonably select.~~  and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.13.

ARTICLE III~~ARTICLE III~~

REPRESENTATIONS AND WARRANTIES

Each Loan Party hereby represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders on the ~~Closing~~Fourth Amendment Effective Date and upon each Credit Extension thereafter that:

Section 3.01Organization; Powers.  Each Loan Party (a) is duly incorporated or organized and validly existing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to own, lease and operate its property, except for such governmental licenses, authorizations, consents and approvals that the failure to obtain would not reasonably be expected to result in a Material Adverse Effect, and (c) is registered, qualified, licensed and in good standing to do business in every jurisdiction where such qualification is required (except in such jurisdictions where the failure to so register, qualify, be licensed or be in good standing would not reasonably be expected to result in a Material Adverse Effect) and, if applicable qualification as a foreign maritime entity in such jurisdiction where such qualification is required for ownership of a Collateral Vessel.

Section 3.02Authorization; Enforceability.  The Loan Documents to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party.  Each Loan Document has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors~~’~~  rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03No Conflicts; No Default.  The Loan Documents (a) do not require any consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority or other person, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Loan Party, (c) will not violate or result in a default or require any consent or approval under any material indenture, instrument, agreement, or other material document binding upon any Company or any of its property or to which any Company or any of its property is subject, or give rise to a right thereunder to require any payment to be made by any Company, (d) will not violate any Legal Requirement, except to the extent that any such violation, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (e) will not result in the creation or imposition of (or the obligation to create or impose) any Lien on any property of any Company, other than the Liens created by the Security Documents.  No Default or Event of Default has occurred and is continuing.

Section 3.04Financial Statements; Projections. (a)  The Borrower has heretofore delivered to the Lenders (i) the audited Consolidated balance sheets and related Consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 and (ii) the unaudited Consolidated balance sheets and related Consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries, for the fiscal quarter ended June 30, 2021.  Such financial statements, and all financial statements delivered pursuant to Sections 5.01(a) and (b), have been prepared in accordance with GAAP consistently applied throughout the applicable period covered, respectively, thereby and present fairly and accurately in all material respects the financial condition and results of operations and, if applicable, cash flows of the Borrower and its Subsidiaries, in each case, as of the dates and for the periods to which they relate (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes).  Except as set forth in such financial statements, as of the ~~Closing~~Fourth Amendment Effective Date, there are no liabilities of the Borrower or any of its Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would reasonably be expected to have a Material Adverse Effect.

(b)~~(c)~~ The Borrower has heretofore delivered to the Lenders the forecasts of financial performance consisting of projected income statements, balance sheets and cash flows of the Borrower and its Subsidiaries for the financial year ending 2021 (the “Projections”) and the assumptions upon which the Projections are based.  The Projections have been prepared in good faith by the Borrower based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to the Lenders (it being understood by the parties that projections by their nature are inherently uncertain, no assurances are being given that the results reflected in such Projections will be achieved, that actual results may differ and that such differences may be material).

(c)~~(d)~~ Since December 31, ~~2020~~2022, there has been no event, change, effect, circumstance, condition, development or occurrence that has had, or would reasonably be expected to result in, a Material Adverse Effect.

Section 3.05Properties.(a).  (a)  Each Loan Party has good and marketable title to, or valid leasehold interests in, all Collateral free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and would not reasonably be expected to, interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  The tangible property of the Loan Parties (x) taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), but excluding, for purposes of this clause (i), the Collateral Vessels (which are covered by Section 5.16) and (ii) constitutes all the tangible property which is required for the business and operations of the Loan Parties as presently conducted and (y) with respect to Collateral Vessels, satisfies the requirements set forth in Section 5.16.

(b)Each Loan Party owns or has rights to use all of its tangible property and all rights with respect to any of the foregoing used in, necessary for or material to such Loan Party’s business as currently conducted, subject to Permitted Liens.  The use by each Loan Party of its tangible property and all such rights with respect to the foregoing do not infringe on the rights or other interests of any person, other than any infringement that would not reasonably be expected to result in a Material Adverse Effect.  No claim has been made upon any Loan Party and remains outstanding that any Loan Party’s use of any of its tangible property does or may violate the rights of any third party that has had, or would reasonably be expected to result in, a Material Adverse Effect.

Section 3.06[Reserved].

Section 3.07Equity Interests and Subsidiaries.  (a)  Schedule 3.07(a) sets forth, as of the ~~Closing~~Fourth Amendment Effective Date and after giving effect to the Transactions, a list of (i) each Subsidiary of the Borrower and each such Subsidiary’s jurisdiction of incorporation or organization, and (ii) the percentage of each Subsidiary’s ownership, by the Borrower or any other Company in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof, and the number of Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights.  All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and all Equity Interests of each Subsidiary Guarantor are owned by the Borrower directly or indirectly through other Subsidiary Guarantors.  Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Security Documents, free of any and all Liens, rights or claims of other persons, except any Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted.  As of the ~~Closing~~Fourth Amendment Effective Date, there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein).

(b)No consent of any person, including any general or limited partner, any other member or manager of a limited liability company, any shareholder, any other trust beneficiary or derivative counterparty, is necessary in connection with the creation, perfection or First Priority Lien status (or the maintenance thereof) of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent under the Security Documents or the exercise by the Collateral Agent or any Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect of such Equity Interests as provided therein.

(c)A complete and accurate organization chart, showing the ownership structure of the Companies as of the ~~Closing~~Fourth Amendment Effective Date, after giving effect to the Transactions, is set forth on Schedule 3.07(c).

(d)As of the ~~Closing~~Fourth Amendment Effective Date (or, with respect to clauses (I) and (II) of the parenthetical contained in clause (x) below, as of the date and/or for the period described therein), (x) the Subsidiaries of the Borrower set forth on Schedule 3.07(a) are the only direct Subsidiaries of the Borrower and (y)(i) all such direct Subsidiaries, and all assets other than cash and Cash Equivalents directly held by the Borrower, are either immaterial or non-operational and (ii) no such direct Subsidiary (I) owns or charters a vessel to or from a third party, (II) manages or operates a vessel or (III) is otherwise party to a vessel charter or hiring agreement with a third party, in each case, except in the capacity as agent for a Subsidiary (other than for purposes of accepting payments).

Section 3.08Litigation; Compliance with Legal Requirements.  (a)  There are no actions, suits, claims, disputes, proceedings or, to the knowledge of any Loan Party, investigations at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Loan Party, threatened against any Company or any business, property or rights of any Company (i) that purport to affect or involve any Loan Document or, as of the ~~Closing~~Fourth Amendment Effective Date, any of the Transactions or (ii) that have resulted, or would reasonably be expected to result, in a Material Adverse Effect.

(b)Each Company is in compliance with all Legal Requirements of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliance as would not reasonably be expected to result in a Material Adverse Effect.

Section 3.09Agreements.  No Company is a party to or has violated any agreement, instrument or other document to which it is a party, or is subject to any corporate or other constitutional restriction, or any restriction (including under its Organizational Documents) to which it is subject, that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Section 3.10Federal Reserve Regulations. ~~(a)~~  (a)  No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying Margin Stock.

(b)~~(b)~~ No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, Regulation U or X.  The pledge of the Securities Collateral pursuant to the Pledge Agreement does not violate such regulations.

Section 3.11Investment Company Act; etc..  No Loan Party is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12Use of Proceeds~~.  (a)~~.  The Borrower will use the proceeds of the Revolving Loans ~~after the Initial Borrowing Date~~ to finance general corporate and working capital purposes (including for Capital Expenditures, Permitted Acquisitions, other Investments, Dividends and Restricted Debt Payments permitted hereunder, and in part, the acquisition of one or more Accordion Vessels).

~~(b) The Borrower will use the proceeds of the Initial Term Loans solely to finance the Transactions and to pay fees and expenses in connection therewith.~~

~~(c) The Borrower will use the proceeds of any Incremental Term Loans solely for such general corporate and working capital purposes as are necessary or appropriate to acquire one or more Accordion Vessels.~~

Section 3.13[Reserved]~~.~~.

Section 3.14Taxes.  Each Company has (a) timely filed or caused to be timely filed all U.S. federal and material state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP or (ii) Taxes the nonpayment of which would not reasonably be expected to result in a Material Adverse Effect.

Section 3.15No Material Misstatements.  As of the ~~Closing~~Fourth Amendment Effective Date, the Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their respective Subsidiaries are subject, and all other matters known to any Loan Party, that would reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Transactions or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and other forward looking information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time ~~and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date~~, it being understood that any such projected financial information may vary from actual results and such variations could be material.

Section 3.16Labor Matters.  There are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of the Loan Parties, threatened that have resulted in, or would reasonably be expected to result in, a Material Adverse Effect.  The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.  All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company, except to the extent that the failure to do so has not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect.

Section 3.17Solvency.  Immediately after the consummation of the Transactions to occur on the ~~Initial Borrowing~~Fourth Amendment Effective Date and immediately following the making of each Credit Extension, and after giving effect to the application of the proceeds of each Credit Extension, the Borrower and its Subsidiaries, on a Consolidated basis, are Solvent.

Section 3.18Employee Benefit Plans.  (a)  None of the Companies or any of their ERISA Affiliates maintains, contributes to, or is obliged to contribute to (or during the preceding six years maintained, contributed to or had an obligation to contribute to) any Pension Plan that is subject to the provisions of Title IV of ERISA or any Multiemployer Plan.

(b)Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the Companies and each of their ERISA Affiliates are in compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans, (ii) each Employee Benefit Plan complies, and is operated and maintained in compliance, with its terms and all applicable Legal Requirements, including the applicable provisions of ERISA and the Code and the regulations thereunder and (iii) each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (or an opinion letter or determination letter will be applied for during the applicable remedial amendment period) and nothing has occurred which is reasonably likely to prevent, or cause the loss of, such qualification.

(c)No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect.

(d)There are no actions, suits or claims pending against or involving an Employee Benefit Plan (other than routine claims for benefits) or, to the knowledge of any Loan Party, threatened, which would reasonably be expected to result in a Material Adverse Effect.

(e)Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Legal Requirements and has been maintained, where required, in good standing with applicable regulatory authorities and rules applicable thereto, including all funding requirements and the respective requirements of the governing documents in relation to any such Non-U.S. Plan, (ii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of any Loan Party, threatened against the Borrower or any Subsidiary of the Borrower in respect of any Non-U.S. Plan, and (iii) no Non-U.S. Plan has been terminated or wound-up and no actions or proceedings have been taken or instituted to terminate or wind-up such a Non-U.S. Plan.

Section 3.19Environmental Matters.  Except as would not reasonably be expected to result in a Material Adverse Effect:

(i)the Companies and their businesses, operations, Real Property and Vessels are in compliance with all applicable Environmental Laws, and none of the Companies have any material liability under, any applicable Environmental Law or relating to any Environmental Claim;

(ii)the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and their ownership, lease, operation and use of any Real Property and Vessel, under all applicable Environmental Laws.  The Companies are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing;

(iii)there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials by any Company or, to the knowledge of the Loan Parties, by any other person on, at, under or from any Real Property or Vessel, or facility presently or formerly owned, leased or operated by any of the Companies or their predecessors in interest, or at any other location that has resulted in, or is reasonably likely to result in an Environmental Claim against any of the Companies or otherwise related to any Real Property or the operation of any Vessel;

(iv)there is no Environmental Claim pending or, to the knowledge of the Loan Parties, threatened against any of the Companies relating to any Real Property or Vessel currently or formerly owned, leased or operated by any of the Companies or relating to the operations of any of the Companies, and, to the knowledge of the Loan Parties, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;

(v)no Real Property, Vessel or facility owned, operated or leased by the Companies and, to the knowledge of the Loan Parties, no Real Property or facility formerly owned, operated or leased by any of the Companies or any of their predecessors in interest is (i) listed or, to the knowledge of the Loan Parties, proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) included on any similar list maintained by any Governmental Authority that indicates that any Company has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws; and

(vi)no Lien has been recorded or threatened under any Environmental Law with respect to any Real Property, Vessel or any other vessel or property of the Companies.

Section 3.20Insurance.  Schedule 3.20 sets forth a true, complete and accurate description in reasonable detail of all Required Insurance.  Each Loan Party (i) has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations and (ii) maintains the Required Insurance.  All insurance (including Required Insurance) maintained by each Loan Party is in full force and effect, all premiums due have been duly paid, no Loan Party has received notice of violation, invalidity, or cancellation thereof.  Each Collateral Vessel owned by a Loan Party and the use and operation thereof comply in all material respects with the Required Insurance, and there exists no material payment or other default under any such Required Insurance.

Section 3.21Security Documents.  (a)~~(i)~~(i)  The Pledge Agreement, upon execution and delivery thereof by the parties thereto, is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors~~’~~  rights generally, regardless of whether considered in a proceeding in equity or at law) Liens on, and security interests in, the Pledge Agreement Collateral and (x) when financing statements in appropriate form are filed in the relevant filing offices identified in the Pledge Agreement, Collateral with respect to which a security interest may be perfected by filing of a financing statement or (y) upon the taking of possession or control by the Collateral Agent of the Pledge Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control has been given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Document), the Liens created by the Pledge Agreement in such Pledge Agreement Collateral shall constitute fully perfected First Priority Liens in each case subject to no Liens other than Permitted Liens.

(b)Each Account Control Agreement is effective to create “control” by the Collateral Agent over each Earnings Account held at the Collateral Agent.

(c)Each Collateral Vessel Mortgage is effective to create, in favor of the Security Trustee, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) a First Priority preferred ship mortgage Lien on the Collateral Vessel subject to such Collateral Vessel Mortgage and the proceeds thereof, subject only to Permitted Liens, and when the Collateral Vessel Mortgage is recorded or registered in accordance with the laws of the relevant Acceptable Flag Jurisdiction

(or, in the case of any Collateral Vessel Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 5.10, when such Collateral Vessel Mortgage is recorded or registered in accordance with the laws of the relevant Acceptable Flag Jurisdiction), such Collateral Vessel Mortgage shall constitute a fully perfected preferred ship mortgage Lien on the Collateral Vessel subject to such Collateral Vessel Mortgage, in each case, subject to no Liens other than Permitted Liens.

(d)Each Security Document delivered pursuant to Sections 5.10, 5.11 and 5.14 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent (or, in the case of Collateral Vessel Mortgages, the Security Trustee), for the benefit of the Secured Parties, a legal, valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) Lien on, and security interest in, all of the Borrower’s and Subsidiary Guarantors’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Legal Requirements and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control has been given to the Collateral Agent to the extent required by any Security Document), the Liens in favor of the Collateral Agent created under such Security Document will constitute perfected First Priority Liens on, and security interests in, all right, title and interest of the Borrower and the Subsidiary Guarantors in such Collateral, in each case subject to no Liens other than Permitted Liens.

Section 3.22Anti-Terrorism Law; Foreign Corrupt Practices Act~~.~~.

(a)No Company, none of its directors or officers, and, to the knowledge of the Loan Parties, none of its Affiliates or employees, is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

(b)No Company, none of its directors or officers, and to the knowledge of the Loan Parties, no Affiliate, employee or broker or other agent of any Company, where such broker or agent is acting or benefiting solely in such capacity in connection with the Credit Extensions, is a person, vessel or entity with whom dealings are restricted or prohibited under any Sanctions Laws, either by (i) being designated on a sanctions list or for being owned or controlled by such designated person, including U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), or (ii) being included on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or any other sanctions list administered by any other Sanctions Authority provided such list imposes restrictions or prohibitions (whether designated by name or by reason of being included in a class of person) or (iii) being located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions Law broadly prohibiting dealings with such government, country, or territory; no Company is in violation of any U.S. or other applicable Sanctions Laws or (iv) that is subject to restrictions under Sanctions Laws for being directly or indirectly owned 50% or more by or otherwise controlled by a person referred to in clauses (i), (ii) and/or (iii) above (such person, vessel or entity described in clauses (i), (ii), (iii) and (iv) a “Designated Person”); and the Borrower will not directly or indirectly use the proceeds of the Credit Extensions or lend, contribute or otherwise make available such proceeds to any Designated Person or to any other person for the purpose of financing the activities of any Designated Person or any other person with whom dealings are restricted or prohibited under any Sanctions Laws administered by OFAC or any other applicable Sanctions Authority, in each case if such activities would result in a violation of applicable Sanctions Laws by any party to this Agreement.

(c)No Company and, to the knowledge of the Loan Parties, no directors, officers, broker or other agent of any Company acting solely in any such capacity in connection with the Credit Extensions, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22(b) or Section 6.19, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any executive order or any laws or regulations administered and enforced by any Sanctions Authority, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or laws, regulations, and orders administered and enforced by any Sanctions Authority, in each case under this Section 3.22(c) if such activities would result in a violation of Sanctions Laws.

(d)No Company nor any director or officer of any Company, and to the knowledge of the Loan Parties, no agent, employee nor Affiliate of any Company, has, in the course of its actions for, or on behalf of, any Company, directly or indirectly, in violation of applicable Anti-Corruption Laws (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity or to influence official action, (ii) made or taken an act in furtherance of any unlawful payment to any foreign or domestic government official or employee, (iii) made or taken in an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit to any foreign or domestic government official or employee, (iv) is or has at any time within the past five years engaged in any activity, practice, or conduct proscribed under any provision of any Anti-Corruption Laws or (v) used the proceeds of any Loans in a manner or for a purpose prohibited by any Anti-Corruption Laws.  The Borrower (x) has instituted and maintains policies and procedures designed to ensure compliance by each Company with the foregoing and (y) has and will maintain in place adequate procedures designed to prevent any person who, directly or indirectly, performs or has performed services for or on behalf of the Companies or any Company from undertaking any conduct in connection with providing such services to the Companies that would give rise to an offence under section 7 of the UKBA.  No Company is or has in the last 5 years been notified or otherwise been made aware that it is the subject of any enforcement proceedings or any investigation or inquiry by any governmental, administrative, or regulatory body regarding any offense or alleged offense under any Anti-Corruption Laws, and, to the knowledge of any Loan Party, no such investigation, inquiry, or proceedings have been threatened or are pending.

(e)Each Company and, to the best of its knowledge, its Affiliates, directors, officers and employees has been in the last 5 years and is in compliance with Sanctions Laws.

Section 3.23Concerning Collateral Vessels~~.~~.

(a)The name, record owner (and whether or not such registered owner is a Loan Party), official number, jurisdiction of registration, build month and year and flag (which shall be in an Acceptable Flag Jurisdiction) of each Collateral Vessel as of the ~~Closing~~Fourth Amendment Effective Date is set forth on Schedule 1.01(a).  Each Collateral Vessel owned by a Loan Party is operated in compliance with all applicable Legal Requirements in all material respects.

(b)Each Loan Party which owns, charters by demise or operates one or more Collateral Vessels is qualified in all material respects to own, lease or operate such Collateral Vessels under the laws of its jurisdiction of incorporation and flag jurisdiction of such Collateral Vessel.

(c)Each Collateral Vessel is classed with an Acceptable Classification Society, free of any overdue recommendations, other than as permitted under the Collateral Vessel Mortgages related thereto.

(d)As of the ~~Closing~~Fourth Amendment Effective Date, there is no pending or, to the knowledge of any Loan Party, threatened condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, any Collateral Vessel.

(e)Each Collateral Vessel owned by a Loan Party is free and clear of all Liens other than Permitted Liens.

Section 3.24Form of Documentation; Citizenship~~.~~.

No Loan Party is organized in any jurisdiction, and none of the Collateral Vessels owned by any Loan Party is flagged in any jurisdiction other than an Acceptable Flag Jurisdiction, and none of the Security Documents is required to be filed or registered with any Governmental Authority outside the United States or such Acceptable Flag Jurisdiction to ensure the validity of the Security Documents (except for registration or recording of each Collateral Vessel Mortgage in accordance with the Acceptable Flag Jurisdiction of the relevant Collateral Vessel) and no stamp or similar tax is required to be paid in respect of the registration of any Security Document or perfection of any security interest in the Collateral pledged thereunder.

Section 3.25Compliance with ISM Code and ISPS Code.  Each Collateral Vessel owned, leased or operated by a Loan Party complies with the requirements of the ISM Code and the ISPS Code in all material respects, including the maintenance and renewal of valid certificates pursuant thereto.

Section 3.26Threatened Withdrawal of DOC, SMC or ISSC.  There is no actual or, to the knowledge of the Loan Parties, threatened withdrawal of (a) any document of compliance (“DOC”) issued to an Operator in accordance with rule 13 of the ISM Code in respect of any of the Collateral Vessels (and, for these purposes, the “Operator” of a vessel shall mean the person who is concerned with the operation of such vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code), (b) safety management certificate (“SMC”) issued in respect of any of the Collateral Vessels in accordance with rule 13 of the ISM Code or (c) the international ship security certificate (“ISSC”) issued pursuant to the ISPS Code in respect of any of the Collateral Vessels.

Section 3.27No Immunity.  No Loan Party or any of their respective properties have any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction.

Section 3.28Pari Passu or Priority Status.  The claims of the Administrative Agent, the Collateral Agent and the Lenders against the Borrower, the other Loan Parties and the Security Providers under this Agreement or the other Loan Documents will rank (a) at least pari passu with the claims of (i) all unsecured creditors of the Borrower, any other Loan Party or any Security Provider, as the case may be (other than claims of such creditors to the extent that they are statutorily preferred), and (ii) any other creditor of the Borrower and (b) senior in priority to the claims of any creditor of any Subsidiary Guarantor (other than claims of such creditors to the extent that they are statutorily preferred).

Section 3.29No Undisclosed Commission.  There are and will be no commissions, rebates, premiums or other payments by or to or on account of any Loan Party, their shareholders or directors in connection with the ~~Term Facility, the~~ Revolving Facility or the Transactions as a whole other than as disclosed to the Administrative Agent in writing.

Section 3.30Patents, Licenses, Franchises and Formulas.  Each of the Borrower and each of its Subsidiaries owns, or has the right to use, all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV~~ARTICLE IV~~

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01~~Conditions to Initial Credit Extension~~[Reserved]~~. The obligation of each Lender to fund any initial Credit Extension on the Initial Borrowing Date requested to be made by it shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 4.01.~~

~~(a) Closing Date.  On or prior to the Initial Borrowing Date, (i) the Closing Date shall have occurred and (ii) the Borrower shall have delivered to the Administrative Agent for the account of each Lender that has requested the same, a Note executed in accordance with Section 2.04.~~

~~(b) Corporate Documents. The Administrative Agent shall have received:~~

~~(i) a certificate of the secretary or assistant secretary of each Loan Party and Security Provider dated the Initial Borrowing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party and Security Provider certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its incorporation or organization, as the case may be, (B) that attached thereto is a true and complete copy of customary powers of attorney (if any), resolutions duly adopted by the Board of Directors of such Loan Party and Security Provider authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the making of the Credit Extensions hereunder, and that such powers of attorney and/or resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith and the other Loan Documents on behalf of such Loan Party and Security Provider (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i)); and~~

~~(ii) a certificate as to the good standing of each Loan Party and Security Provider (in so-called “long-form” if available) as of a recent date and a “bring down” good standing certificate of each Loan Party and Security Provider as of the Initial Borrowing Date (or, in each case, local equivalent thereof), in each case, from such Secretary of State.~~

~~(c) Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate of the Borrower, dated the Initial Borrowing Date, confirming compliance with the conditions precedent set forth in this Section 4.01.~~

~~(d) Transactions, Etc.~~

~~(i) In connection with the Refinancing, evidence that all Financial Indebtedness under the Existing Debt Agreements has been (or substantially simultaneously with the funding of the Initial Term Loans, and any Revolving Loans incurred on the Initial Borrowing Date , shall be) prepaid or repaid in full and all commitments relating thereto terminated and all security interests granted and guarantees provided in connection~~

~~therewith released. After giving effect to the Transactions on the Initial Borrowing Date, and the initial Credit Extension hereunder, the Borrower shall have no Financial Indebtedness or Contingent Liabilities, except (i) Financial Indebtedness and Contingent Liabilities incurred (A) pursuant to this Agreement and the other Loan Documents and (B) in the ordinary course of trade with respect to the Collateral Vessels and other Vessels owned or operated by its Subsidiaries (such incurrence to be consistent with past practice), and (ii) the Financial Indebtedness and Contingent Liabilities listed on Schedule 6.01(b).~~

~~(ii) The Collateral Agent, for the benefit of the Secured Parties, shall have been granted (to the extent required on the Initial Borrowing Date) First Priority Liens and security interests in the Collateral.~~

~~(iii) Each of the Collateral Vessel Mortgages required to be recorded on the Initial Borrowing Date shall have been executed and delivered to the Security Trustee for submission to the appropriate ship registry of the applicable Acceptable Flag Jurisdiction for filing and recording (with adequate arrangements for a copy to be delivered to the Security Trustee upon filing and recordation thereof) and all actions reasonably necessary or advisable in connection therewith (and in connection with the other Collateral) shall have been taken.~~

~~(e) Financial Statements. The Administrative Agent shall have received the historical financial statements and Projections described in Section 3.04 (it being understood and agreed that the Administrative Agent has received such historical financial statements and Projections).~~

~~(f) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents and the Lenders favorable written opinions from:~~

~~(i) special New York counsel to the Borrower and the Obligors (which shall be Kramer Levin Naftalis & Frankel LLP or another New York law firm reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Initial Borrowing Date;~~

~~(ii) special Republic of the Marshall Islands counsel to each of the Obligors (which shall be Reeder & Simpson, P.C. or another law firm qualified to render an opinion as to the Republic of the Marshall Islands law reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Initial Borrowing Date,~~

~~(iii) special Liberian counsel to each of the Obligors whose Collateral Vessels are flagged in Liberia (which shall be Poles, Tublin, Stratakis & Gonzalez LLP or another law firm qualified to render an opinion as to Liberian law reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Initial Borrowing Date,~~

~~(iv) special Hong Kong counsel to the Administrative Agent (which shall be Ince & Co. or another law firm qualified to render an opinion as to Hong Kong law reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Initial Borrowing Date, and~~

~~(v) if applicable, counsel to each of the Obligors in the jurisdiction of the flag of such Collateral Vessel (other than the Marshall Islands, Liberia and Hong Kong, which are covered by~~

~~opinions in clause (ii), (iii) and (iv) respectively), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the Initial Borrowing Date for such Collateral Vessel covering such matters as shall be required by the Administrative Agent~~

~~, in each case, dated the Initial Borrowing Date, (ii) addressed to the Agents and the Lenders (and allowing for reliance by their permitted successors and assigns on customary terms) and (iii) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.~~

~~(g) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit I (appropriately completed), dated the Initial Borrowing Date and signed by the Financial Officer of the Borrower, certifying that the Borrower and its Subsidiaries, on a Consolidated basis after giving effect to the Transactions are Solvent.~~

~~(h) Fees. The Agents and the Lenders shall have received all amounts due and payable under any Loan Document, the Commitment Letter, the Fee Letters on or prior to the Initial Borrowing Date, including all Fees and all reasonable and documented costs, expenses (including legal fees and expenses of White & Case LLP and other counsel to the Agents and recording taxes and fees) and other compensation and amounts required to be reimbursed or paid by the Loan Parties hereunder, under any other Loan Document, the Commitment Letter, the Fee Letters, in each case, to the extent reasonably invoiced at least two (2) Business Days prior to the Initial Borrowing Date.~~

~~(i) Personal Property Requirements. The Collateral Agent shall have received:~~

~~(i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;~~

~~(ii) subject to Section 5.14(a), all other certificates, agreements or instruments necessary to perfect the Collateral Agent’s security interest in all Equity Interests of the Borrower and each Subsidiary Guarantor and all deposit accounts identified in Annexes C through F of the Pledge Agreement and all other Investment Property of each Loan Party (as each such term is defined in, and to the extent required by, the Pledge Agreement);~~

~~(iii) UCC financing statements in appropriate form for filing under the UCC in each U.S. jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Administrative Agent, desirable to perfect the First Priority Liens in all Collateral created, or purported to be created, by the Security Documents; and~~

~~(iv) copies, each as of a recent date, of (w) the UCC searches required by the Administrative Agent, (x) tax and judgment lien searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Loan Party as debtor and that are filed in the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and (y) such other searches that the Administrative Agent deems reasonably necessary or appropriate.~~

~~(j) Insurance.  (i) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) (or comparable language customary in the overseas insurance market) and shall name the Collateral Agent, on behalf of the Secured Parties, as~~

~~additional insured (or comparable language customary in the overseas insurance market), in form and substance reasonably satisfactory to the Administrative Agent, and (ii) the Administrative Agent shall be satisfied that the Insurance Deliverables Requirement shall have been satisfied with respect to each Collateral Vessel.~~

~~(k) Bank Regulatory Documentation. To the extent reasonably requested at least 5 Business Days prior to the Closing Date, the Borrower shall use its best efforts to procure that the Administrative Agent and the Lenders shall have received at least three Business Days before the Initial Borrowing Date, all necessary and customary documentation and other information required by bank regulatory authorities, including a Beneficial Ownership Certification in relation to the Borrower, under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Patriot Act and the Beneficial Ownership Regulation.~~

~~(l) Maritime Registry Searches; Maritime Insurance; Etc. The Administrative Agent shall have received with respect to each Collateral Vessel:~~

~~(i) certified copies of all technical management agreements and commercial management agreements, if any, and all pooling agreements and charter contracts having a remaining term in excess of 6 months, in each case, only to the extent not prohibited from disclosing such agreements with third parties by the terms thereunder to the extent such prohibition exists as of the Closing Date (and is not incurred in anticipation thereof);~~

~~(ii) a confirmation of class certificate issued by an Acceptable Classification Society showing such Collateral Vessel to be free of overdue recommendations, issued not more than 10 days prior to the Initial Borrowing Date, and copies of all ISM Code and ISPS Code documentation for such Collateral Vessel and its owner or manager, as appropriate, which shall be valid and unexpired;~~

~~(iii) a certificate of ownership and encumbrance confirming registration of such Collateral Vessel under the law and flag of the applicable Acceptable Flag Jurisdiction, the record owner of the Collateral Vessel, the recording of a Collateral Vessel Mortgage on such Collateral Vessel in accordance with the law and flag of the applicable Acceptable Flag Jurisdiction, and all Liens of record (which shall be only Permitted Liens or Liens to be discharged on or prior to the Initial Borrowing Date), such certificate to be issued not earlier than 30 days prior to the Initial Borrowing Date, and reasonably satisfactory to the Administrative Agent; and~~

~~(iv) a report, addressed to and in form and scope reasonably acceptable to the Administrative Agent, from a firm of marine insurance brokers reasonably acceptable to the Administrative Agent (including Marsh and Willis), confirming the particulars and placement of the marine insurances covering the Collateral Vessels and their compliance with the provisions hereunder, the endorsement of loss payable clauses and notices of assignment on the policies, and containing such other confirmations and undertakings as are customary in the New York market.~~

~~(m) Appointment of Process Agent. The Administrative Agent shall have received a duly executed letter evidencing the acceptance by the Process Agent of its appointment as agent for the service of process for each Loan Party and Security Provider, which acceptance shall be in form and substance reasonably satisfactory to the Administrative Agent.~~

~~(n) No Material Adverse Effect. On and as of the Initial Borrowing Date, nothing shall have occurred since December 31, 2020 (and neither the Administrative Agent nor any of the Required Lenders shall have become aware of any condition or circumstance not previously known to them), which~~

~~the Administrative Agent or the Required Lenders determine has had or could reasonably be expected to have a Material Adverse Effect.~~

~~(o) Appraisals~~

~~. The Administrative Agent shall have received a recent Vessel Appraisal of each Collateral Vessel prepared by two Approved Brokers selected by the Borrower in form, scope and methodology reasonably acceptable to the Collateral Agent, addressed to the Collateral Agent and upon which the Administrative Agent, the Collateral Agent and the Lenders are expressly permitted to rely; provided that the Administrative Agent shall have received the Vessel Appraisals no more than 60 days prior to the Initial Borrowing Date.~~

~~(p) Vessel Collateral Requirements. On or prior to Initial Borrowing Date, the Vessel Collateral Requirements with respect to each Loan Party and with respect to each Collateral Vessel shall be satisfied or the Lenders shall have waived such requirements and/or conditioned such waiver on the satisfaction of such requirements within a specific period of time, it being understood that all Lenders will be required for a waiver of such requirements.~~

~~(q) Genco Enterprise.  On or prior to the Initial Borrowing Date, the Vessel to be named “Genco Enterprise” and identified to the Lenders prior to the Closing Date shall have been acquired by a Subsidiary of the Borrower and all conditions set forth in this Section 4.01 with respect to such Vessel  and such Subsidiary shall have been satisfied.~~

Section 4.02     Conditions to All Credit Extensions.  The obligation of each Lender to make any Credit Extension (including the ~~initial~~ Credit Extensions on the ~~Initial Borrowing~~Fourth Amendment Effective Date) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a)Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested.

(b)No Default.  At the time of, and after giving effect to the making of, any Credit Extension and the use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing.

(c)Representations and Warranties.  Each of the representations and warranties made by any Loan Party and/or Security Provider set forth in Article III or in any other Loan Document shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).

(d)Collateral Maintenance Tests.  On as of each Credit Extension and immediately after giving effect to the Loans incurred on such date, the Borrower shall be in compliance with Sections 6.10(d), based on the most recent applicable Vessel Appraisal Value.

(e)LTV Ratio.  On and as of each Credit Extension, the LTV Ratio is equal to or less than 0.55:1.00.

Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower, each other Loan Party and each Security Provider that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied.

ARTICLE V~~ARTICLE V~~

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with the Administrative Agent, the Collateral Agent and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations for which no claim or demand has been made), each Loan Party will, and each Loan Party will cause each of its Subsidiaries to:

Section 5.01Financial Statements, Reports, etc..  Furnish to the Administrative Agent for distribution to the Lenders:

(a)Annual Reports.  Within 90 days after the end of each fiscal year of the Borrower, (i) the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and related Consolidated statements of operations, cash flows and stockholders~~’~~  equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, accompanied by an opinion of independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification or exemption), stating that such financial statements fairly present, in all material respects, the Consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP, and (ii) management’s discussion and analysis of the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries for such fiscal year, as compared to the previous fiscal year;

(b)Quarterly Reports.  Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and its Subsidiaries, (i) the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and related Consolidated statements of operations, cash flows and stockholders equity for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with (x) the Consolidated balance sheet as of the end of the immediately preceding fiscal year and (y) the Consolidated statements of operations, cash flows and stockholders equity for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer of the Borrower stating that such financial statements fairly present, in all material respects, the Consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a)(i) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s analysis and discussion of the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and for the then elapsed portion of the fiscal year;

(c)Compliance Certificates. (i) Concurrently with any delivery of financial statements under Sections 5.01(a) and (b), a Compliance Certificate certifying that no Default exists or, if a Default does exist and is continuing, specifying in reasonable detail the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (ii) concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (w) setting forth a list of all Collateral Vessels as of the end of such fiscal year or fiscal quarter, as the case may be, (x) setting forth computations in reasonable detail and reasonably satisfactory to the Administrative Agent demonstrating compliance with the Financial Covenants as at the end of such fiscal year or fiscal quarter, as the case may be, (y) setting forth calculations related to, and determination of, the Applicable Margin for such period and (z) attaching Vessel Appraisals for each Collateral Vessel dated no more than 30 days prior to the delivery thereof and complying with the requirements of Sections 5.13 and 6.10(d);

(d)Sustainability Certificate.  No later than ~~September 30~~July 31 of each fiscal year, commencing with ~~September 30~~July 31, ~~2023~~2024, the Borrower shall deliver a Sustainability Certificate for the fiscal year ended immediately prior to such delivery setting forth the calculations required in the Sustainability Pricing Adjustment Schedule; provided that if the Borrower fails to deliver a Sustainability Certificate, the only consequence shall be an increase to the Applicable Margin as set forth in the Sustainability Pricing Adjustment Schedule and no Default or Event of Default will result from such failure to deliver the Sustainability Certificate (it being understood that in no event will the Applicable Margin be reduced (or increased) by more than 0.05% from the levels set forth in the definition thereof);

(e)Beneficial Ownership Regulation.  Promptly following any reasonable request by the Administrative Agent therefor, the Borrower shall provide necessary and customary information and documentation reasonably requested by the Administrative Agent or any Lender (which shall make such request through the Administrative Agent) for purposes of compliance with the Beneficial Ownership Regulation;

(f)Management Letters.  Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(g)Projections.  No later than 45 days following the first day of each fiscal year of the Borrower, projections in reasonable detail for the calendar year in which such projections are actually delivered in form consistent with the Projections described in Section 3.04;

(h)Other Reports and Filings.  Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which any Company shall publicly file with the SEC or deliver to the holders (or any trustee, agent or other representative therefor) of the Borrower or any of its Subsidiaries’ material Financial Indebtedness pursuant to the terms of the documentation governing such Financial Indebtedness, in each case, to the extent that any such information, proxy materials or reports are not independently delivered pursuant to this Agreement.  The Borrower shall timely file all reports required to be filed by it with the NYSE and the SEC or, if applicable, the NASDAQ or such other nationally recognized stock exchange as may be approved in writing by the Required Lenders;

(i)Environmental Information.  At any time that any Company has breached the representation and warranty in Section 3.19, is not in compliance with Section 5.09(a) or has delivered a notice pursuant to Section 5.02(e), provide, at the Borrower’s sole expense and at the request of the Administrative Agent, either (a) an environmental site assessment report concerning the Real Property owned, leased or operated by such Company that is the subject of any such breach, noncompliance or notice, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, provided that if the Borrower fails to provide the same within 45 days after such request was made, the Administrative Agent may order the same at any time thereafter if the Borrower is not diligently pursuing the completion of such report, the cost of which shall be borne by the Borrower, and in such case the respective Loan Party shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents reasonable access to such Real Property and specifically grant the Administrative Agent and the Lenders a license to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower; or (b) copies of the reports of the United States Coast Guard, Environmental Protection Agency and National Transportation Safety Board, and of any applicable state or foreign agency, if and when issued, concerning such breach, noncompliance or notice if related to a Collateral Vessel owned or operated by a Loan Party; and

(j)Other Information.  Promptly, from time to time, such other customary information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations including the Patriot Act and the Beneficial Ownership Regulation, regarding the operations, business affairs and financial condition of the Borrower and its Subsidiaries, or compliance with the terms of any Loan Document, or the environmental condition of any Vessel or Real Property, as the Administrative Agent, the Collateral Agent or any Lender may reasonably request.  Each Lender acknowledges that the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to in this Section 5.01, and in any event shall have no responsibility to monitor compliance by any Loan Party with any such request for delivery, and each Lender shall be solely responsible for requesting delivery (from the Administrative Agent) of or maintaining its copies of such documents.

Documents required to be delivered pursuant to Section 5.01(a), 5.01(b), and/or 5.01(h) may be delivered electronically and, if so delivered shall be deemed furnished and delivered on the date such information (x) has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto and (y) other than with respect to documents to be delivered pursuant to Section 5.01(h), the Administrative Agent shall have been notified thereof, such notification which shall be deemed to be received by the Administrative Agent with respect to the documents required to be delivered pursuant to Section 5.01(a) and/or 5.01(b) upon delivery of the Compliance Certificate pursuant to Section 5.01(c); provided that upon request of the Administrative Agent (acting on the instructions of the Required Lenders), the Borrower shall deliver copies (by e-mail or otherwise at Borrower’s election under Section 11.01) of such documents to the Administrative Agent until a written request to cease delivering copies is given by the Administrative Agent (acting on the instructions of the Required Lenders).  Notwithstanding anything to the contrary herein, in every instance, the Borrower shall be required to provide copies of the Compliance Certificate required by Section 5.01(c) to the Administrative Agent and each of the Lenders and no such public filings shall be deemed to be a substitute therefor.

The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through a Platform, any document or notice that the Borrower has indicated contains Material Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders.  The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders.  If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Material Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Material Non-Public Information with respect to the Borrower, its Subsidiaries and their respective securities.

Section 5.02Litigation and Other Notices.  Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within five Business Days of obtaining knowledge thereof):

(a)any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)the filing or commencement of, or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company that has had, or would reasonably be expected to result in, a Material Adverse Effect, (ii) with respect to any Loan Document or (iii) with respect to any of the other Transactions;

(c)any event, change, effect, development, circumstance, or condition that has resulted, or would reasonably be expected to result, in a Material Adverse Effect;

(d)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(e)the receipt by any Company of any notice of any Environmental Claim, violation by any Company of Environmental Law, or knowledge by any Company that there exists a condition that has resulted, or would reasonably be expected to result, in an Environmental Claim or a violation of or liability under, any Environmental Law, except for Environmental Claims, violations, conditions and liabilities the consequence of which would not be reasonably expected to result in a Material Adverse Effect;

(f)(i) the incurrence of any Lien (other than Permitted Liens) on, or claim assessed against, all or any material portion of the Collateral or (ii) the occurrence of any other event which would reasonably be expected to materially and adversely affect all or a material portion of the Collateral;

(g)the occurrence of any Casualty Event in respect of any Collateral Vessel;

(h)any damage or injury caused by or to a Collateral Vessel in excess of $1,500,000; and

(i)any material default or notices under any Permitted Charter.

Section 5.03Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and all rights, franchises, licenses, privileges, permits and Governmental Approvals, except (x) as otherwise permitted under the Loan Documents or (y) other than in the case of the legal existence of any Loan Party or Security Provider, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)Except as otherwise permitted under any Loan Document, do or cause to be done all things necessary to obtain, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material tangible properties used or useful in the business of the Loan Parties and Security Providers and from time to time will make, or cause to be made, all appropriate repairs, renewals and replacements thereof.

Section 5.04Insurance.  (a)  Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance with financially sound and reputable insurers, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to the Collateral Vessels and other properties material to the business of the Loan Parties against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, or as otherwise required by any Legal Requirements; provided, however, in addition to the requirements set forth above in this sentence, the Loan Parties will at all times cause at least the Required Insurance to be maintained with respect to the Collateral Vessels.

(b)All general property insurance policies and general liability insurance policies, (except with respect to insurance related to the Collateral Vessels (which are covered by clause (c) below)) maintained by a Loan Party shall (i) provide that no cancellation, material reduction in amount or material reduction in coverage thereof shall be effective until at least 14 days (or 10 days in the case of non-payment of premium) after receipt by the Collateral Agent of written notice thereof (or if such provision is not customary in the insurance market, notice as soon as reasonably practicable), and (ii) name the Collateral Agent as loss payee (in the case of general property insurance) (or comparable language customary in the overseas insurance market) or additional insured on behalf of the Secured Parties (in the case of general liability insurance) (or comparable language customary in the overseas insurance market), as applicable; provided, however, that war risk insurance shall be subject to customary automatic termination of cover provisions in accordance with market practice.

(c)Cause the Insurance Deliverables Requirement to be satisfied at all times.

(d)Notify the Administrative Agent and the Collateral Agent as soon as reasonably practicable whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by (or on behalf of) any Loan Party; and promptly as soon as reasonably practicable deliver to the Administrative Agent and the Collateral Agent a copy of such policy or policies.

(e)To the extent practical, at least fourteen (14) days before any of the Collateral Vessel’s insurances are due to expire, the Administrative Agent and the Collateral Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such insurances and the amounts, risks and terms in, against and on which the insurances are proposed to be renewed.

(f)No Subsidiary Guarantor that is an owner of any Collateral Vessel will take any action that is reasonably likely to be the basis for termination, revocation or denial of any material insurance coverage required to be maintained under the Loan Documents in respect of any Collateral Vessel or that could reasonably be the basis for a defense to any material claim under any insurance policy maintained in respect of the Collateral Vessels, and the Subsidiary Guarantors shall otherwise comply in all material respects with all insurance policies in respect of the Collateral Vessels.

(g)Each Loan Party shall promptly provide the Collateral Agent with any information which the Collateral Agent reasonably requests for the purpose of obtaining or preparing any report from an independent marine insurance consultant as to the adequacy of the insurances effected or proposed to be effected in accordance with Schedule 3.20 as of the ~~Closing~~Fourth Amendment Effective Date or in connection with any renewal of such insurances, and such Loan Party shall upon demand indemnify the Collateral Agent in respect of all reasonable fees and other expenses incurred by or for the account of the Collateral Agent in connection with any such report; provided the Collateral Agent shall be entitled to such indemnity only for one such report during any period of twelve months.

Section 5.05Obligations and Taxes.  (a)  Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful material claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii)

such contest operates to suspend collection of the contested Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

(b)Pay, perform and observe all of the terms and provisions of its Financial Indebtedness and other contractual obligations promptly and in accordance with their respective terms except to the extent any failure to pay, perform or observe any such Financial Indebtedness or other contractual obligations either would not constitute a Default or would not be reasonably expected to result in a Material Adverse Effect.

(c)Timely and correctly file all federal, state, foreign and other material Tax Returns required to be filed by it, giving effect to any allowable extensions.

Section 5.06Employee Benefits.  Comply with all applicable Legal Requirements, including the applicable provisions of ERISA, those relating to any Non-U.S. Plan and the Code, with respect to all Employee Benefit Plans and, as applicable, all Non-U.S. Plans, except where such non-compliance would not be reasonably expected to result in a Material Adverse Effect and (b) furnish to the Administrative Agent, upon request, copies of (i) the most recent actuarial valuation report for each Non-U.S. Plan, (ii) all notices received by any Company or any of its Subsidiaries from any governmental agency concerning an ERISA Event and (iii) such other information, documents or governmental reports or filings related to any Non-U.S. Plan as the Administrative Agent shall reasonably request.

Section 5.07Maintaining Records; Access to Properties and Inspections.  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities (including accurate and complete records of its agreements in respect of Shipping Pools and all payments and collection thereon).  Each Loan Party will permit any representatives designated by the Administrative Agent and the Collateral Agent upon two Business Days’ advance notice, during normal business hours, and not more than twice during any fiscal year of the Borrower (unless an Event of Default exists) to visit and inspect the financial records and the property of such Loan Party and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent and the Collateral Agent to discuss the affairs, finances, accounts and condition of any Loan Party with the officers and employees thereof and advisors thereof (including independent accountants thereof); provided, however, nothing in this Section 5.07 either shall limit the rights of the Administrative Agent and the Collateral Agent, or the obligations of the Loan Parties, under Section 5.13.

Section 5.08Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in Section 3.12.

Section 5.09Compliance with Environmental Laws and other Legal Requirements~~.~~.

(a)Comply, and use commercially reasonable efforts to cause all third party lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any remedial action required by Environmental Laws; provided, however, that no Company shall be required to take any of the foregoing actions in this Section 5.09 to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)Comply with all other Legal Requirements of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

(c)Ensure, and cause each other Loan Party to, ensure that any scrapping of a Collateral Vessel carried out while such Collateral Vessel is owned and controlled by the Borrower or such other Loan Party shall be conducted in compliance with Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC (Text with EEA relevance) and the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009, in each case, as supplemented with future guidelines in connection with such regulation or convention, as applicable and to the extent required by laws of the Acceptable Flag Jurisdiction of registry of such Collateral Vessel.  Each Subsidiary Guarantor that owns a Collateral Vessel shall use reasonable efforts to obtain and to maintain a class-approved Inventory of Hazardous Materials from an Acceptable Classification Society.

Section 5.10Additional Vessel Collateral:  Additional Vessel Subsidiary Guarantors.

~~(b) .    Subject to this Section 5.10, with~~With respect to (x) any Vessel acquired after the ~~Initial Borrowing~~Fourth Amendment Effective Date in connection with a Permitted Collateral Vessel Acquisition or Accordion Vessel (in each case, an “Acquired Vessel”), and (y) any property constituting Equity Interests of the Borrower or a Subsidiary Guarantor in connection with an Acquired Vessel and not already subject to the Lien created by any of the Security Documents, shall (i) on the date of the acquisition of such Acquired Vessel and (ii) promptly, but in any event within 30 days after the acquisition of such Equity Interests (as such date may be extended by the Administrative Agent in its sole discretion):  (A) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to this Agreement to provide a Guarantee and/or to such relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, (B) grant to the Security Trustee a security interest in and Collateral Vessel Mortgage on such Acquired Vessel (which shall be registered in an Acceptable Flag Jurisdiction), (C) deliver all such documentation reasonably satisfactory in form and substance to the Administrative Agent and Security Trustee and satisfy the Vessel Collateral Requirements, (D) deliver opinions of counsel to the Loan Parties and Security Providers in form and substance, and from counsel, reasonably acceptable to the Administrative Agent, and (E) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be necessary or otherwise reasonably requested by the Administrative Agent or the Collateral Agent.

Section 5.11Security Interests; Further Assurances.

(a)~~.  (a)~~Promptly upon the reasonable request of the Administrative Agent or the Collateral Agent, at the sole cost and expense of the Loan Parties, (i) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents necessary or appropriate (or, upon the reasonable request of the Administrative Agent or the Collateral Agent or any Lender, desirable) for the continued validity, enforceability, perfection and priority of the Liens on the Collateral intended to be covered by the Security Documents, subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith and (ii) without limiting the generality of the foregoing, execute, if required, and file, or cause to be filed, such financing or continuation statements under the UCC, or amendments thereto, such amendments or supplements to the Collateral Vessel Mortgages (including any amendments required to maintain the Liens granted by such Collateral Vessel Mortgages), and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent or the Collateral Agent may reasonably require (subject to any limitations that may be set forth in the Security Documents), to protect and preserve the Liens granted or purported to be granted by the Security Documents.

(b)At the reasonable written request of any counterparty to a Secured Hedging Agreement entered into after the Initial Borrowing Date, the applicable Loan Party shall promptly execute an amendment to each Collateral Vessel Mortgage confirming that the obligations under such Secured Hedging Agreement are Secured Obligations under each Collateral Vessel Mortgage, and cause the same to be promptly and duly recorded, and such amendment shall be in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.12Certain Information Regarding the Loan Parties.  Furnish 30 days prior (or such shorter period acceptable to the Administrative Agent in its sole discretion) written notice to the Administrative Agent of any change (a) in any Loan Party’s legal name, (b) in the location of any Loan Party’s chief executive office, (c) in any Loan Party’s organizational structure, (d) in any Loan Party’s Federal Taxpayer Identification number or organizational identification number, if any, (e) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), or (f) any change in the Acceptable Flag Jurisdiction of a Collateral Vessel to a different Acceptable Flag Jurisdiction, which, for the avoidance of doubt, may only be consummated pursuant to the requirements of Section 11.20 and the definition of “Flag Jurisdiction Transfer”.  Each Loan Party agrees not to effect any change referred to in the immediately preceding sentence unless, within five Business Days after such change (or such longer period acceptable to the Administrative Agent in its sole discretion), all filings have been made under the UCC or otherwise that are required (i) for the Collateral Agent to maintain the validity, enforceability, perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable, and (ii) in the case of a Collateral Vessel, to ensure that the Vessel Collateral Requirements remain satisfied with respect to such Collateral Vessel.  Each Loan Party shall promptly provide the Administrative Agent with certified Organizational Documents reflecting any of the changes described in the first sentence of this Section 5.12.

Section 5.13Appraisals.  The Borrower agrees that the Collateral Agent and the Administrative Agent (and their respective agents, representatives and consultants) shall be permitted to obtain from time to time Vessel Appraisals by Approved Brokers of the Collateral Vessels (and related assets); provided, that (i) the Collateral Agent and the Administrative Agent shall only be permitted to obtain four Vessel Appraisals in the aggregate for each Collateral Vessel at the Borrower’s expense in any 12 month period, (ii) such Vessel Appraisals shall be from two Approved Brokers stating the then current Fair Market Value of each Collateral Vessel and (iii) during the existence and continuation of an Event of Default, the Collateral Agent and the Administrative Agent shall be permitted to obtain Vessel Appraisals at such further frequency at the Borrower’s expense in any 12 month period as may be reasonably required by the Required Lenders.  None of the Collateral Agent, the Administrative Agent and the Lenders shall have any duty to any Loan Party to make any appraisal, nor to share any results of any such appraisal or report with any Loan Party.  Each of the Loan Parties acknowledges that all appraisals and reports described in this Section 5.13 are obtained by the Collateral Agent, the Administrative Agent and the Lenders for their purposes and the Borrower shall not be entitled to rely upon them.

Section 5.14Earnings Accounts.  Each Loan Party will cause (or will cause the Security Provider to ensure that) the earnings derived from or other amounts payable with respect of each of the respective Collateral Vessels, to the extent constituting Earnings and Insurance Collateral, to be deposited by the respective account debtor in respect of such earnings into an Earnings Account (it being understood that, absent an Event of Default which is continuing, the Borrower shall have full control of the funds within the Earnings Accounts).  In the event such Loan Party or Security Provider receives any earnings constituting Earnings and Insurance Collateral, or any such earnings are deposited into an account other than an Earnings Account, such Loan Party shall (or shall cause such Security Provider to) immediately deposit all such proceeds into an Earnings Account.  For the avoidance of doubt, no Earnings Account shall be established with any financial institution other than the Collateral Agent.  No Loan Party or Security

Provider will enter into any agreement or arrangement for the sharing of any Earnings and Insurance Collateral (other than with respect to pooling arrangements in the ordinary course of business).

Section 5.15Post Closing Matters.  Execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified therein.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that, at all times prior to the applicable time limits specified on such Schedule 5.15, all conditions precedent and representations contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.15 within the time periods required thereon, rather than as elsewhere provided in the Loan Documents).

Section 5.16Flag of Collateral Vessel; Collateral Vessel Classifications; Operation of Collateral Vessels~~.~~.

(a)Each Subsidiary Guarantor which owns or operates a Collateral Vessel will remain qualified in all material respects to own and operate such Collateral Vessel under the laws of the Acceptable Flag Jurisdiction in which such Collateral Vessel is registered.

(b)Each Subsidiary Guarantor which owns or operates a Collateral Vessel will (i) comply with and satisfy all applicable Legal Requirements of the applicable Acceptable Flag Jurisdiction in order that such Collateral Vessel shall continue to be registered pursuant to the laws of such Acceptable Flag Jurisdiction or flag and (ii) not do or allow to be done anything whereby such registration is or would reasonably be expected to be forfeited.

(c)Each Subsidiary Guarantor which owns or operates a Collateral Vessel will ensure that each Collateral Vessel is in all respects seaworthy and fit for its intended service and maintains its classification in effect as of the ~~Closing~~Fourth Amendment Effective Date with an Acceptable Classification Society free of any overdue conditions or recommendations affecting class, unless the failure to maintain such seaworthiness or to remain fit for its intended service or obtain such classification or the existence of any overdue conditions or recommendations affecting class would not result in any suspensions, discontinuances or withdrawal of class.

(d)Each Subsidiary Guarantor which owns or operates a Collateral Vessel will submit such Collateral Vessel to such surveys as may be required for classification purposes and, upon the reasonable written request of the Administrative Agent, supply to the Administrative Agent copies of all such survey reports and classification certificates issued in respect thereof.

(e)Each Subsidiary Guarantor which owns or operates a Collateral Vessel will promptly pay and discharge all tolls, dues, taxes, assessments, governmental charges, fines, penalties, debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory Liens (other than Permitted Liens) on, or claims (other than Permitted Liens) enforceable against, such Collateral Vessel other than any of the foregoing being contested in good faith and diligently by appropriate proceedings, and, in the event of arrest of any Collateral Vessel pursuant to legal process, or in the event of its detention in exercise or purported exercise of any such Lien or claim as aforesaid, procure, if possible, the release of such Collateral Vessel from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require.

(f)Each Subsidiary Guarantor which owns or operates a Collateral Vessel will maintain a valid Certificate of Financial Responsibility (Oil Pollution) issued by the United States Coast Guard pursuant to the Federal Water Pollution Control Act to the extent that such certificate may be required by applicable Legal Requirements for any Collateral Vessel and such other similar certificates as may be required in the course of the operations of any Collateral Vessel pursuant to the International Convention on Civil Liability for Oil Pollution Damage of 1969, or other applicable Legal Requirements (including the ISM Code and the ISPS Code).

(g)In connection with any Permitted Charter having an indicated duration exceeding thirty-six (36) months (including any optional extensions), the applicable Subsidiary Guarantor shall use commercially reasonable efforts to, at its own cost and expense, promptly and duly execute and deliver to the Collateral Agent an assignment of such charter contract, and the charterer under such contract a notice of assignment of charters in respect of such charter contract (if permitted thereunder) substantially in the form set forth in the General Assignment Agreement, and will use its commercially reasonable efforts to cause the charterer under such charter contract to execute and deliver to the Collateral Agent a consent to such assignment in form and substance reasonably satisfactory to the Administrative Agent.

(h)On and after the Initial Borrowing Date and not later than 6 months after the Initial Borrowing Date (as such period may be extend by the Collateral Agent, acting reasonably), the Borrower will use commercially reasonable efforts to cause each Acceptable Third Party Technical Manager to execute a manager’s undertaking in a form consistent with market practice in ship finance transactions in favor of the Collateral Agent in a form and substance reasonably acceptable to the Collateral Agent (the “Manager’s Undertaking”). On and after the Fourth Amendment Effective Date and not later than December 31, 2023 (as such period may be extend by the Collateral Agent, acting reasonably), the Borrower will use commercially reasonable efforts to cause each Acceptable Third Party Technical Manager with respect to a New Collateral Vessel to execute a Manager’s Undertaking.

Section 5.17Material Agreements.  Comply with all contracts (including any charter contracts) and other agreements to which any Company is a party, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.18Collateral Vessel Management.  Cause all Collateral Vessels owned by the Subsidiary Guarantors to be managed by the Borrower or any Subsidiary or Affiliate of the Borrower or any other Acceptable Third Party Technical Manager.

Section 5.19Agent for Service of Process~~.~~.

The Borrower shall cause to be maintained at all times the Process Agent, including any replacement appointed pursuant to Section 11.09(d), as the agent for service of process for it, the other Loan Parties and the Security Providers in the State of New York and shall cause any other such agent to execute and deliver to the Borrower and the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent, accepting such agency, prior to or concurrently with such other agent’s acceptance of its appointment as agent for service of process for the Loan Parties and the Security Providers.

Section 5.20Poseidon Principles.  The Borrower shall, upon the request of any Lender which is a signatory to the Poseidon Principles at the time of such request, on or before 31 July in each calendar year, supply or procure the supply to the Administrative Agent (for transmission to all Lenders) the Average Efficiency Ratio (AER) and Vessel Carbon Intensity Certificate prepared by a Recognized Organization (as defined in the Poseidon Principles) and relevant Statement(s) of Compliance in order for such Lender to comply with its obligations under the Poseidon Principles in respect of the preceding calendar year, in each case relating to each Collateral Vessel for the preceding calendar year, provided that no Lender shall publicly disclose such information with the identity of the relevant Collateral Vessel without the prior written consent of the Borrower and, for the avoidance of doubt, such information shall be confidential information for purposes of Section 11.12 but the Borrower acknowledges that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the applicable ~~Lender's~~Lender’s portfolio climate alignment.

Section 5.21Sanctions Laws.

(a)The Borrower and its Subsidiaries shall ensure that no such entity, or any of its directors, officers or employees, and shall use their best efforts to ensure that none of their agents or representatives or any other person acting on any of their behalf is or will become a Designated Person.

(b)The Borrower and Subsidiary Guarantors shall:

(i)~~(i)~~ ensure that any Collateral Vessel owned and controlled by it shall not be used by or for the benefit of any Designated Person in violation of Sanctions Laws;

(ii)~~(ii)~~ ensure that such Collateral Vessel shall not be used in trading in violation of Sanctions Laws;

(iii)~~(iii)~~ ensure that such Collateral Vessel shall not be used in trading in any manner which breaches the sanctions limitation or exclusion clause (or similar clause) in the Required Insurance relating to such Collateral Vessel,

(iv)~~(iv)~~ use commercially reasonable efforts to ensure that each charter in respect of such Collateral Vessel entered into after the Closing Date shall contain, for the benefit of the relevant Company, language which gives effect to the provisions of this Section 5.21 and permits refusal of employment or voyage orders which would result in a violation of Sanctions Law.

ARTICLE VI~~ARTICLE VI~~

NEGATIVE COVENANTS

The Borrower and each other Loan Party covenants and agrees with the Administrative Agent, the Collateral Agent and each Lender that, on and after the Closing Date (or, with respect to Sections 6.02, 6.10, 6.11 and 6.12, on and after the Initial Borrowing Date) and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations for which no claim or demand has been made), the Borrower and each other Loan Party will not, nor will any Loan Party cause or permit any of its Subsidiaries to:

Section 6.01Indebtedness.  Incur, create, assume or permit to exist, directly or indirectly, any Financial Indebtedness, except:

(a)Financial Indebtedness of the Borrower and its Subsidiaries incurred under this Agreement and the other Loan Documents;

(b)Financial Indebtedness of the Borrower and its Subsidiaries outstanding on the Closing Date and listed on Schedule 6.01(b);

(c)Permitted Hedging Obligations of the Borrower and its Subsidiaries under Permitted Hedging Agreements, in each case entered into in the ordinary course of business and not for speculative purposes; provided, that if such Permitted Hedging Obligations relate to interest rates, (i) such Permitted Hedging Obligations relate to payment obligations on Financial Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Permitted Hedging Obligations at the time incurred does not exceed the principal amount of the Financial Indebtedness to which such Permitted Hedging Obligations relate;

(d)Financial Indebtedness of the Borrower and its Subsidiaries arising from Investments permitted by Section 6.04;

(e)Contingent Liabilities (i) of the Borrower in respect of Financial Indebtedness of any Subsidiary of the Borrower and (ii) of any Subsidiary of the Borrower in respect of Financial Indebtedness of the Borrower or any other Subsidiary of the Borrower, in each case, to the extent that such Financial Indebtedness is otherwise permitted to be incurred pursuant to this Section 6.01 (other than clause (b) of this Section 6.01); provided that (A) Contingent Liabilities of the Borrower or any Subsidiary Guarantor of Financial Indebtedness of any Subsidiary of the Borrower which is not a Loan Party shall be subordinated and subject to compliance with Section 6.04(e), (B) if a Subsidiary of the Borrower which is not a Loan Party provides a guarantee of Financial Indebtedness of a Loan Party in accordance with this clause (i), the Borrower will cause such Subsidiary to guarantee the Obligations pursuant to the Guarantee, and (C) if the Financial Indebtedness to be guaranteed is subordinated to the Obligations, then the guarantees permitted under this clause (i) shall be subordinated to the Obligations to the same extent and on the same terms as the Financial Indebtedness so guaranteed is subordinated to the Obligations;

(f)Financial Indebtedness of the Borrower and its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that in the case of any such Financial Indebtedness of a Loan Party, such Financial Indebtedness is extinguished within five Business Days of incurrence;

(g)Financial Indebtedness of the Borrower and its Subsidiaries arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(h)Financial Indebtedness of the Borrower and its Subsidiaries consisting of the financing of insurance premiums in the ordinary course of business;

(i)In the event of any Requisition of a Collateral Vessel, any guarantee (to the extent constituting Financial Indebtedness) posted to release such Collateral Vessel by the Borrower or the Subsidiary Guarantors; and

(j)other Financial Indebtedness of the Borrower and its Subsidiaries (other than the Subsidiary Guarantors); provided that immediately before and after giving effect on a Pro Forma Basis to the incurrence of such additional Financial Indebtedness, (i) no Event of Default then exists or would result therefrom and (ii) the Borrower and its Subsidiaries shall be in compliance with the Financial Covenants.

Section 6.02Liens.  Create, incur, assume or permit to exist, directly or indirectly, any Lien on any Collateral, whether now owned or hereafter acquired by it, except the following (collectively, the “Permitted Liens”):

(a)inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are immaterial or being contested in good faith by appropriate proceedings timely initiated and for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b)Liens in respect of property of any Loan Party or Security Provider imposed by law, which were incurred in the ordinary course of business and do not secure Financial Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business (including customary contractual landlords’ liens under operating leases entered into in the ordinary course of business), and (i) which do not in the aggregate materially and adversely affect the value of the property subject to such Lien, and do not materially impair the use thereof in the operation of the business of the respective Loan Party or Security Provider, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings timely initiated and for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c)Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which any Loan Party or Security Provider shall in good faith be diligently prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that at any time outstanding, the aggregate amount of Liens under this clause (c) shall not secure obligations in excess of $10,000,000;

(d)Liens (x) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, performance, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Financial Indebtedness) or (y) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided, that (i) such tenders, obligations, bonds, contracts or premiums relate to the business of the Subsidiary Guarantors or the Collateral Vessels, (ii) such Liens do not relate to the incurrence of Financial Indebtedness for borrowed money, (iii) such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and (iv) such Liens rank after the Liens created by the Security Documents; provided that at any time outstanding, the aggregate amount of Liens under this clause (d) shall not secure obligations in excess of $7,500,000;

(e)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Loan Party or Security Provider, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that, unless such Liens are non-consensual and arise by operation of applicable Legal Requirements, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Financial Indebtedness;

(f)Liens granted pursuant to the Loan Documents to secure the Secured Obligations;

(g)Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (ii) in the ordinary course of business for dry-docking, maintenance, repairs and improvements to Collateral Vessels, crews~~’~~  wages, salvage (including contract salvage and general average), (iii) in respect of Permitted Charters and (iv) maritime Liens (other than in respect of Financial Indebtedness) for amounts not yet due and payable or more than 30 days delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, up to an aggregate amount at any time not to exceed $1,000,000 for such Collateral Vessel and $7,500,000 in the aggregate for all Collateral Vessels;

(h)with respect only to Collateral Vessels, Liens arising by operation of law and fully covered (in excess of permitted deductibles) by the Required Insurance, such coverage to be confirmed upon the request of the Collateral Agent by the marine insurance broker placing the applicable Required Insurance;

(i)Liens and other deposits to secure any guarantees to the extent constituting Financial Indebtedness under Section 6.01(i); and

(j)Liens solely on any cash earnest money deposits made by any Loan Party or Security Provider in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder.

Any reference in any of the Loan Documents to a Permitted Lien is not intended to and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

Section 6.03Sale and Leaseback Transactions.  Enter into any Sale and Leaseback Transaction unless, immediately before and after giving effect on a Pro Forma Basis to such Sale and Leaseback Transaction, (i) no Event of Default then exists or would result therefrom and (ii) the Borrower shall be in compliance with the Financial Covenants; provided that if such Sale and Leaseback Transaction is in respect of a Collateral Vessel, the Borrower shall have made a prepayment in accordance with Section 2.10(b).

Section 6.04Investments, Loans and Advances.  Directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or acquire any vessel or any part of the property of any person (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)Investments of the Borrower and its Subsidiaries outstanding on the Closing Date and identified on Schedule 6.04(a);

(b)the Borrower and its Subsidiaries may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(c)Permitted Hedging Obligations of the Borrower and its Subsidiaries permitted pursuant to Section 6.01(c);

(d)loans and advances to directors, employees and officers of the Borrower and its Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Borrower, in an aggregate amount not to exceed $500,000 at any time outstanding;

(e)Investments by (i) the Borrower or any other Loan Party in and/or to the Borrower or any such Loan Party, (ii) any Subsidiary of the Borrower that is not a Loan Party in a Loan Party, (iii) any Subsidiary of the Borrower that is not a Loan Party in any other Subsidiary of the Borrower that is not a Loan Party and (iv) the Borrower or any Loan Party in any Subsidiary of the Borrower that is not a Loan Party; provided, that any Investment referred to in clause (ii) in the form of a loan or advance shall be evidenced by an Intercompany Note subject to written subordination provisions in the form of Exhibit D;

(f)Investments of the Borrower and its Subsidiaries in securities of trade creditors or customers in the ordinary course of business that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(g)mergers and consolidations in compliance with Section 6.05;

(h)Investments made by any Loan Party as a result of consideration received in connection with a disposition of property made in compliance with Section 6.06;

(i)Dividends in compliance with Section 6.08;

(j)Investments of any person that becomes a Subsidiary of the Borrower after ~~the date hereof~~Closing Date pursuant to a Permitted Acquisition, Permitted Collateral Vessel Acquisitions or other Investment permitted hereunder; provided, that (i) such Investments exist at the time such person becomes a Subsidiary or is acquired, (ii) such Investments are not made in anticipation or contemplation of such person becoming a Subsidiary, and (iii) such Investments are not directly or indirectly recourse to any of the Loan Parties or any of their respective assets, other than to the person that becomes a Subsidiary;

(k)other Investments by the Borrower and its Subsidiaries (other than the Subsidiary Guarantors), so long as, immediately before and after giving effect on a Pro Forma Basis to such Investment (x) no Event of Default then exists or would result therefrom and (y) the Borrower shall be in compliance with the Financial Covenants;

(l)to the extent constituting an Investment, payments to the Borrower permitted pursuant to Section 6.09(d);

(m)Permitted Collateral Vessel Acquisitions made during the Reinvestment Period from the proceeds of any Collateral Disposition; and

(n)other Investments by the Borrower or any of its Subsidiaries to the extent that the consideration therefor, in whole or in part, is Qualified Equity Interests of the Borrower; provided that all consideration in respect of such any such Investment other than in the form of Qualified Equity Interests of the Borrower is expressly permitted pursuant to another clause of this Section 6.04.

Section 6.05     Mergers and Consolidations.  Wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, except that the following shall be permitted:

(a)dispositions of assets in compliance with Section 6.06 (other than Sections 6.06(d), (e) and (f));

(b)Permitted Acquisitions described in clauses (a) through (c) of the definition of Permitted Acquisition;

(c)any Solvent Subsidiary of the Borrower (other than the Borrower) may merge or consolidate with or into the Borrower or a Subsidiary Guarantor (so long as (i) in the event the Borrower is a party to such merger or consolidation, the Borrower shall be the surviving person, and (ii) in any other case, a Subsidiary Guarantor shall be the surviving person and shall remain, directly or indirectly, a Wholly Owned Subsidiary of the Borrower); provided, that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable;

(d)any Subsidiary of the Borrower that is not a Loan Party may merge into any other Subsidiary of the Borrower that is not a Loan Party;

(e)any Subsidiary of the Borrower that is not a Loan Party may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up would not reasonably be expected to be disadvantageous to the Agents and the Lenders in any material respect; and

(f)each of Baltic Trading Limited, Genco Investments LLC and Genco Holdings Limited (each a “Holding Company”) may dissolve, liquidate and wind up so long as any Equity Interests such Holding Company owns in any Subsidiary Guarantor are transferred or distributed to Borrower or another Subsidiary Guarantor, and Borrower or such other Subsidiary Guarantor which is, in each case, the transferee of such Equity Interests takes all actions reasonably requested by the Administrative Agent and Collateral Agent to maintain the Lien in favor of the Collateral Agent for the benefit of the Secured Parties in such Equity Interests in a manner consistent with the Pledge Agreement and Section 5.11.

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.05 with respect to the sale of any Collateral not otherwise permitted under this Agreement, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to another Loan Party), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as the Borrower shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.06Asset Sales.  Effect any disposition of any property, except that the following shall be permitted:

(a)dispositions of surplus, worn out or obsolete property (other than Collateral Vessels) by the Borrower or any of its Subsidiaries in the ordinary course of business that is, in the reasonable good faith judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(b)dispositions by any Loan Party of any Collateral Vessel or of Equity Interests of a Subsidiary Guarantor which directly or indirectly owns such Collateral Vessel; provided, that (i) no Event of Default then exists or would result therefrom, (ii) the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such disposition, with the Financial Covenants set forth in Section 6.10 for the most recently ended fiscal quarter of the Borrower as if such disposition occurred on the last day of such fiscal quarter, (iii) such dispositions are made for Fair Market Value and on an arms-length commercial basis, and (iv) the Borrower shall have made a prepayment in accordance with Section 2.10(b)(iv);

(c)leases of, or charter contracts in respect of, real or personal property (other than Sale and Leaseback Transactions of the Collateral Vessels) by the Borrower and its Subsidiaries in the ordinary course of business and, in the case of any such lease or charter contracts in respect of the Collateral Vessels or other Collateral, Permitted Charters in accordance with the Loan Documents;

(d)Investments by the Borrower and its Subsidiaries in compliance with Section 6.04;

(e)Dispositions by the Borrower and its Subsidiaries consisting of mergers and consolidations in compliance with Section 6.05;

(f)Dividends by the Borrower and its Subsidiaries in compliance with Section 6.08;

(g)dispositions by the Borrower and its Subsidiaries made in the ordinary course of business (excluding dispositions of Collateral Vessels or other Collateral) and dispositions of cash and Cash Equivalents in the ordinary course of business;

(h)any disposition by the Borrower or its Subsidiaries of property that constitutes a Casualty Event; provided that if such Casualty Event is a Total Loss with respect to a Collateral Vessel, the Borrower shall have made a prepayment in accordance with Section 2.10(b)(iv);

(i)any disposition of property by (i) the Borrower or any Subsidiary of the Borrower to the Borrower or any other Loan Party and (ii) any Subsidiary of the Borrower that is not a Loan Party to another Subsidiary of the Borrower that is not a Loan Party; provided, that if the transferor of such property is a Loan Party, the transferee thereof must be Loan Party;

(j)sales, forgiveness or other dispositions by the Borrower and its Subsidiaries without recourse in the ordinary course of business of accounts receivable arising in the ordinary course of business in connection with the collection or compromise thereof but not as part of any financing transaction; and

(k)dispositions of other property of the Borrower and its Subsidiaries (including Vessels (other than Collateral Vessels) and Equity Interests in any Subsidiary of the Borrower (other than a Subsidiary Guarantor)); provided, that (i) no Event of Default then exists or would result therefrom and (ii) the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such disposition, with the Financial Covenants set forth in Section 6.10 for the most recently ended fiscal quarter of the Borrower as if such disposition occurred on the last day of such fiscal quarter.

To the extent the requisite Lenders under Section 11.02(b) waive the provisions of this Section 6.06, with respect to the sale of any Collateral not otherwise permitted under this Agreement, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Loan Party), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as the Borrower shall have previously provided to the Administrative Agent and the Collateral Agent such certifications or documents as the Administrative Agent and/or the Collateral Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.07Bank Accounts.  The Borrower will not permit any Subsidiary Guarantor to maintain any deposit, savings, investment or other similar accounts other than Earnings Accounts.

Section 6.08Dividends.  Authorize, declare or pay, directly or indirectly, any Dividends with respect to the Borrower and its Subsidiaries (including pursuant to any Synthetic Purchase Agreement) or incur any obligation (contingent or otherwise) to do so, except that the following Dividends shall be permitted:

(a)Dividends (including, for the avoidance of doubt, stock buy-backs) by the Borrower, subject to the following conditions at the immediately after giving effect thereto:

(i)no Event of Default has occurred and is continuing at the time of such declaration or other authorization or would occur as a consequence of the declaration or other authorization of a Dividend or other distribution; and

(ii)at the time of such declaration, the Borrower is in pro forma compliance with the Financial Covenants.

(b)any Subsidiary of the Borrower may authorize, declare and pay Dividends to the Borrower or any other Subsidiary of the Borrower which owns such Subsidiary.

Section 6.09Transactions with Affiliates.  With respect to the Loan Parties and each Security Provider, enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Loan Party or Security Provider (other than between or among the Borrower and the Subsidiary Guarantors to the extent otherwise permitted under this Agreement), other than on terms and conditions at least as favorable to such Loan Party or Security Provider as would reasonably be obtained by such Loan Party or Security Provider at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a)Dividends permitted by Section 6.08;

(b)Investments permitted by Section 6.04;

(c)reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements in the ordinary course of business; and

(d)Affiliate transactions to the extent set forth on Schedule 6.09(d); and

(e)employment agreements or arrangement with their respective officers and employees in the ordinary course of business.

Section 6.10Financial Covenants.

(a)The Borrower and its Subsidiaries will not permit, at any time, commencing on the ~~Initial Borrowing~~Fourth Amendment Effective Date, Unrestricted Cash and Cash Equivalents to be an amount less than the greater of (x) $500,000 multiplied by the number of Vessels owned by the Borrower and its Subsidiaries or (y) an amount equal to 5% of the outstanding principal amount of Total Indebtedness of the Borrower and its Subsidiaries (such level, the “Minimum Liquidity Threshold”); provided that this covenant shall be tested on the last day of each fiscal quarter, commencing with September 30, 2021.

(b)The Borrower and its Consolidated Subsidiaries will not permit the Maximum Leverage Ratio to be greater than 0.70 to 1:00 at any time, which shall be tested on the last day of any Test Period, commencing with the Test Period ending September 30, 2021.

(c)The Borrower will not permit (a) the Consolidated current assets (determined on a Consolidated basis in accordance with GAAP, including, so long as the Revolving Maturity Date is at least 12 months after the last day of the applicable Test Period, the undrawn amount of the Revolving Commitment, but excluding Restricted Cash and Cash Equivalents of the Borrower and its Subsidiaries) minus (b) Consolidated current liabilities (determined on a Consolidated basis in accordance with GAAP, but excluding the current portion of long-term financial indebtedness) of the Borrower and its Subsidiaries to be less than $0 at all times, which shall be tested as of the last day of each fiscal quarter.

(d)The Borrower and the Subsidiary Guarantors will not permit, at all times, the aggregate Fair Market Value of the Collateral Vessels that are subject to a Collateral Vessel Mortgage together with all Additional Collateral to be less than 140% of the ~~remainder of the~~ aggregate outstanding principal amount of the Loans (but not to include, for the avoidance of doubt, any unutilized Revolving Commitment~~) minus any amounts in any Cash Collateral Account pursuant to Section 2.10(e~~) (the “Collateral Maintenance Test”); provided that any non-compliance with this Section 6.10(d) shall not constitute an Event of Default (but shall constitute a Default), so long as within thirty (30) days of the occurrence of such non-compliance, the Borrower shall either (x) post Additional Collateral (and shall during such period, and prior to satisfactory completion thereof, be diligently carrying out such actions) or (y) prepay Loans under the ~~Credit Facilities `~~Revolving Facility and/or reduce the Revolving Commitments, in each case or collectively, as applicable, in an amount sufficient to cure such non-compliance (it being understood that any such prepayment shall not reduce the Revolving Commitment unless accompanied by a permanent reduction by the Borrower of such Revolving Commitment in accordance with Section 2.07).

For purposes of this clause (d), (i) in the absence of an Event of Default that is continuing, the Fair Market Value of a Collateral Vessel at any time shall be the Vessel Appraisal Value most recently delivered to the Administrative Agent pursuant to Section 5.13 ~~or Section 4.01(o)~~ and dated no earlier than 30 days ~~(or 60 days, with respect to the Vessel Appraisals delivered pursuant to Section 4.01(o))~~ prior to the date on which they are delivered on a quarterly basis by reference to valuations to be delivered by the Borrower to the Administrative Agent on a quarterly basis with the Compliance Certificates for each fiscal quarter and fiscal year of the Borrower, as applicable and (ii) any Additional Collateral comprised of U.S. Dollars shall be satisfactory valued at par.

Section 6.11Prepayments of Other Indebtedness; Modifications of Organizational Documents and Certain Other Documents, etc~~.~~.  Directly or indirectly:

(a)make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of, or any prepayment, repurchase or redemption, retirement, defeasance as a result of any asset sale, change in control or similar event of, any Subordinated Indebtedness;

(b)amend or modify, or permit the amendment or modification of, any provision of any documents related to Subordinated Indebtedness in any manner that is, or would reasonably be expected to be, adverse in any material respect to the interests of any Agent or any Lender; or

(c)terminate, amend, modify (including electing to treat any Securities Collateral as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and would not reasonably be expected to be, adverse in any material respect to the interests of any Agent or any Lender.

Section 6.12Limitation on Certain Restrictions on Subsidiaries.Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of the Borrower or any Subsidiary of the Borrower to (i) pay Dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Loan Party, or pay any Financial Indebtedness owed to any Loan Party, (ii) make loans or advances to any Loan Party or (iii) transfer any of its properties to any Loan Party, except for such encumbrances, restrictions or conditions (x) which are not more restrictive than those contained in this Agreement or (y) existing under or by reason of:

(a)applicable mandatory Legal Requirements;

(b)this Agreement and the other Loan Documents;

(c)Financial Indebtedness of Subsidiaries of the Borrower (other than the Loan Parties);

(d)customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any of its Subsidiaries;

(e)customary provisions restricting assignment of any agreement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(f)customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property pending the consummation of such sale; provided, that (i) such restrictions and conditions apply only to the property to be sold, and (ii) such sale or other disposition is permitted hereunder;

(g)any encumbrances, restrictions or conditions imposed by any amendments that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (d) above; provided, that such amendments are not materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment; or

(h)any agreement in effect at the time a person becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Borrower and such restriction does not apply to any Loan Party other than such Subsidiary.

Section 6.13Limitation on Issuance of Capital Stock.  With respect to any Subsidiary Guarantor of the Borrower, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the Equity Interests of such Subsidiary and (ii) Subsidiaries of the Borrower formed or acquired after the Initial Borrowing Date in accordance with this Agreement may issue Equity Interests to the Borrower, a Wholly Owned Subsidiary of the Borrower which is to own such Equity Interests and, in the case of a Subsidiary of the Borrower that is not a Loan Party, to other persons which are to own such Equity Interests to the extent otherwise permitted hereunder.  All Equity Interests issued to a Loan Party in accordance with this Section 6.13(b) shall, to the extent required by Section 5.10 and Section 5.11 or any Security Document, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Document.

Section 6.14Business.  Engage (directly or indirectly) in any businesses other than those businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date (or which are substantially related thereto or are reasonable extensions thereof).

Section 6.15Operation of Collateral Vessels.  The Borrower will not, and will not permit any Subsidiary Guarantor to:

(a)without giving prior written notice thereof to the Collateral Agent, change the registered owner, name, official or patent number, as the case may be, the home port or class of any Collateral Vessel; and

(b)without the prior consent of the Administrative Agent (acting on instructions of the Required Lenders) (or, in the case of the registry, each Lender) (such consent not to be unreasonably withheld), change the registered flag, registry or classification society of any Collateral Vessel unless the change is to an Acceptable Flag Jurisdiction (and the requirements of a Flag Jurisdiction Transfer have been satisfied) or to an Acceptable Classification Society.

Section 6.16Fiscal Periods.  Change its fiscal year-end to a date other than December 31, or its fiscal quarters to a date other than March 31, June 30, September 30 and December 31.

Section 6.17No Further Negative Pledge.  Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party or Security Provider to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens (other than Liens permitted under Section 6.02(f)) on the properties encumbered thereby; and (c) any prohibition or limitation that (i) exists pursuant to applicable Legal Requirements, (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided, that (x) such restrictions apply only to such property to be sold or disposed of, and (y) such sale is permitted hereunder, (iii) consists of customary restrictions on the assignment of leases, licenses and other contracts entered into in the ordinary course of business, (iv) consists of customary prohibitions or limitations in joint venture agreements, pooling agreements and other similar agreements restricting the pledge or assignment thereof or (v) consists of other contractual restrictions on pledges or assignments in agreements entered into in the ordinary course of business solely to the extent such restrictions would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Legal Requirement (including the Bankruptcy Code) or principles of equity.

Section 6.18Anti-Terrorism Law; Anti-Money Laundering.  (a)   Directly or indirectly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22 that would result in a violation of Sanctions Laws, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law in violation of Sanctions Laws, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.18).

(b)Cause or permit any of the funds of such Loan Party that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of Legal Requirements.

Section 6.19Embargoed Person.  Cause or permit (a) any of the funds or properties of any Company that are used to repay the Loans or other Credit Extensions to constitute property of any Designated Person or other person where use of such funds relating to a Designated Person would result in a violation of Sanctions Laws, or (b) any Designated Person to have any direct or indirect interest, of any nature whatsoever in any Company, with the result that the investment in any Company (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Credit Extensions are in violation of applicable Legal Requirements.

Section 6.20Restrictions on Chartering.  (i) Let a Collateral Vessel on demise charter for any period or (ii) enter into any charter in respect of a Collateral Vessel other than (x) a Permitted Charter or (y) with the prior written consent of the Administrative Agent (with such consent not to be unreasonably withheld).

Section 6.21Additional Covenants.  The Borrower will not create, incur, assume or suffer to exist (i) any Lien on the Equity Interests of Genco Ship Management LLC or any of the assets of Genco Ship Management LLC, other than Permitted Liens of the type described in clauses (a) and (f) of Section 6.02 or (ii) any Lien on the Equity Interests of any Security Provider or any of the assets of such Security Provider constituting Collateral, other than Permitted Liens of the type described in clauses (a), (b), (c), (e), (f) and (j) of Section 6.02.

Section 6.22Employee Benefits.  None of the Companies nor any ERISA Affiliate will maintain or contribute to (or have an obligation to contribute to) a Pension Plan that is subject to the provisions of Title IV of ERISA or a Multiemployer Plan.

ARTICLE VII~~ARTICLE VII~~

GUARANTEE

Section 7.01The Guarantee.  From and after the Initial Borrowing Date, the Guarantors hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of, premium (if any) and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under Title 11 of the Bankruptcy Code) on the Loans made by the Lenders to, and the Notes, if any, held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantors shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02Obligations Unconditional.  The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and, to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full in cash of the Guaranteed Obligations).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)any of the acts mentioned in any of the provisions of this Agreement, the other Loan Documents or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents; or

(e)the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03Reinstatement.  The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04Subrogation; Subordination.  Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Financial Indebtedness or other Obligation of any Loan Party to a Guarantor shall be subordinated to such Loan Party’s Secured Obligations in the manner consistent with the subordination provisions set forth in Exhibit D.

Section 7.05Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such

Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07Continuing Guarantee.  The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Sections 7.04 and 7.10, respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09Release of Guarantors~~.  (a)~~.  (a)  If, in compliance with the terms and provisions of the Loan Documents, a Collateral Vessel, or all of the Equity Interests of any Subsidiary Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons (other than any Loan Party), such Transferred Guarantor shall, upon the consummation of such sale or transfer or designation, be released from its obligations under this Agreement (including under Section 11.03) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of the sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Documents shall be released, and so long as the Borrower shall have previously provided the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request, the Collateral Agent shall take, and the Lenders hereby irrevocably authorize the Collateral Agent to take, such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.

(b)The Lenders hereby irrevocably authorize the Collateral Agent to release a Subsidiary Guarantor and any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) that is sold or otherwise disposed of (to Persons other than any other Loan Party) upon the sale or other disposition thereof in compliance with Section 6.06, (ii) with respect to a Collateral Vessel (and the Subsidiary Guarantor that owns such Collateral Vessel), following any prepayment under Section 2.10(b)(iv), (iii) in connection with any Flag Jurisdiction Transfer; provided that the requirements thereof are satisfied by the relevant Loan Party and (iv) with respect to the Collateral Vessels (and the Subsidiary Guarantors that own such Collateral Vessels), upon the payment in full in cash of the ~~Credit Facilities~~Revolving Facility and the expiration and termination of all Commitments thereunder (whether at the applicable Maturity Date or pursuant to a prepayment according with Section 2.10).

(c)The Borrower may, in its discretion, following the release of any Liens pursuant to clauses (a) and (b) of this Section 7.09, wind up, liquidate or dissolve the affairs of any Transferred Guarantor and/or Subsidiary Guarantor.

Section 7.10Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04.  The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to any Secured Party, and each Guarantor shall remain liable to the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

Section 7.11Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under Section 7.01 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.11, or otherwise under Section 7.01, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 7.11 shall remain in full force and effect until a discharge of Guaranteed Obligations.  Each Qualified ECP Guarantor intends that this Section 7.11 constitute, and this Section 7.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VIII~~ARTICLE VIII~~

EVENTS OF DEFAULT

Section 8.01Events of Default.  Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a)default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether optional or mandatory) thereof or by acceleration thereof or otherwise;

(b)default shall be made in the payment of any interest on any Credit Extension or any Fee or any other amount (other than an amount referred to in clause (a) above) due under any Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether optional or mandatory) or by acceleration or demand thereof or otherwise and such default shall continue unremedied for a period of three (3) Business Days;

(c)any representation or warranty made or deemed made by any Loan Party or Security Provider in (or in connection with) any Loan Document ~~or the borrowing of Term Loans hereunder~~, or in any certificate, financial statement or other instrument furnished in connection with or required to be given or delivered by any Loan Party or Security Provider pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or so furnished;

(d)default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02(a), Section 5.03(a) (as it relates to a Loan Party), Section 5.04, Section 5.08, Section 5.10, Section 5.13, Section 5.14, Section 5.16, Section 5.18, Section 5.21 or in Article VI;

(e)default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) above) and such default shall continue unremedied or shall not have been waived (i) in the case of the Agency Fee Letter, for a period of five Business Days, and (ii) in the case of any other covenant, condition or agreement for a period of 30 days after the earlier of (x) any Loan Party obtaining knowledge thereof and (y) written notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f)any Company shall (i) fail to pay any principal, premium or interest, regardless of amount, due in respect of any Financial Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Financial Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Financial Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Financial Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided, that it shall not constitute an Event of Default pursuant to this clause (f) unless the aggregate amount of all such Financial Indebtedness referred to in clauses (i) and (ii) equals or exceeds $10,000,000 at any one time;

(g)an Insolvency Proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company or of a substantial part of the property of any Company, under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company for a substantial part of the property of any Company; or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an Order approving or ordering any of the foregoing shall be entered;

(h)any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any Insolvency Proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company or for a substantial part of the property of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) except to the extent permitted by Section 6.05, wind up or liquidate; or (viii) take any action for the purpose of effecting any of the foregoing;

(i)one or more Orders for the payment of money in an aggregate amount of $10,000,000 or more that are not covered by insurance from an unaffiliated insurance company with an A.M.  Best financial strength rating of at least A- (it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;

(j)one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, or any event similar to the foregoing shall have occurred or exists with respect to a Non-U.S. Plan, including, but not limited to, the winding-up of the Non-U.S. Plan, in any such case that would reasonably be expected to result in a Material Adverse Effect;

(k)any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected First Priority (except as otherwise expressly provided in this Agreement or such Security Document) Lien on and security interest in, all of the Collateral (other than an immaterial portion) thereunder) in favor of the Collateral Agent, or shall be asserted by or on behalf of any Company not to be, a valid, enforceable, perfected, First Priority (except as otherwise expressly provided in this Agreement or such Security Document) Lien on and security interest in the Collateral (other than an immaterial portion) covered thereby;

(l)(x) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, (y) a proceeding shall be commenced by or on behalf of any Loan Party, Security Provider or any Affiliate thereof, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or (z) any Loan Party or Security Provider (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations;

(m)there shall have occurred a Change in Control;

(n)The Borrower at any time fails to cause its common Equity Interests to remain listed on the NYSE or, if applicable, the NASDAQ or another nationally recognized stock exchange approved in writing by the Required Lenders;

(o)it becomes unlawful or impossible (i) for any Loan Party or Security Provider to discharge any liability under the Loan Documents or to comply with any other obligation which the Required Lenders consider material under the Loan Documents or (ii) for the Administrative Agent, the Collateral Agent and the Lenders to exercise or enforce any material right under, or to enforce any security interest created by the Loan Documents;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitments; (ii) declare the Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties and Security Providers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties and the Security Providers, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding; and (iii) exercise (and/or direct the Collateral Agent to exercise) any and all of its (or the Collateral Agent’s) other rights and remedies under applicable Legal Requirements, hereunder and under the other Loan Documents; and in any event with respect to the Borrower described in clause (g) or (h) above, the Commitments shall automatically terminate and the principal of the Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties and Security Providers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties and Security Providers, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

In addition, without limiting the foregoing, in the event of a foreclosure (or other similar exercise of remedies) by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent, the Administrative Agent or any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition and, in addition, the Collateral Agent or the Administrative Agent, as agent for and representative of all of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale.

Section 8.02Rescission.  If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Loan Parties shall pay all arrears of interest and Fees and all payments on account of principal of the Loans owing by them that shall have become due otherwise than by acceleration (with interest on principal and Fees and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.02, then upon the written consent of the Required Lenders (which may be given or withheld in their sole discretion) and written notice to the Borrower, the termination of the Commitments or the acceleration of the Loans and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders and the other Secured Parties to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit any Loan Party and do not give any Loan Party the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE IX~~ARTICLE IX~~

APPLICATION OF COLLATERAL PROCEEDS

Section 9.01Application of Proceeds.  The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral, pursuant to the exercise by the Collateral Agent of its remedies, or from any Mortgagee’s Insurance required pursuant to Section 5.04, shall be applied, in full or in part, together with any other sums then held by or distributed or paid to the Collateral Agent or the Administrative Agent pursuant to this Agreement or any other Loan Document (including as a result of any exercise of any right or remedy hereunder or thereunder), promptly by the Collateral Agent as follows:

(a)First, to the indefeasible payment in full in cash of all reasonable and documented out-of-pocket costs and expenses, and all fees, commissions and taxes of such sale, collection or other realization (including compensation to the Administrative Agent, the Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and/or the Collateral Agent in connection therewith and all amounts for which the Administrative Agent or Collateral Agent are entitled to indemnification pursuant to the provisions of any Loan Document), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)Second, to the indefeasible payment in full in cash of all other reasonable costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest constituting Obligations, in each case, equally and ratably in accordance with the respective amounts thereof then due and owing (it being agreed that, for purposes of applying this clause (c), all interest will be deemed payable in accordance with this

Agreement regardless of whether such claims are allowed in any proceeding described in Section 8.01(g) or (h));

(d)Fourth, without duplication of amounts applied pursuant to clauses (a) through (c) above, to the indefeasible payment in full in cash, pro rata, of principal and other amounts constituting Obligations, in each case, equally and ratably in accordance with the respective amounts thereof then due and owing (it being agreed that, for purposes of applying this clause (d), all amounts described herein will be deemed payable in accordance with this Agreement regardless of whether such claims are allowed in any proceeding described in Section 8.01(g) or (h));

(e)Fifth, to the extent proceeds remain after the application pursuant to preceding clauses (a) through (d), to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Secured Obligations (other than principal), and any fees, premiums, interest and scheduled periodic payments due under Secured Hedging Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(f)Sixth, to the extent proceeds remain after the application pursuant to preceding clauses (a) through (e), to the indefeasible payment in full in cash, pro rata, of the principal amount of the Secured Obligations (including principal on any Secured Hedging Obligations then due and owing);

(g)Seventh, to the indefeasible payment in full in cash, pro rata, to any other Secured Obligations then due and owing with any balance to be paid to the Administrative Agent, for the ratable benefit of the Bank Product Providers, as cash collateral;

(h)Eighth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct;

provided, that in each case, for the avoidance of doubt, in no event shall the proceeds of any Collateral pledged by a Guarantor or any payment made by a Guarantor be applied to payment of any Excluded Swap Obligations of such Guarantor.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (h) of this Section 9.01, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE X~~ARTICLE X~~

THE ADMINISTRATIVE AGENT AND THE ~~SECURITY~~COLLATERAL AGENT

Section 10.01Appointment.  (a)  Each Lender hereby irrevocably designates and appoints (and by entering into a Secured Hedging Agreement, each Bank Product Provider shall be deemed to irrevocably designate and appoint) each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents and each of the Administrative Agent and the Collateral Agent hereby accepts such appointment.  Each Lender irrevocably authorizes (and by entering into a Secured Hedging Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article X are solely for the benefit of the Agents, the Lenders, and the Bank Product Providers, and no Company shall have rights as a third party beneficiary of any such provisions.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Company.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)Each Lender irrevocably appoints each other Lender, and the Collateral Agent irrevocably appoints the Administrative Agent, as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement, a security interest can be perfected by possession or control.  Should any Lender (other than, to the extent a Lender, the Collateral Agent or the Security Trustee) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.  The Lenders hereby acknowledge and agree (and by entering into a Secured Hedging Agreement, each Bank Product Provider shall be deemed to acknowledge and authorize) that the Collateral Agent may act as the Collateral Agent for the Secured Parties.

Section 10.02Agent in Its Individual Capacity.  Each person serving as an Agent hereunder, to the extent (and for so long as) such Agent is also a Lender hereunder, shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as an Agent hereunder in its individual capacity.  Such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or any Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders.

Section 10.03Exculpatory Provisions~~. (a)~~.  (a)  No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, regardless of whether a Default has occurred and is continuing (a) no Agent shall be subject to any fiduciary or other implied duties, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except as directed in writing by, or with the written consent of, the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be), such Agent shall be fully protected and entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided, that no Agent shall be required to risk its own funds or take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfaction, or that is contrary to any Loan Document or applicable Legal Requirements including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Insolvency Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Insolvency Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 or 11.02 or otherwise as expressly required herein) or in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.  No Agent shall be deemed to have knowledge of any Default unless and until written notice (in accordance with Section 11.01(a)) thereof describing such Default is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or the sufficiency of any Collateral or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.  Each party to this Agreement acknowledges and agrees that the Administrative Agent and/or the Collateral Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent and/or the Collateral Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties.  No Agent shall be liable for any action taken or not taken by any such service provider.  Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders, the Loan Parties or the Security Providers for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.

(b)No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders or the Borrower for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(c)No Agent shall be liable for interest on any money received by it except as agreed in writing with the Borrower or Lender.

(d)Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, no Agent shall have any duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  An Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the applicable Agent, in its individual capacity, accords its own property consisting of similar instruments or interests; provided that neither the Collateral Agent nor any of the other Secured Parties nor any of their respective directors, officers, employees or agents shall have responsibility for (x) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters (y) failing to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or (z) failing to take any necessary steps to preserve rights against any person with respect to any Collateral.

(e)For the avoidance of doubt, nothing in this Agreement or any other Loan Document shall require the Collateral Agent to file financing statements or continuation statements or be responsible for maintaining the security interests, or perfection thereof, purported to be created as described herein, and such responsibility shall be solely that of the Borrower, the other Loan Parties and the Security

Providers, and the Collateral Agent shall only be responsible for the safe custody of any Collateral in its possession consistent with customary practices of other financial institutions acting in such capacity and in accordance with the preceding clause (d).

(f)The Agents reserve the right to reasonably conduct an environmental audit prior to foreclosing on any Collateral Vessel Mortgage.  Each Agent reserves the right to forebear from foreclosing in its own name if to do so may expose it to undue risk due to environmental factors.

Section 10.04Reliance by Agent~~.~~    Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless each Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.  Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other Advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or Advisors.

Section 10.05Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing to their respective activities in connection with the syndication of the ~~Credit Facilities~~Revolving Facility provided for herein as well as activities as Agent.  The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 10.06Successor Agent.  Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders and the Borrower and without notice to the Bank Product Providers.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, so long as no Event of Default shall have then occurred and be continuing, to appoint a successor Agent from among the Lenders.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent satisfactory to the Required Lenders, which successor shall be a commercial banking institution or other finance or trust company, in each case, having combined capital and surplus at least $200,000,000 and otherwise reasonably satisfactory to the Required Lenders (it being understood that such combined capital and surplus shall not be required to be in excess of $500,000,000); provided, that if such retiring Agent is unable to find a commercial banking institution or other finance or trust company that is willing to accept such appointment and which meets the qualifications set forth above, and the Required Lenders so agree (which agreement shall not be unreasonably withheld) the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retired Agent shall continue to hold such collateral security until such time as a successor Agent is appointed), and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor agent is appointed).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article X, Section 11.03 and Sections 11.08 to 11.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 10.07Non-Reliance on Agent and Other Lenders.  Each Lender and Bank Product Provider acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto).  Each Lender (and each Bank Product Provider) also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 10.08Name Agents.  The parties hereto acknowledge that the Mandated Lead Arrangers, the Bookrunners and the Co-Arrangers hold their titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.

Section 10.09Indemnification.  The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by the Borrower or the Guarantors and without limiting the obligation of the Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments shall have been terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, the Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and non-appealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Person’s, as the case may be, gross negligence or willful misconduct.  The agreements in this Section 10.09 shall survive the payment of the Loans and all other amounts payable hereunder and the termination of the Commitments.

Section 10.10Withholding Taxes.  To the extent required by any applicable Legal Requirements, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 10.11Lender’s Representations, Warranties and Acknowledgements.  (a)  Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Companies in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Companies.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.  Each Lender acknowledges that no Agent or Related Person of any Agent has made any representation or warranty to it.  Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning any Company or any Affiliate thereof, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Company or any Affiliate thereof, that may come in to the possession of an Agent or any of its Related Persons.

(b)~~Each Lender, by delivering its signature page to this Agreement or an Assignment and Acceptance Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Initial Borrowing Date.~~[Reserved].

Section 10.12     Security Documents and Guarantees~~.~~.

(a)Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guarantees, the Collateral and the Loan Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Secured Hedging Obligations with respect to any Secured Hedging Agreement.  Subject to Section 11.02, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of

Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.02) have otherwise consented or (ii) release any Guarantor from the Guarantees pursuant to Section 7.09 or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.02) have otherwise consented.

(b)Anything contained in any of the Loan Documents to the contrary notwithstanding, each Loan Party, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantees, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon written instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c)~~(i)~~(i)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent and the Collateral Agent, as applicable, shall take such actions as shall be required to release its security interest in any Collateral subject to any disposition expressly permitted by the Loan Documents (other than a disposition to any Loan Party or any Subsidiary, Affiliate or family member thereof) to the extent necessary to permit the consummation of such disposition in accordance with the Loan Documents.

(ii)~~(ii)~~Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Secured Obligations (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full, in cash, and all Commitments have terminated or expired, upon written request of the Borrower, the Administrative Agent and the Collateral Agent shall take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(iii)Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Secured Obligations (other than contingent indemnification obligations for which no claim or demand has been made) under the ~~Credit Facilities~~Revolving Facility have been paid in full, in cash (whether at the applicable Maturity Date or pursuant to a prepayment according with Section 2.10), and all Revolving ~~Commitments and Term~~ Commitments have terminated or expired, upon written request of the Borrower, the Administrative Agent and the

Collateral Agent shall take such actions as shall be required to release its security interest in all Collateral Vessels, all other Collateral granted by the Subsidiary Guarantors that directly own such Collateral Vessels, and all Securities Collateral granted in the Equity Interests of the Subsidiary Guarantors that directly own such Collateral Vessels and to release all guarantee obligations of such Subsidiary Guarantors provided for in any Loan Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d)The Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.  No Agent shall be liable for any defect or failure in a Guarantor’s title to Collateral, regardless of whether such defect or failure was known to the Agent or might have been discovered upon examination or inquiry and whether capable of remedy or not.

Section 10.13Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any Insolvency Proceeding relative to any Loan Party or Security Provider, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party or Security Provider) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Sections 2.05 and 10.03) allowed in such judicial proceeding; and

(c)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.14Ship Mortgage Trust~~.~~.

Each Lender hereby irrevocably designates and appoints the Security Trustee as security trustee of such Lender under this Agreement and the other Loan Documents solely for the purpose of holding the Collateral Vessel Mortgages of the Collateral Vessels and certain other Collateral, and the Security Trustee hereby accepts such appointment.  The Security Trustee agrees and declares, and each of the other Secured Parties acknowledges, that, subject to the terms and conditions of this Section 10.14, the Security Trustee holds the Trust Property in trust for the Secured Parties absolutely.  Each of the other Secured Parties agrees that the obligations, rights and benefits vested in the Security Trustee shall be performed and exercised in accordance with this Section 10.14.  For the avoidance of doubt, the Security Trustee shall have the benefit of all of the provisions of this Agreement (including exculpatory and indemnification provisions) benefiting it in its capacity as Collateral Agent for the Secured Parties.  In addition, the Security Trustee and any attorney, agent or delegate of the Security Trustee may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Trustee or any other such person by or pursuant to the Collateral Vessel Mortgages or in respect of anything else done or omitted to be done in any way relating to the Collateral Vessel Mortgages.  The Security Trustee shall, at all times, be the same institution as the Person acting as the Administrative Agent and the Collateral Agent under this Agreement.

Section 10.15Erroneous Payments~~.~~.

(a)~~(a)~~With respect to any payment that Administrative Agent makes to any Lender or other Secured Party as to which Administrative Agent determines that any of the following applies (such payment referred to as the “Rescindable Amount”):  (1) Borrower has not in fact made the corresponding payment to Administrative Agent; (2) Administrative Agent has made a payment in excess of the amount(s) received by it from Borrower either individually or in the aggregate (whether or not then owed); or (3) Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Secured Parties severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Secured Party, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the Federal Funds Effective Rate.  A notice of the Administrative Agent to any Person under this clause (a) shall be conclusive, absent manifest error.

~~(b)~~Notwithstanding anything to the contrary in this Agreement, if at any time the Administrative Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender or other Secured Party, whether or not in respect of an Obligation due and owing by a Loan Party at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount was received by it to but excluding the date of payment to Administrative Agent, at the Federal Funds Effective Rate.  A notice of the Administrative Agent to any Person under this clause (b) shall be conclusive, absent manifest error.  To the extent permitted by law, each Lender and each other Secured Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount.  Administrative Agent shall inform each Lender or other Secured Party that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount.  Each Person’s obligations, agreements and waivers under this Section 10.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(b)~~(c)~~Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document against any amount due to the Administrative Agent under immediately preceding clauses (a) or (b) under the indemnification provisions of this Agreement.

(c)~~(d)~~The parties hereto agree that payment of a Rescindable Amount shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Rescindable Amount is, and solely with respect to the amount of such Rescindable Amount that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Rescindable Amount.

ARTICLE XI~~ARTICLE XI~~

MISCELLANEOUS

Section 11.01Notices~~.~~.

Notices and other communications provided for herein shall, except as provided in Section 11.01(b), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile transmission, as follows:

(i)if to any Loan Party, to the Borrower at:

Genco Shipping & Trading Limited

299 Park Avenue, 12th Floor

New York, NY 10171

Attention:  John C. Wobensmith

Telephone:  (646) 443-8550

Facsimile:  (646) 443-8551

~~Email:John~~Email: John.Wobensmith@gencoshipping.com

with copies to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention:  David Fisher

Telephone:  (212) 715-9284

Facsimile:  (212) 715-8059

~~Email:dfisher~~Email: dfisher@kramerlevin.com

(ii)if to the Administrative Agent, to it at:

Nordea Bank Abp, New York Branch

1211 Avenue of the Americas

New York, NY 10036

Attention:  Shipping, Offshore and Oil Services

Telephone:  (~~212~~917) ~~318-9317~~969-1942

Facsimile:  (212) 750-9188

Email: agency.soosid@nordea.com ~~/ oddbjorn.warpe~~and
DLNY-NY-CADLoan@nordea.com

Essendropsgate 7

P.O. Box 1166 Sentrum

NO-0107 Oslo, Norway

Facsimile: +47 22 48 66 78

(iii)if to a Lender, to it at its address (or facsimile number) set forth on Annex I or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto;

Notice and other communications to the Lenders hereunder may (subject to Section 11.01(b)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  Any party hereto may change its address, facsimile number or e-mail address for notice and other communications hereunder by notice to the other parties hereto.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, including any such communication that (i) relates to a request for a Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder or (v) is required to be delivered to satisfy any covenant hereunder or under any other Loan Document (all such communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent (it being understood that .pdf format is acceptable) at the e-mail address(es) provided to the Borrower by the Administrative Agent from time to time, other electronic communication in such other form, or in any other manner, including hard copy delivery thereof, as the Administrative Agent shall require.  In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  Nothing in this Section 11.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

Each Loan Party and the Administrative Agent and the Collateral Agent further agree that the Administrative Agent and the Collateral Agent shall make the Communications available to the other Agents or the Lenders by posting the Communications on a Platform.  The Platform and any Approved Electronic Communications are provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.  In no event shall any Agent have any liability to any Loan Party, any Security Provider, any Lender or any other person for damages of any kind, whether or not based on strict liability and including direct or indirect, punitive, special, incidental or consequential damages, losses or expenses (whether in contract, tort or otherwise) arising out of or related to any Loan Party’s, Security Provider’s or any Agent’s transmissions of Communications through the Internet (including the Platform).  Notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.  Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws.  In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 11.02Waivers; Amendment.  (a)  No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party or Security Provider therefrom shall in any event be effective unless the same shall be permitted by Section 11.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.  No notice or demand on any Loan Party or Security Provider in any case shall entitle any Loan Party or Security Provider to any other or further notice or demand in similar or other circumstances.

(b)Subject to Sections 2.17, 2.19(d), 11.02(d) and 11.02(e), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party, Loan Parties, Security Provider or Security Providers that are parties thereto, in each case with the written consent of the Required Lenders; provided, that no such agreement shall:

(i)increase or extend the expiry date of any Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default (or any definition used, respectively, therein) shall constitute an increase in or an extension of the expiry date of any Commitment of any Lender for purposes of this clause (i));

(ii)reduce the principal amount or premium, if any, of any Loan or reduce the rate of interest thereon (including, for the avoidance of doubt, the Applicable Margin) (other than waiver of any increase in the rate of interest pursuant to Section 2.06(b)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby;

(iii)postpone or extend the maturity of any Loan or any ~~scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Section 2.09, or any~~ date for the payment of any interest, premium or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the rate of interest pursuant to Section 2.06(b)), or postpone the scheduled date of expiration or reduction of any Commitment without the written consent of each Lender directly affected thereby;

(iv)change Section 11.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender directly affected thereby (provided that any amendment that clarifies any ambiguity or defect in the definition or use of Disqualified Institutions shall require only the consent of the Required Lenders and the Loan Parties);

(v)change Section 2.10(d), Section 2.14(b), Section 2.14(c) or Section 9.01 or other corresponding sections of any other Loan Document in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender directly affected thereby;

(vi)change the percentage set forth in the definition of “Required Lenders”, “Required Lenders” or any other provision of any Loan Document (including this Section 11.02) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vii)release any Guarantor from its Guarantees, or limit its liability in respect of such Guarantee or release the Borrower from its obligations under the Loan Documents, without the written consent of each Lender;

(viii)except as expressly permitted in this Agreement or any Security Document, release any Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Secured Obligations equally and ratably with the other Secured Obligations), in each case without the written consent of each Lender;

(ix)subordinate the Obligations under the Loan Documents to any other Financial Indebtedness or the Liens on any of the Collateral without the written consent of each Lender;

(x)~~(x)~~ amend or otherwise modify Section 6.10 (or for the purposes of determining compliance with Section 6.10, any defined terms used therein), or (y) waive or consent to any Default resulting from a breach of Section 6.10 without the written consent of each Lender; provided that notwithstanding the foregoing, any waiver or consent with respect to any Default resulting from a breach of Section 6.10(d) shall be subject to written consent of all Lenders; and

(xi)amend or otherwise modify the definitions of Designated Person, Sanctions Law, Sanctions Authority or Anti-Terrorism Law or Section 3.22, Section 5.21, Section 6.18, or Section 6.19 without the written consent of each Lender.

provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Collateral Agent) if (1) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (2) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (3) Section 2.16(b) is complied with.

Notwithstanding anything herein to the contrary, (i) any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms directly affects the rights or duties of the Lenders of a particular Class (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number of percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 11.02(b) if such Class of Lenders were the only Class of Lenders hereunder at such time and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(c)Without the consent of any other person, the applicable Loan Party or Loan Parties or applicable Security Provider or Security Providers and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or assets so that the security interests therein comply with applicable Legal Requirements.

(d)Notwithstanding the foregoing, if, following the Closing Date, the Administrative Agent and the Borrower shall have agreed in their sole and absolute discretion that there is an ambiguity, inconsistency, manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof (it being understood that the Administrative Agent has no obligation to agree to any such amendment).

(e)Further, notwithstanding the foregoing, any provision of this Agreement and the other Loan Documents may be amended to effect any Incremental ~~Term~~Revolving Loan Amendment as, and to the extent, provided in Section 2.19.

Section 11.03Expenses; Indemnity. ~~(a)~~  (a)  The Loan Parties agree, jointly and severally, to pay, promptly upon demand:

(i)all reasonable and documented out-of-pocket costs and expenses incurred by the Mandated Lead Arrangers, the Bookrunners, the Administrative Agent and the Collateral Agent, (including the reasonable and documented fees, disbursements and other charges of Advisors for the Mandated Lead Arrangers, the Bookrunners, the Administrative Agent and the Collateral Agent (including White & Case LLP and any local counsel in any relevant jurisdiction, it being acknowledged that the Mandated Lead Arrangers, the Bookrunners, the Administrative Agent and the Collateral Agent shall, in the aggregate, use the same counsel)), in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Extensions and Commitments (including with respect to the establishment and maintenance of a Platform and including the reasonable fees and disbursements of counsel as may be necessary or appropriate in the judgment of the Agents, and the charges of IntraLinks, Debtdomain or a similar service), the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated); and

(ii)all reasonable and documented out-of-pocket costs and expenses incurred by the Mandated Lead Arrangers, the Bookrunners, the Administrative Agent, the Collateral Agent, any other Agent or any Lender (including the fees, charges and disbursements of Advisors for any of the foregoing) incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 11.03(a), or in connection with the Loans made hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; provided that, in the case of charges of outside counsel, such payment shall be limited to the reasonable and documented fees, disbursements and charges of (x) one primary counsel for the Agents and the Lenders (collectively with the Agents, taken as a group), (y) one local counsel and foreign counsel in each relevant jurisdiction for each of the Agents and the Lenders (collectively with the Agents, taken as a group) and (z) one maritime counsel in each relevant jurisdiction for each of the Agents and the Lenders (collectively with the Agents, taken as a group) (and, in each case, in the case of an actual or a potential conflict of interest, (A) one additional counsel for each affected person (or group of similarly affected persons), (B) one local counsel and/or foreign counsel for each affected person (or group of similarly affected persons) in any relevant jurisdiction and (C) one maritime counsel for each affected person (or group of similar affected persons) in each relevant jurisdiction).

(b)The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender and each Related Person of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable and documented expenses (including reasonable and documented fees, disbursements and other charges of one counsel for all Indemnitees and, if necessary, one maritime counsel, local and foreign counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions for all Indemnitees (and, in the case of an actual or potential conflict of interest of another firm of counsel (and maritime counsel and one firm of local and foreign counsel in each appropriate jurisdiction) for such affected Indemnitee))) and any and all claims, damages, losses and liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable Advisors fees, charges and disbursements (collectively, “Claims”), incurred by or asserted against any Indemnitee, directly or indirectly, arising out of, relating to or in connection with (i) the execution, delivery, performance, administration or enforcement of the Loan Documents, the Commitment ~~Letter~~Letters or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property (A) owned, leased or operated by any Company or (B) formerly owned, leased or operated by any Company at the time of its ownership, lease or operations, (v) any Environmental Claim or threatened Environmental Claim against any of the Companies relating to any Real Property, Collateral Vessel or other property currently or formerly owned, leased or operated by any of the Companies or relating to the operations of any of the Companies, (vi) any non-compliance with, or violation of, applicable Environmental Laws or Environmental Permits by any of the Companies or any of their businesses, operations, Real Property, Collateral Vessels and other properties, (vii) the imposition of any environmental Lien encumbering Real Property or Collateral Vessels owned, leased or operated by any Company, (viii) the consummation of the Transactions (including the syndication of the Loans and the Commitments) and the other transactions contemplated hereby or (ix) any actual or prospective claim, action, suit, litigation, inquiry, investigation, or other proceeding or preparation of a defense in connection with any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any of their respective subsidiaries, affiliates or shareholders or otherwise, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses or other Claims are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from (i) the gross negligence or willful misconduct of such Indemnitee or any of its Related Persons, (ii) a material breach by such Indemnitee or any of its Related Persons of any of its or their respective obligations under the Loan Documents or (iii) any claims brought by an Indemnitee against another Indemnitee (other than against the Administrative Agent or any other Agent in its capacity as such) not arising out of any act or omission by any Loan Party or any Affiliate thereof.  This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)The Loan Parties agree, jointly and severally, that, without the prior written consent of the Agents and any affected Lender (such consent not to be unreasonably withheld), the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of Section 11.03(b) and asserted against an Indemnitee unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees and does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

(d)The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans and any other Secured Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, the removal or resignation of any Agent, or any investigation made by or on behalf of the Agents or any Lender.  All amounts due under this Section 11.03 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e)To the extent that the Loan Parties fail to indefeasibly pay any amount required to be paid by them to the Agents under clause (a) or (b) of this Section 11.03 in accordance with Section 10.03, each Lender severally agrees to pay to the Agents, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided, that the unreimbursed Claim was incurred by or asserted against any of the Agents in its capacity as such.  For purposes of this clause (e), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Total Revolving Exposure~~, the principal amount of outstanding Term Loans and unused Term Commitments~~  at the time.

(f)To the fullest extent permitted by applicable Legal Requirements, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (including any loss of profits, business or anticipated savings as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided, that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties to the extent such special, punitive, indirect or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under this Section 11.03.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

(g)All amounts due under this Section 11.03 shall be payable no later than 10 Business Days after written demand (accompanied by an invoice or other reasonable documentation) therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final and non-appealable judicial determination of a court of competent jurisdiction that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 11.03.

Section 11.04Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void ab initio).  Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent expressly provided in clause (e) of this Section 11.04 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b)Any Lender shall have the right at any time to assign to one or more assignees (other than any Company or any Affiliate thereof or a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, that:

~~(i) any such assignment shall be made on a pro rata basis in accordance with the proportion of such Lender’s rights and obligations under the Credit Facilities;~~

(i)[reserved];

(ii)unless an Event of Default has occurred and is continuing, no assignment to a Disqualified Institution shall be permitted to be made;

(iii)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $5,000 (unless such fee is waived by the Administrative Agent in its sole discretion); provided, however, in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments;

(iv)the assignee, if it shall not then be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)the assignee shall represent and warrant to the Borrower and the Administrative Agent that it is an Eligible Assignee;

(vi)the Borrower shall have consented to such assignment (such consent not to be unreasonably withheld, delayed or conditioned); provided that (i) no consent of the Borrower shall be required for assignments to any Affiliates of such Lender or following an Event of Default which is continuing and (ii) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(vii)the Administrative Agent must give its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that the consent of the Administrative Agent shall only be subject to the completion of the conditions in clauses (b)(iii) and (b)(iv) and the delivery to the Administrative Agent of customary information and documentation reasonably requested by the Administrative Agent for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations;

Subject to acceptance and recording thereof pursuant to Section 11.04(d), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided, that any liability of the Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by the Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 11.03).

(c)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.04(b) and any written consent to such assignment required by Section 11.04(b), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 11.04(d).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.04(e).

(e)Any Lender shall have the right at any time, without the consent of, or notice to the Borrower, the Administrative Agent or any other person to sell participations to any person (other than any Company or any Affiliate thereof or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 11.02(b) and (2) directly affects such Participant.  Each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(f) (it being understood that the documentation required under Section 2.15(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.04(b)).  To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender.  Each Lender shall, acting for this purpose as a “non-fiduciary” agent of the Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (and the Borrower, to the extent that the Participant requests payment from the Borrower) shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version).

(f)A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law after the date the participation was sold to the Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless such Participant agrees to comply with Section 2.15(f) as though it were a Lender (it being understood that the documentation required in Section 2.15(f) shall be delivered to the participating Lender).

(g)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank, and this Section 11.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of the Borrower, the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and the Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h)The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar laws domestic or foreign, federal, state, provincial or otherwise, based on or analogous or similar to the Uniform Electronic Transactions Act.

(i)Any assignor Lender of all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Acceptance or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution.  None of the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.  Upon request by any Lender or prospective Lender, the Administrative Agent shall be permitted to disclose to such Lender or prospective Lender the identity of the Disqualified Institutions.

Section 11.05Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties and the Security Providers in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as any Obligation is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Article X and Sections 2.12, 2.13, 2.15, 11.03, 11.05, 11.09, 11.10 and 11.12 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, the expiration or termination the Revolving Commitments or the termination of this Agreement or any provision hereof.

Section 11.06Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the Fee Letters and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or other Agents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  ~~Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns~~This Agreement initially became effective on the Closing Date.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Insolvency Laws, as determined in good faith by the Administrative Agent, then such provision shall be deemed to be in effect only to the extent not so limited.

Section 11.08Right of Setoff; Marshalling; Payments Set Aside.  If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate to or for the credit or the account of any Loan Party or Security Provider against any and all of the obligations of any Loan Party or Security Provider now or hereafter existing under this Agreement or any other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  None of any Agent or any Lender shall be under any obligation to marshal any assets in favor of any Loan Party, Security Provider or any other Person or against or in payment of any or all of the Obligations.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.  To the extent that any Loan Party or Security Provider makes a payment or payments to the Administrative Agent, the Collateral Agent or any Lender (or to the Administrative Agent or the Collateral Agent, on behalf of the Lenders), or any Agent or any Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Insolvency Law or any equitable cause, then, (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

Section 11.09Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether sounding in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, and governed by, the law of the State of New York.

(b)Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.  Nothing in this Agreement or any other Loan Document or otherwise, however, shall affect any right that the Administrative Agent, the Collateral Agent, any other Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than facsimile or email) in Section 11.01.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, each Loan Party hereby irrevocably and unconditionally appoints ~~Kramer Levin Naftalis & Frankel LLP~~Corporation Service Company, with an office for service of process delivery on the ~~date hereof at 1177 Avenue of the Americas~~Fourth Amendment Effective Date at 19 West 44th Street, Suite 200, New York, ~~New York,~~NY 10036~~, Attention: David J. Fisher~~  and its successors (the “Process Agent”), as its agent to receive on behalf of such Loan Party and its property all writs, claims, process, and summonses in any action or proceeding brought against such Loan Party in the State of New York.  The Loan Parties may replace any such Process Agent with a new process agent upon reasonable advance notice to the Administrative Agent and subject to delivery of evidence that such new process agent has accepted any such appointment.  Any such replacement shall become the Process Agent for all purposes hereunder following delivery of such evidence.  Such service may be made by mailing or delivering a copy of such process to any Loan Party in care of the Process Agent at the address specified above for the Process Agent, and such Loan Party irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  Failure by the Process Agent to give notice to the applicable Loan Party, or failure of the applicable Loan Party, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or any such Loan Party, or of any judgment based thereon.  Each Loan Party covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such.  Each Loan Party hereto further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 11.10Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 11.11Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.12Confidentiality.  Each of the Administrative Agent, the Collateral Agent, the Mandated Lead Arrangers, the Bookrunners and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, financing sources, partners, trustees, agents, Advisors and other representatives, including accountants, legal counsel and other Advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof, and any failure of such persons acting on behalf of the Administrative Agent, the Collateral Agent, a Mandated Lead Arranger, a Bookrunner or a Lender to comply with this Section 11.12 shall constitute a breach of this Section 11.12 by the Administrative Agent, the Collateral Agent, such Mandated Lead Arranger, such Bookrunner or such Lender, as applicable), (b) to the extent (i) required or requested by any regulatory authority or any self-regulatory authority (such as (but not limited to) the National Association of Insurance Commissioners and the SEC) purporting to have jurisdiction over such person or its Affiliates or (ii) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process or in connection with any pledge or assignment made pursuant to Section 11.04(g), provided that, solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, such disclosing entity shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding, (c) to any other party to this Agreement, (d) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its Advisors) to any swap or derivative transaction relating to the Borrower and its respective obligations, (f) on a confidential basis, to (i) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party or (ii) to any insurers or credit risk support providers of any Lender, (g) with the consent of the Borrower, (h) to an investor or prospective investor in securities issued by an Approved Fund of any Lender that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by an Approved Fund of any Lender or to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by an Approved Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Approved Fund (it being agreed that the persons to whom such disclosure is made will be informed of the confidential nature of such Information) or (i) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any Subsidiary of the Borrower.  In addition, the Agents and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agents and the Lenders in connection with the administrative and management of this Agreement and the other Loan Documents.  For the purposes of this Section 11.12, “Information” shall mean all non-public information received from the Borrower relating to the Borrower or any of their respective Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower.  Any person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person accords to its own confidential information.

Section 11.13Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 11.14Assignment and Acceptance.  Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Acceptance duly executed by such Lender, the Borrower (if the Borrower’s consent to such assignment is required hereunder) and the Administrative Agent.

Section 11.15Obligations Absolute.  To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e)any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 11.16Waiver of Defenses; Absence of Fiduciary Duties.  (a)  Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b)Each of the Loan Parties agrees that in connection with all aspects of the transactions contemplated hereby or by the other Loan Documents and any communications in connection therewith, the Loan Parties and their respective Affiliates, on the one hand, and each Lender and each Agent, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender or any Agent or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

(c)Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties and Security Providers, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (including the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party or Security Provider except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party or Security Provider, their respective management, stockholders, creditors or any other person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party or any Security Provider, in connection with such transaction or the process leading thereto.

Section 11.17Patriot Act; Beneficial Ownership Regulation Notice.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it may be required to obtain, verify and record information that identifies the Loan Parties and Responsible Officers thereof, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party and Responsible Officers in accordance with the Patriot Act and the Beneficial Ownership Regulation, and each Loan Party agrees to provide such information from time to time to any Lender.

Section 11.18Bank Product Providers.  Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting.  The Administrative Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Secured Hedging Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed the Administrative Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Collateral Agent and the right to share in payments and collections out of the Collateral as more fully set forth in Section 9.01 and in the Security Documents; provided that it is expressly understood and agreed that the Secured Hedging Obligations are subordinated to the indefeasible payment in full in cash of the Obligations under this Agreement and the other Loan Documents.  In addition, each Bank Product Provider, by virtue of entering into a Secured Hedging Agreement, shall be automatically deemed to have agreed that the Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Secured Hedging Obligations and that if reserves are established there is no obligation on the part of the Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, the

Administrative Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to the Administrative Agent as to the amounts that are due and owing to it and such written certification is received by the Administrative Agent a reasonable period of time prior to the making of such distribution.  The Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Permitted Hedging Agreements, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider.  In the absence of an updated certification, the Administrative Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to the Administrative Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  The Borrower may obtain Permitted Hedging Agreements from any Bank Product Provider, although the Borrower is not required to do so.  The Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Permitted Hedging Agreements and that the providing of Permitted Hedging Agreements by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Permitted Hedging Agreement shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

Section 11.19EXCLUDED SWAP OBLIGATIONS.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT, (I) ANY EXCLUDED SWAP OBLIGATIONS SHALL BE EXCLUDED FROM (X) THE DEFINITION OF “SECURED OBLIGATIONS” (OR ANY EQUIVALENT DEFINITION) CONTAINED HEREIN OR IN ANY SECURITY DOCUMENT AND (Y) THE DEFINITION OF “GUARANTEED OBLIGATIONS” (OR ANY EQUIVALENT DEFINITION) IN THE GUARANTEE OR IN ANY OTHER GUARANTEE OF THE GUARANTEED OBLIGATIONS; (II) NO LIEN GRANTED PURSUANT TO ANY SECURITY DOCUMENT SHALL SECURE ANY EXCLUDED SWAP OBLIGATIONS; AND (III) NO EXCLUDED SWAP OBLIGATIONS SHALL BE GUARANTEED PURSUANT TO THE GUARANTEE OR ANY OTHER GUARANTEE OF THE GUARANTEED OBLIGATIONS.

Section 11.20     Flag Jurisdiction Transfer.  In the event that the Borrower desires to implement a Flag Jurisdiction Transfer with respect to a Collateral Vessel, upon receipt of reasonable advance notice thereof from the Borrower, the Collateral Agent shall use commercially reasonably efforts to provide, or (as necessary) procure the provision of, all such reasonable assistance as any Loan Party may request from time to time in relation to (i) the Flag Jurisdiction Transfer, (ii) the related deregistration of the relevant Collateral Vessel from its previous flag jurisdiction and (iii) the release and discharge of the related Security Documents; provided that the relevant Loan Party shall pay all documented out of pocket costs and expenses reasonably incurred by the Collateral Agent in connection with provision of such assistance.  Each Lender hereby consents in connection with any Flag Jurisdiction Transfer and subject to the satisfaction of the requirements thereof to be satisfied by the relevant Loan Party, to (x) deregister such Collateral Vessel from its previous flag jurisdiction and (y) release and hereby direct the Collateral Agent to release the relevant Collateral Vessel Mortgage.  Each Lender hereby directs the Collateral Agent, and the Collateral Agent agrees to execute and deliver or, at the Borrower’s expense, file such documents and perform other actions reasonably necessary to release the relevant Collateral Vessel Mortgages when and as directed pursuant to this Section 11.20.

Section 11.21Judgment Currency(a).  ~~(a)~~  (a)  The Loan Parties’ obligations hereunder and the Loans Parties’ and Security Providers’ obligations under the other Loan Documents to make payments in Dollars (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such Lender under this Agreement or the other Loan Documents.  If for the purpose of obtaining or enforcing judgment against any Loan Party or Security Provider in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)~~(b)~~ If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Loan Party jointly and severally covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c)~~(c)~~ For purposes of determining any rate of exchange for this Section 11.21, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 11.22Waiver of Sovereign Immunity.  Each of the Borrower, the Subsidiary Guarantors, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Loan Party, its Subsidiaries or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States, the Marshall Islands or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Loan Party or any of its Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Loan Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, the Marshall Islands or elsewhere.  Without limiting the generality of the foregoing, each Loan Party further agrees that the waivers set forth in this Section 11.22 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 11.23Acknowledgment and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.24Certain ERISA Matters.  Notwithstanding anything to the contrary in any Loan Document:

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Pension Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, any Commitments or this Agreement;

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, any Commitment and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, any Commitment and this Agreement; or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, any Commitment and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 11.25     Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging, swap or derivative agreements or similar arrangement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)~~(b)~~As used in this Section ~~9.18~~11.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

(~~Signature Pages Follow)~~Rest of Page Intentionally Left Blank)

Exhibit B

Schedules to Amended Credit Agreement

US$500 Million Credit Agreement: Disclosure Schedules

Table of Contents

Schedule 1.01(a)	--	Collateral Vessels
Schedule 1.01(b)	--	Acceptable Third Party Technical Managers
Schedule 1.01(c)	--	Approved Brokers
Schedule 1.01(d)	--	Commercial Managers
Schedule 1.01(e)	--	Subsidiary Guarantors
Schedule 1.01(f)	--	Sustainability Pricing Adjustment Schedule
Schedule 2.09	--	Scheduled Revolving Commitment Reductions
Schedule 3.07(a)	--	Equity Interests
Schedule 3.07(c)	--	Corporate Organizational Chart
Schedule 5.14	--	Earnings Account
Schedule 5.15	--	Post-Closing Matters

Schedule 1.01(a)

Collateral Vessels

#	Vessel Name	Record Owner/ Loan Party	Official Number	Built Date	Jurisdiction of Registration/Flag
1.	Baltic Bear	Baltic Bear Limited	3402	14-May-10	Marshall Islands
2.	Baltic Hornet	Baltic Hornet Limited	5879	29-Oct-14	Marshall Islands
3.	Genco Lion	Baltic Lion Limited	5330	4-Jan-12	Marshall Islands
4.	Baltic Mantis	Baltic Mantis Limited	2314	9-Oct-15	Marshall Islands
5.	Baltic Scorpion	Baltic Scorpion Limited	5968	6-Aug-15	Marshall Islands
6.	Baltic Wasp	Baltic Wasp Limited	5900	2-Jan-15	Marshall Islands
7.	Baltic Wolf	Baltic Wolf Limited	3461	14-Oct-10	Marshall Islands
8.	Genco Aquitaine	Genco Aquitaine Limited	2316	16-Jul-09	Marshall Islands
9.	Genco Ardennes	Genco Ardennes Limited	2544	31-Aug-09	Marshall Islands
10.	Genco Augustus	Genco Augustus Limited	9960	11-Jan-07	Marshall Islands
11.	Genco Auvergne	Genco Auvergne Limited	2570	17-Nov-09	Marshall Islands
12.	Genco Bourgogne	Genco Bourgogne Limited	2572	29-Jan-10	Marshall Islands
13.	Genco Brittany	Genco Brittany Limited	2668	15-Mar-10	Marshall Islands
14.	Genco Claudius	Genco Claudius Limited	3750	4-Jan-10	Marshall Islands
15.	Genco Columbia	Genco Columbia Limited	8144	14-Nov-16	Marshall Islands
16.	Genco Commodus	Genco Commodus Limited	3558	22-Jul-09	Marshall Islands
17.	Genco Constantine	Genco Constantine Limited	21594	21-Feb-08	Liberia
18.	Genco Constellation	Genco Constellation Limited	9131	15-Jan-17	Marshall Islands
19.	Genco Defender	Genco Defender Limited	8128	24-Feb-16	Marshall Islands
20.	Genco Endeavour	Genco Endeavour Limited	8118	6-Feb-15	Marshall Islands
21.	Genco Enterprise	Genco Enterprise Limited	9438	25-Jul-16	Marshall Islands
22.	Genco Freedom	Genco Freedom Limited	6041	9-Mar-15	Marshall Islands
23.	Genco Hadrian	Genco Hadrian Limited	3405	29-Dec-08	Marshall Islands
24.	Genco Hunter	Genco Hunter Limited	2980	26-Sep-07	Marshall Islands
25.	Genco Laddey	Genco Laddey Limited	9751	15-Jan-22	Marshall Islands
26.	Genco Languedoc	Genco Languedoc Limited	2743	25-Mar-10	Marshall Islands
27.	Genco Liberty	Genco Liberty Limited	8129	30-Mar-16	Marshall Islands
28.	Genco London	Genco London Limited	21967	28-Sep-07	Liberia
29.	Genco Madeleine	Genco Madeleine Limited	7722	15-Oct-14	Marshall Islands
30.	Genco Magic	Genco Magic Limited	5594	15-Apr-14	Marshall Islands
31.	Genco Mary	Genco Mary Limited	9752	15-Jan-22	Marshall Islands
32.	Genco Maximus	Genco Maximus Limited	3664	18-Sep-09	Marshall Islands
33.	Genco Mayflower	Genco Mayflower Limited	9130	15-Jan-17	Marshall Islands

34.	Genco Picardy	Genco Picardy Limited	2841	14-Mar-05	Marshall Islands
35.	Genco Predator	Genco Predator Limited	2113	7-Feb-05	Marshall Islands
36.	Genco Pyrenees	Genco Pyrenees Limited	3015	17-Jun-10	Marshall Islands
37.	Genco Ranger	Genco Ranger Limited	6933	14-Jul-16	Marshall Islands
38.	Genco Resolute	Genco Resolute Limited	8119	28-Sep-15	Marshall Islands
39.	Genco Rhone	Genco Rhone Limited	3016	29-Mar-11	Marshall Islands
40.	Genco Tiberius	Genco Tiberius Limited	9961	30-Jan-07	Marshall Islands
41.	Genco Tiger	Baltic Tiger Limited	2313	21-Oct-11	Marshall Islands
42.	Genco Titus	Genco Titus Limited	9964	15-Nov-07	Marshall Islands
43.	Genco Vigilant	Genco Vigilant Limited	6042	6-May-15	Marshall Islands
44.	Genco Warrior	Genco Warrior Limited	2808	5-Jan-05	Marshall Islands
45.	Genco Weatherly	Genco Weatherly Limited	16497	29-Jul-14	Liberia

Schedule 1.01(b)

Acceptable Third Party Technical Managers

1.	Anglo-Eastern Ship Management
2.	Synergy Group
3.	Vships USA LLC
4.	Wallen Ship Management Limited
5.	GS Shipmanagement Pte. Ltd. (and its subsidiary, GS Shipmanagement Private Ltd., as sub-manager)
6.	OSM Maritime Group

Schedule 1.01(c)

Approved Brokers

1.	Fearnleys AS
2.	Clarksons
3.	Braemar ACM
4.	Maersk Broker K/S
5.	Arrow Sale and Purchase (UK) Ltd.
6.	Simpson Spence & Young Shipbrokers Ltd
7.	Vessels Value

Schedule 1.01(d)

Commercial Managers

1.	Clipper Group (Management) Ltd. – Clipper Handy Pool
2.	Clipper Emerald Pool
3.	Clipper Bulkhandling Pool
4.	Lauritzen Bulkers
5.	Navig8 Bulk Pool Inc.
6.	Baumarine AS
7.	Capesize Chartering Limited
8.	Genco Ship Management LLC
9.	Genco Shipping Pte., Ltd.
10.	Genco Shipping A/S

Schedule 1.01(e)

Subsidiary Guarantors

1.	Genco Constantine Limited
2.	Genco Augustus Limited
3.	Baltic Lion Limited
4.	Baltic Tiger Limited
5.	Genco London Limited
6.	Baltic Wolf Limited
7.	Genco Titus Limited
8.	Baltic Bear Limited
9.	Genco Tiberius Limited
10.	Genco Commodus Limited
11.	Genco Hadrian Limited
12.	Genco Maximus Limited
13.	Genco Claudius Limited
14.	Genco Resolute Limited
15.	Genco Endeavour Limited
16.	Genco Liberty Limited
17.	Genco Defender Limited
18.	Baltic Hornet Limited
19.	Baltic Mantis Limited
20.	Baltic Scorpion Limited
21.	Baltic Wasp Limited
22.	Genco Weatherly Limited
23.	Genco Columbia Limited
24.	Genco Vigilant Limited
25.	Genco Freedom Limited
26.	Genco Magic Limited
27.	Genco Hunter Limited
28.	Genco Auvergne Limited
29.	Genco Rhone Limited
30.	Genco Ardennes Limited
31.	Genco Aquitaine Limited
32.	Genco Brittany Limited
33.	Genco Languedoc Limited
34.	Genco Pyrenees Limited
35.	Genco Bourgogne Limited
36.	Genco Warrior Limited
37.	Genco Predator Limited
38.	Genco Picardy Limited
39.	Genco Enterprise Limited

40.	Genco Investments LLC
41.	Baltic Trading Limited
42.	Genco Holdings Limited
43.	Genco Constellation Limited
44.	Genco Mayflower Limited
45.	Genco Madeleine Limited
46.	Genco Mary Limited
47.	Genco Laddey Limited
48.	Genco Ranger Limited

Schedule 1.01(f)

Sustainability Pricing Adjustment Schedule

Upon the delivery of a Sustainability Certificate in accordance with Section 5.01(d), the Applicable Margin shall be adjusted as follows (each, a “Sustainability Pricing Adjustment”):

(a)If the Fleet AER Performance set forth in such Sustainability Certificate delivered in any applicable year exceeds the Fleet Sustainability Performance Target, the Applicable Margin (as it may have been adjusted by any previous Sustainability Pricing Adjustment) shall be increased by 0.05% per annum effective as of the first Business Day immediately following the date the Sustainability Certificate is delivered pursuant to Section 5.01(d);

(b)If the Fleet AER Performance set forth in such Sustainability Certificate delivered in any applicable year is equal to the Fleet Sustainability Performance Target, there shall be no increase or decrease to the Applicable Margin (as it may have been adjusted by any previous Sustainability Pricing Adjustment) effective as of the first Business Day immediately following the date the Sustainability Certificate is delivered pursuant to Section 5.01(d); and

(c)If the Fleet AER Performance set forth in such Sustainability Certificate delivered in any applicable year is less than the Fleet Sustainability Performance Target, the Applicable Margin (as it may have been adjusted by any previous Sustainability Pricing Adjustment) shall be decreased by 0.05% per annum effective as of the first Business Day immediately following the date the Sustainability Certificate is delivered pursuant to Section 5.01(d);

provided that (x) no Sustainability Pricing Adjustment shall result in the Applicable Margin being increased or decreased from the Applicable Margin which would otherwise apply pursuant to the definition thereof without giving effect to any Sustainability Pricing Adjustment by more than 0.05% per annum and (y) if the Borrower fails to provide a Sustainability Certificate, the Sustainability Pricing Adjustment set forth in clause (a) above shall apply as of the first Business Day immediately following the date the Sustainability Certificate would be required to be delivered pursuant to Section 5.01(d).

Notwithstanding the foregoing, the Fleet Sustainability Performance Target and the Fleet AER Performance will be adjusted annually not later than July 31 of each calendar year in which a Sustainability Certificate is delivered pursuant to Section 5.01(d) of the Credit Agreement to reflect the Collateral Vessels owned by the Borrower or any Subsidiary Guarantor during the year which is the subject to of such Sustainability Certificate (whether or not such Collateral Vessel is owned by the Borrower or such Subsidiary Guarantor at the time such Sustainability Certificate is delivered).  Data in connection with a Collateral Vessel which was the subject of a prepayment event under Section 2.10(b)(iv) of the Credit Agreement or which was acquired by the Borrower or a Subsidiary Guarantor and became a Collateral Vessel, in each case, during the calendar year in which a Sustainability Certificate is delivered pursuant to Section 5.01(d) of the Credit Agreement shall be pro-rated based on the number of days such vessel was a Collateral Vessel in accordance with the Credit Agreement for purposes of calculating the Fleet Sustainability Performance Target and the Fleet AER Performance, as applicable.

As used herein:

“Average Efficiency Ratio” means the average efficiency ratio for each Collateral Vessel over the applicable twelve month period ending on 31 December each year.  The Average Efficiency Ratio for each Vessel shall be calculated according to IMO MEPC.278(70) Annex VI – Appendix IX as follows:

, where (a) Ci is the carbon emissions for voyage i computed using the fuel consumption and carbon factor of each type of fuel, (b) DWT is the design deadweight of the vessel, and (c) Di is the distance travelled on voyage i. The Average Efficiency Ratio with respect to any Collateral Vessel is computed for all voyages performed by the Collateral Vessel over a calendar year and set out in a certificate issued by an External Reviewer using the ship fuel oil consumption data submitted by the Borrower to the International Maritime Organization, required to be collected and reported in accordance with IMO MEPC.278(70) Annex VI – Appendix IX and for which such External Reviewer issued a statement of compliance for fuel oil consumption reporting.

“External Reviewer” means either DNV GL or the American Bureau of Shipping.

“Fleet AER Performance” means the simple average (mean) of the actual Average Efficiency Ratio for all Collateral Vessels for the applicable twelve month period ending on 31 December each year, as reported in the Sustainability Certificate addressed to the Administrative Agent and the Sustainability Coordinator and delivered pursuant to Section 5.01(d) of the Credit Agreement, as verified by an External Reviewer.

“Fleet Sustainability Performance Target” shall mean, with respect to any calendar year, the simple average (mean) of the targeted Average Efficiency Ratio of all Collateral Vessels (for the avoidance of doubt, if any Collateral Vessel ceases to be a Collateral Vessel or any Accordion Vessels or Substitution Vessels are mortgaged under the Credit Facility during such calendar year, there shall be an adjustment for the number of  days in a year such vessel was a Collateral Vessel) based on such Collateral Vessel’s Carbon Intensity Indicators (CII) trajectory for such calendar year, determined in accordance with the latest published revision of IMPO MEPC.328(76) (Amendments to MARPOL Annex VI, Regulations 23, 25, and 28) as the same may be amended or revised from time to time. The Fleet Sustainability Performance Target in effect as of the Fourth Amendment Effective Date is set out in the table below:

Testing Year	2023	2024	2025	2026	2027	2028
Fleet Sustainability Performance Target	3.89	3.81	3.73	3.64	TBD	TBD

Schedule 2.09

Revolving Commitment Reductions

REVOLVING LOAN COMMITMENT REDUCTION DATE	REDUCTION AMOUNT
December 31, 2023	$5,205,411.73
March 31, 2024	$14,965,558.71
June 30, 2024	$14,965,558.71
September 30, 2024	$14,965,558.71
December 31, 2024	$14,965,558.71
March 31, 2025	$14,965,558.71
June 30, 2025	$14,965,558.71
September 30, 2025	$14,965,558.71
December 31, 2025	$14,965,558.71
March 31, 2026	$14,965,558.71
June 30, 2026	$14,965,558.71
September 30, 2026	$14,965,558.71
December 31, 2026	$14,965,558.71
March 31, 2027	$14,965,558.71
June 30, 2027	$14,965,558.71
September 30, 2027	$14,965,558.71
December 31, 2027	$14,965,558.71
March 31, 2028	$14,965,558.71
June 30, 2028	$14,965,558.71
September 30, 2028	$14,965,558.71
Revolving Maturity Date	$210,448,972.70

Schedule 3.07(a)

Equity Interests

No.	Company	Jurisdiction	Principal Immediate Owner	Class of Equity Interests	Percentage Ownership
1.	Genco Constantine Limited	Marshall Islands	Genco Holdings Limited	Common Equity Interests	100%
2.	Genco Augustus Limited	Marshall Islands	Genco Holdings Limited	Common Equity Interests	100%
3.	Baltic Lion Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
4.	Baltic Tiger Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
5.	Genco London Limited	Marshall Islands	Genco Holdings Limited	Common Equity Interests	100%
6.	Baltic Wolf Limited	Marshall Islands	Baltic Trading Limited	Common Equity Interests	100%
7.	Genco Titus Limited	Marshall Islands	Genco Holdings Limited	Common Equity Interests	100%
8.	Baltic Bear Limited	Marshall Islands	Baltic Trading Limited	Common Equity Interests	100%
9.	Genco Tiberius Limited	Marshall Islands	Genco Holdings Limited	Common Equity Interests	100%
10..	Genco Commodus Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
11.	Genco Hadrian Limited	Marshall Islands	Genco Holdings Limited	Common Equity Interests	100%
12.	Genco Maximus Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
13.	Genco Claudius Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
14.	Genco Resolute Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
15.	Genco Endeavour Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
16.	Genco Liberty Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
17.	Genco Defender Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
18.	Baltic Hornet Limited	Marshall Islands	Baltic Trading Limited	Common Equity Interests	100%
19.	Baltic Mantis Limited	Marshall Islands	Baltic Trading Limited	Common Equity Interests	100%
20.	Baltic Scorpion Limited	Marshall Islands	Baltic Trading Limited	Common Equity Interests	100%
21.	Baltic Wasp Limited	Marshall Islands	Baltic Trading Limited	Common Equity Interests	100%
22.	Genco Weatherly Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
23.	Genco Columbia Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
24.	Genco Vigilant Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
25.	Genco Freedom Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
26.	Genco Magic Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
27.	Genco Hunter Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
28.	Genco Auvergne Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
29.	Genco Rhone Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
30.	Genco Ardennes Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
31.	Genco Aquitaine Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
32.	Genco Brittany Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%

No.	Company	Jurisdiction	Principal Immediate Owner	Class of Equity Interests	Percentage Ownership
33.	Genco Languedoc Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
34.	Genco Pyrenees Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
35.	Genco Bourgogne Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
36.	Genco Warrior Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
37.	Genco Predator Limited	Marshall Islands	Genco Holdings Limited	Common Equity Interests	100%
38.	Genco Provence Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
39.	Genco Picardy Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
40.	Genco Enterprise Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
41.	Genco Investments LLC	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
42.	Baltic Trading Limited	Marshall Islands	Genco Investments LLC	Common Equity Interests	100%
43.	Genco Holdings Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
44.	Genco Ship Management LLC	Delaware	Genco Shipping & Trading Limited	Common Equity Interests	100%
45.	Genco Shipping Pte. Ltd.	Singapore	Genco Shipping & Trading Limited	Common Equity Interests	100%
46.	Genco Shipping A/S	Denmark	Genco Shipping Pte. Ltd.	Common Equity Interests	100%
47.	Genco Mary Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
48.	Genco Laddey Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
49.	Genco Ranger Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
50.	Genco Mayflower Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
51.	Genco Madeleine Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
52.	Genco Constellation Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%
53.	Genco Reliance Limited	Marshall Islands	Genco Shipping & Trading Limited	Common Equity Interests	100%

Schedule 3.07(c)

Corporate Organizational Chart

[See attached.]

Schedule 5.14

Earnings Accounts

No	Pledgor	Bank	Account Type	Account Number
1	BALTIC BEAR LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	7450913001
2	BALTIC HORNET LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4036673001
3	BALTIC LION LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4033453001
4	BALTIC MANTIS LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4062493002
5	BALTIC SCORPION LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4062313001
6	BALTIC TIGER LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4033373001
7	BALTIC WASP LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4036753001
8	BALTIC WOLF LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	7451413001
9	GENCO AQUITAINE LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4083853001
10	GENCO ARDENNES LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4083933001
11	GENCO AUGUSTUS LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	8926533001
12	GENCO AUVERGNE LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4084013001
13	GENCO BOURGOGNE LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4084193001
14	GENCO BRITTANY LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4084273001
15	GENCO CLAUDIUS LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	8927783001
16	GENCO COMMODUS LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	8927523001
17	GENCO CONSTANTINE	Nordea Bank Abp, New York Branch	Earnings Account	8926793001
18	GENCO ENTERPRISE LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4164533001
19	GENCO FREEDOM LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4158443001
20	GENCO HADRIAN LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	8927453001

21	GENCO HUNTER LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4536623001
22	GENCO LANGUEDOC LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4084353001
23	GENCO LONDON LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	8926873001
24	GENCO MAGIC LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4158693001
25	GENCO MAXIMUS LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	8927603001
26	GENCO PICARDY LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4084763001
27	GENCO PREDATOR LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4536883001
28	GENCO PYRENEES LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4084923001
29	GENCO RHONE LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4085003001
30	GENCO TIBERIUS LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	8926613001
31	GENCO TITUS LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	8927373001
32	GENCO VIGILANT LIMIT	Nordea Bank Abp, New York Branch	Earnings Account	4158513001
33	GENCO WARRIOR LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4536213001
34	GENCO DEFENDER LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4169173001
35	GENCO ENDEAVOUR LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4168833001
36	GENCO WEATHERLY LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4169253001
37	GENCO RESOLUTE LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4168913001
38	GENCO LIBERTY LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4169093001
39	GENCO COLUMBIA LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4169333001
40	GENCO MAYFLOWER LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4168343001
41	GENCO CONSTELLATION LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4168423001
42	GENCO MADELEINE LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4168593001
43	GENCO MARY LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4168673001
44	GENCO LADDEY LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4168753001
45	GENCO RANGER LIMITED	Nordea Bank Abp, New York Branch	Earnings Account	4217843001

Schedule 5.15

Post-Closing Matters

1.

On or before the date that is five (5) Business Days after the Fourth Amendment Effective Date (or such later date as agreed to by the Administrative Agent (in its sole discretion)), the Administrative Agent shall have received:

(a)	an acknowledgement of the Fourth Amendment in form and substance acceptable to the Administrative Agent, duly executed and delivered by Genco Shipping Pte. Ltd.;
(b)	an Assignment of Insurances, duly executed and delivered by Genco Shipping Pte. Ltd. in favor of the Collateral Agent with respect to the New Collateral Vessels (as defined in the Fourth Amendment);
(c)

a certificate of the secretary or assistant secretary of Genco Shipping Pte. Ltd., with appropriate insertions, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of Genco Shipping Pte. Ltd. certified (to the extent applicable) as of a recent date by the Secretary of State (or similar authority) of the state of its incorporation or organization, as the case may be (or, in lieu thereof, a certification that the Organizational Documents attached to the certificates delivered to the Administrative Agent by Genco Shipping Pte. Ltd. in connection with the Closing Date pursuant to Section 4.01(b) of the Existing Credit Agreement remain in full force and effect on the date of such certificate without modification or amendment since Closing Date), (B) true and complete copies of customary resolutions duly adopted by the Board of Directors of Genco Shipping Pte. Ltd. authorizing the execution, delivery and performance of the Fourth Amendment or any other Loan Document or any other document delivered in connection herewith to which such Person is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing the Fourth Amendment or any other Loan Document or any other document delivered in connection therewith and the other Loan Documents on behalf of Genco Shipping Pte. Ltd. (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (b));

(d)

a certificate as to the good standing of Genco Shipping Pte. Ltd.  (in so-called “long-form” if available) as of a recent date and a “bring down” good standing certificate of Genco Shipping Pte. Ltd. (or, in each case, local equivalent thereof) from such Secretary of State (or similar authority); and

(e)

a favorable written opinion from special Singaporean counsel to Genco Shipping Pte. Ltd (which shall be Wong Tang & Molly Lim LLC or another law firm qualified to render an opinion as to Singaporean law reasonably acceptable to the

Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders.

2.

On or before the date that is ten (10) Business Days after the Fourth Amendment Effective Date (or such later date as agreed to by the Administrative Agent (in its sole discretion)), the Administrative Agent shall have received, with respect to Genco Ranger Limited in relation to Genco Ranger:

(a)

certified copies of all technical management agreements and commercial management agreements, if any, and all pooling agreements and charter contracts having a remaining term in excess of six (6) months related to Genco Ranger and any charter contract guarantees in connection therewith; and

(b)

a confirmation of class certificate issued by an Acceptable Classification Society showing Genco Ranger to be free of overdue recommendations issued not more than 10 days prior to the Fourth Amendment Effective Date and certified copies of all ISM Code and ISPS Code documentation for Genco Ranger and its owner or manager, as appropriate, which shall be valid and unexpired.

Exhibit C

Exhibit A to Amended Credit Agreement

EXHIBIT A

[Form of]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Commitments/Loans identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignor[s]:

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

A-1

[and is [a Lender] [an Affiliate of a Lender] [an Approved Fund] of [identify Lender]]5

3.Borrower:Genco Shipping & Trading Limited, a Marshall Islands corporation

4.Administrative Agent:Nordea Bank Abp, New York Branch, as the administrative agent under the Credit Agreement

5.Credit Agreement:Credit Agreement, dated as of August 3, 2021 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or otherwise modified from time to time, the “Credit Agreement”), among Genco Shipping & Trading Limited, a Marshall Islands limited company (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Nordea Bank Abp, New York Branch, as Administrative Agent, Collateral Agent and Security Trustee for the Secured Parties, and the other parties thereto.

6.Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/ Principal Amount of Loans Assigned	Percentage Assigned of Commitment/ Loans[9]
		$	$	%
		$	$	%

[7.     Trade Date:                   ______________]10

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	Select as applicable.
[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

A-2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[11]	Add additional signature blocks as needed.
[12]	Add additional signature blocks as needed.

A-3

Consented to and Accepted:

NORDEA BANK ABP, NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

A-4

ANNEX 1 to Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.Representations and Warranties.

1.1    Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (other than this Assignment and Acceptance), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents (other than this Assignment and Acceptance) or any collateral thereunder, (iii) the financial condition of the Borrower or any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Institution and it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vii) it is not a Defaulting Lender, (viii) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Acceptance an Administrative Questionnaire in the form provided by the Administrative Agent and (ix) attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 2.15 of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

A-5

2.    Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

A-6

Exhibit D

Exhibit B to Amended Credit Agreement

EXHIBIT B

[Form of]

BORROWING REQUEST

Nordea Bank Abp, New York Branch,

as Administrative Agent for the Lenders referred to below

1211 Avenue of the Americas

New York, New York, 10036

Attention: Shipping, Offshore and Oil Services

Telephone: (212) 318-9317

Email: agency.soosid@nordea.com

Re:    Genco Shipping & Trading Limited

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of August 3, 2021 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or otherwise modified from time to time, the “Credit Agreement”), among Genco Shipping & Trading Limited, a Marshall Islands corporation (“Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Nordea Bank Abp, New York Branch, as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders, Nordea Bank Abp, New York Branch, as Collateral Agent and Security Trustee for the Secured Parties, and the other parties thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.  The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and that in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A)	Principal amount of Borrowing:[1]

(B)	Date of Borrowing
(which is a Business Day):

(C)	Interest Period and the last day thereof:[2]

(D)	Funds are requested to be disbursed
to the Borrower’s account with:
Account No.

Attached hereto as Exhibit A are the calculations establishing and evidencing the Borrower’s compliance with the requirements of Sections 4.02(d) and (e) of the Credit Agreement for the proposed Borrowing.

The Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.02(b), and (c) of the Credit Agreement are satisfied as of the date hereof.

[Signature Page Follows]

[1]	Amount to be in integral multiple of $1,000,000 and not less than $5,000,000 or equal to the remaining balance of applicable Commitments.
[2]	One or three months (or such other periods that may be agreed to by all Lenders in writing).

GENCO SHIPPING & TRADING LIMITED, as Borrower

By:
Name:
Title:

C-2

Exhibit E

Exhibit C to Amended Credit Agreement

EXHIBIT C

[Form of]

COMPLIANCE CERTIFICATE

This compliance certificate (this “Certificate”) is delivered to you pursuant to Section 5.01(c) of the Credit Agreement, dated as of August 3, 2021 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or otherwise modified from time to time, the “Credit Agreement”), among Genco Shipping & Trading Limited, a Marshall Islands corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Nordea Bank Abp, New York Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Nordea Bank Abp, New York Branch, as Collateral Agent and Security Trustee for the Secured Parties, and the other parties thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.I am the duly elected, qualified and acting [specify type of Financial Officer] of the Borrower.

2.I have reviewed and am familiar with the contents of this Certificate. I am providing this Certificate solely in my capacity as an officer of the Company.

3.I do hereby certify, as of the date of this Certificate and solely in my capacity as an officer and not in my individual capacity, on behalf of the Borrower that [no Default exists][a Default does exist and is continuing, [specify in reasonable detail the nature and extent of the Default and any corrective action taken or proposed to be taken with respect thereto]].

3.I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and their respective Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).  Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements.

4.Attached hereto as Attachment 2 are the computations showing compliance with the Financial Covenants set forth in Section 6.10 of the Credit Agreement and a calculation of the Applicable Margin.

5. Attached hereto as Attachment 3 is a list of all Collateral Vessels as of the end the most recent [fiscal quarter][fiscal year].

6.Attached hereto as Attachment 4 are the Vessel Appraisals for all Collateral Vessels that are required to have been delivered pursuant to the terms of the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, I execute this Certificate this ____ day of ____________, 20__.

GENCO SHIPPING & TRADING LIMITED
as Borrower

By:
Name:
Title: [Financial Officer]

ATTACHMENT 1

TO

COMPLIANCE CERTIFICATE

Financial Statements

The information described herein is as of [__________________], and pertains to the fiscal [quarter] [year] ended [____________].

ATTACHMENT 2

TO

COMPLIANCE CERTIFICATE

[Set forth in reasonable detail calculation showing compliance with the Financial Covenants]

The calculations described herein are as of __________ __, ____ (the “Computation Date”) and pertains to the period from __________ __, ____ to __________ __, ____ (the “Test Period”)1.

A. Minimum Liquidity
1. Unrestricted Cash and Cash Equivalents	$_______________

2.

Is Item 1 equal to or greater than the greater of (x) $500,000 multiplied by the number of Vessels owned by the Borrower and its Subsidiaries or (y) an amount equal to 5% of the outstanding principal amount of Total Indebtedness of the Borrower and its Subsidiaries?

YES/NO
B. Maximum Leverage Ratio (Consolidated Net Indebtedness to Total Capitalization)
1. As to the Borrower and its Consolidated Subsidiaries, Total Indebtedness[2]	$______________

2.

As to the Borrower and its Consolidated Subsidiaries, all Unrestricted Cash and Cash Equivalents described in clause (A) of the definition of “Unrestricted Cash and Cash Equivalents” for the Test Period

$______________
3. Consolidated Net Indebtedness (Item 1 minus Item 2)[3]	$______________
4. Consolidated Tangible Net Worth: Net Worth (i.e., Equity) of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP minus goodwill	$______________
5. Total Capitalization (Item 1 plus Item 4)	$______________

[1]	Each period of four consecutive fiscal quarters of the Borrower then last ended for which financial statements of the Borrower have been delivered under Section 5.01 of the Credit Agreement.
[2]

To include the principal amount of all Loans under the Credit Agreement plus the outstanding principal amount of any other Indebtedness of the Borrower or any of its Subsidiaries including Indebtedness permitted pursuant to Section 6.01 of the Credit Agreement.

[3]	Contingent Liabilities to the extent not reflected as indebtedness on the Consolidated balance sheet shall be excluded for purposes of determining Consolidated Net Indebtedness.

6. Maximum Leverage Ratio (ratio of Item 3 to Item 5)	[___]:1.00
7. Is the ratio in Item 6 equal to or less than 0.70 to 1.00?	YES/NO

C. Minimum Working Capital[4]
1. Consolidated current assets of the Borrower and its Subsidiaries[5]	$______________
2. Consolidated current liabilities of the Borrower and its Subsidiaries[6]	$______________
3. Item 1 minus Item 2	$______________
4. Is the amount in Item 3 equal to or greater than $0?	YES/NO
D. Collateral Maintenance
1. Aggregate outstanding principal amount of Loans on the Computation Date[7].	$_______________
2. Vessel Appraised Value of the Collateral Vessels[8]	$_______________
3. Fair Market Value of the Additional Collateral	$_______________
4. Item 2 plus Item 3	$_______________
5. Is Item 4 equal to or greater than 140% of Item 1?	YES/NO
E. Total Net Leverage Ratio
1. Consolidated Net Indebtedness (Item B-3 above)	$______________

[4]	to be tested as of the last day of each fiscal quarter in accordance with GAAP.
[5]

to be determined on a consolidated basis in accordance with GAAP, including, so long as the Revolving Maturity Date is at least 12 months after the last day of the applicable Test Period, the undrawn amount of the Revolving Commitment, but excluding Restricted Cash and Cash Equivalents of the Borrower and its Subsidiaries.

[6]	to be determined on a consolidated basis in accordance with GAAP, but excluding the current portion of long-term financial indebtedness of the Borrower and its Subsidiaries.
[7]	For avoidance of doubt, not to include any unutilized Revolving Commitment.
[8]

Vessel Appraisal Value most recently delivered to the Administrative Agent under Section 5.13 of the Credit Agreement, and dated no earlier than 30 days prior to the date on which they are delivered on a quarterly basis.

2. As to the Borrower and its Consolidated Subsidiaries, Consolidated net income for the Test Period[9]	$______________
3. To the extent deducted in calculating such Consolidated Net Income:	$______________

a.

the sum of all interest, premium payments, debt discount, fees, charges and related expenses of such Person and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with a deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP

$______________
b. the provision for Federal, state, local and foreign income Taxes (and similar Taxes to the extent based on income or profits) payable by such Person and its Subsidiaries for such period	$______________

c.

depreciation and amortization expense and extraordinary or non-recurring charges or losses (including without limitation the cumulative effect of changes in GAAP and impairment charges related to long lived assets and goodwill) of such Person and its Subsidiaries which do not represent a cash item in such period or any future period

$______________
d. amortization of expense relating to non-vested awards of Equity Interests	$______________
e. fees, expenses and losses (if any) in connection with the Transaction	$______________
f. any losses relating to sales, transfers or other dispositions of any Vessel for such period	$______________
TOTAL: 3a. through 3f.	$______________
4. To the extent added in calculating Consolidated Net Income:
a. all extraordinary or non-recurring noncash items increasing Consolidated Net Income for such period	$______________

[9]

To exclude, without duplication, (a) the net income of any Subsidiary of the Borrower during such period to the extent that the declaration and/or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than any Loan Document), instrument, Order or other Legal Requirement applicable to that Subsidiary or its equityholders during such period, except that the Borrower’s equity in the net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income; and (b) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any person accrued prior to the date it becomes a Subsidiary of the Borrower or all or substantially all of the property of such person is acquired by the Borrower or any of its Subsidiaries.

b. any extraordinary gains for such period	$______________
c. any gains relating to sales, transfers or other dispositions of any Vessel for such period (which, for the avoidance of doubt, shall not include any charter of any such Vessel)	$______________
TOTAL: 4a. through 4c.	$______________
5. Consolidated EBITDA of the Borrower and its Subsidiaries (Item 2 plus Item 3 minus Item 4)[10]
6. Total Net Leverage Ratio (ratio of Item 1 to Item 5)	[___]:1.00
7. Applicable Margin	[___]%

[10]

Unless otherwise agreed to by the Administrative Agent, for purposes of this definition of “Consolidated EBITDA,” “non-recurring” means any expense, loss or gain as of any date that (x) did not occur in the ordinary course of the Borrower or its Subsidiaries’ business; (y) is of a nature and type that has not occurred in the prior two years and is not reasonably expected to recur in the future; and (z) any fees, expenses or charges related to any equity offering, investment or Financial Indebtedness or amendments thereto permitted by this Agreement, whether or not consummated.

ATTACHMENT 3

TO

COMPLIANCE CERTIFICATE

1.	Collateral Vessels:

ATTACHMENT 4

TO

COMPLIANCE CERTIFICATE

[Vessel Appraisals to be attached]

Exhibit A

Insert calculations evidencing compliance with Sections 4.02(d) and (e) of the Credit Agreement

C-1

Exhibit F

Exhibit E to Amended Credit Agreement

D-1

EXHIBIT E

[Form of]

INTEREST ELECTION REQUEST

[Date]

Nordea Bank Abp, New York Branch, as Administrative Agent for the Lenders referred to below

1211 Avenue of the Americas

New York, New York 10036

Attention: Shipping, Offshore and Oil Services

Telephone: (212) 318-9317

Email: agency.soosid@nordea.com

Re:     Genco Shipping & Trading Limited

Ladies and Gentlemen:

Pursuant to Section 2.08 of that certain Credit Agreement, dated as of August 3, 2021 (as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement), among Genco Shipping & Trading Limited, a Marshall Islands corporation (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Nordea Bank Abp, New York Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, Nordea Bank Abp, New York Branch, as Collateral Agent and Security Trustee for the Secured Parties, and the other parties thereto, the Borrower hereby gives the Administrative Agent notice that the Borrower hereby requests:

(i)	Applicable Borrowing:

Revolving Borrowing in presently outstanding amount equal to $[___________] in with Interest Period of [_____] month[s].

(ii)	Effective Date of the Election[1]: [________________]
(iii)	New Interest Period for the Borrowing[s] identified in (i):

[______] month[s]2 for Revolving Borrowing in an amount equal to $[___________]; and

[______] month[s]3 for Revolving Borrowing in an amount equal to $[___________]]4

[Signature Page Follows]

[1]	To be a Business Day.
[2]	To be one or three months (or such other interest period which may be agreed by Lenders).
[3]	To be one or three months (or such other interest period which may be agreed by Lenders).
[4]	If different Interest Period is being elected with different portions of the applicable Borrowing, insert Interest Periods for each portion of the applicable Borrowing.

E-1

Very truly yours,

GENCO SHIPPING & TRADING LIMITED, as Borrower

By
Name:
Title:

E-2

Exhibit G

New Collateral Vessels

#	Vessel Name	Record Owner/ Loan Party	Official Number	Built Date	Jurisdiction of Registration/Flag
1.	Genco Constellation	Genco Constellation Limited	9131	15-Jan-17	Marshall Islands
2.	Genco Mayflower	Genco Mayflower Limited	9130	15-Jan-17	Marshall Islands
3.	Genco Madeleine	Genco Madeleine Limited	7722	15-Oct-14	Marshall Islands
4.	Genco Mary	Genco Mary Limited	9752	15-Jan-22	Marshall Islands
5.	Genco Laddey	Genco Laddey Limited	9751	15-Jan-22	Marshall Islands
6.	Genco Ranger	Genco Ranger Limited	6933	14-Jul-16	Marshall Islands